 As filed with the Securities and Exchange Commission on October 12, 1999
                                                     Registration No. 333-83443
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT No. 4
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               NETCENTIVES INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                ---------------

            Delaware                             7389                            93-1213291
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)           Identification Number)

                               690 Fifth Street
                            San Francisco, CA 94107
                                (415) 538-1888
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                ---------------
                                West Shell, III
                     Chairman and Chief Executive Officer
                               Netcentives Inc.
                               690 Fifth Street
                            San Francisco, CA 94107
                                (415) 538-1888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  Copies to:

                 Craig W. Johnson                                  Mark A. Bertelsen
                 Elias J. Blawie                                     Jose F. Macias
                 Sanjay K. Khare                                       Betsey Sue
                 Matthew Oshinsky                                  Melissa V. Hollatz
                VENTURE LAW GROUP                           WILSON SONSINI GOODRICH & ROSATI
            A Professional Corporation                          Professional Corporation
               2800 Sand Hill Road                                 650 Page Mill Road
               Menlo Park, CA 94025                               Palo Alto, CA 94304
                  (650) 854-4488                                     (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 12, 1999

                                6,000,000 Shares

                              [LOGO APPEARS HERE]


                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "NCNT."

  The underwriters have an option to purchase a maximum of 900,000 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 5.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions    Netcentives
                                            -------------- -------------- --------------
Per Share..................................     $              $              $
Total......................................  $              $              $

  Delivery of the shares of common stock will be made on or about       , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                    Hambrecht & Quist

                                                      Thomas Weisel Partners LLC

                  The date of this prospectus is       , 1999

                              [INSIDE FRONT COVER]

                           [Circular diagram entitled
                                The Netcentives
                           Loyalty Model showing the
                              three elements of a
                                loyalty system]

Title: The Netcentives Loyalty Model

Graphic: An elliptical set of arrows connecting three numbered circles representing the elements of a loyalty system.

Labels: 1: Recognize--Our loyalty programs identify and recognize prospects, customers and employees and then acknowledge then for their purchase behavior or superior performance.

        2: Reward--Our system then rewards customers and employees with the right reward at the right time.

        3: Respond-In turn, customers respond by repeat purchase and employees respond with increased productivity.

                                   [GATEFOLD]

                           [Circular Diagram Showing
                          the Operation of Netcentives
                          Loyalty Programs, including
                             Logos of ClickRewards
                             Merchants and Rewards
                                   Suppliers]

Title: The Netcentives Loyalty Platform

Graphic: An elliptical set of arrows connection icons representing transactions, rewards, tracking, redemption and the Netcentives products.

Labels: Transaction--Consumer performs an action -- buys a book, for example -- at an online merchant. Employee performs a task well -- meets a sales quota for example -- at work. Each transaction is performed or recorded online with Netcentives RewardBroker Software.

        Reward--Then, the online shopper or employee is automatically rewarded with miles, points, or other custom currency.

        Tracking--Next, secure tracking of rewards is performed through Netcentives' Online systems; personal account statements can be checked online and are also sent to customers and employees through their e-mail.

        Redemption--In turn, customers and employees electronically redeem -- through Netcentives -- their currency for frequent flyer miles, merchandise, or other incentives. And the process starts all over again.

        ClickRewards

        Custom Loyalty Networks

        Enterprise Incentive Solutions

Logos:

Representative ClickRewards Merchants based on: time in network, type of promotions, and number of ClickMiles purchased barnesandnoble.com, macys.com, OfficeMax.com, CDNOW, E*TRADE, eBags, Cooking.com, planetRx, enutrition, Cooking.com, ShopSports. com

Representative ClickRewards Suppliers British Airways, Delta Airlines, Northwest Airlines, TWA, United Airlines, American Airlines, US Airways, Continental, shop.the.globe.com, barnesandnoble.com, CDNOW

Screen shot of the ClickRewards Web page.
Caption: ClickRewards develops direct marketing, promotion, and loyalty programs for ecommerce merchants.

Screen shot of the Cisco ClickRewards Program Web page.
Caption: Enterprise Incentive Solutions creates loyalty programs for employees, resellers, and partners for such companies as Adacution, Cisco Systems, EventSource, and Exceptional People. Revenues from these programs through 6/30/99 were not material.

Screen shot of the LookSmart RewardPoints Web page.
Caption: Custom Loyalty Networks produces loyalty networks for the GO Network, LookSmart, and Lycos. Revenues from these programs through 6/30/99 were not material.

                                [Screen Shots of
                              Sample ClickRewards,
                              Enterprise Incentive
                              Solutions and Custom
                                Loyalty Network
                                implementations]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  32

                                                                            Page
                                                                            ----
Management.................................................................  47
Related Party Transactions.................................................  58
Principal Stockholders.....................................................  60
Description of Capital Stock...............................................  62
Shares Eligible for Future Sale............................................  64
Underwriting...............................................................  66
Notice to Canadian Residents...............................................  69
Legal Matters..............................................................  70
Experts....................................................................  70
Where You Can Find More Information........................................  70
Index to Consolidated Financial Statements................................. F-1

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

  Until          , 1999 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                                Netcentives Inc.

Our Business

  Netcentives believes that it is a leading provider of Internet loyalty, direct marketing and promotion products and services used to drive consumer behavior. Netcentives' flagship program, the ClickRewards Network, is a powerful online promotion and loyalty program that allows e-commerce sites to reward consumers with ClickMiles, a digital promotion currency, for making online purchases. The ClickRewards Network was launched in March 1998, and as of September 23, 1999, included over 2.0 million members who have earned, in the aggregate, over 310 million ClickMiles. Members include those who have either earned ClickMiles from participating merchants, enrolled in the ClickRewards program at our Web site or a third party Web site, participated in a sweepstakes in which ClickMiles are a prize, or joined the ClickRewards Network in any of the ways we regularly develop. The ClickRewards Network includes e-commerce companies from a broad range of industries. These e-commerce companies purchase ClickMiles from us and award them to consumers in order to convert browsers to buyers, increase average purchase size, drive repeat purchases and build loyalty to their sites. Representative companies in the ClickRewards Network include large, established Web sites who have been a part of the ClickRewards Network for an extended period of time and are ranked by Media Metrix as being among the top 500 advertising supported Web sites, such as barnesandnoble.com, E*TRADE, macys.com and OfficeMax.com, as well as smaller, newer Web sites who have joined the ClickRewards Network more recently, such as Cooking.com, eBags, eNutrition, PlanetRx and ShopSports. Our technology allows consumers to earn rewards currency at the point of purchase on sites throughout the Web and to track and manage them in their own personal account at a central Web site.

  As of June 30, 1999, we had derived substantially all of our revenues from the ClickRewards Network and our technical consulting services. Utilizing the technology platform we have developed for the ClickRewards Network and our expertise with promotional products and services, we have expanded our product offerings to provide Custom Loyalty Networks. Custom Loyalty Networks are promotional programs for portals, companies with major brands and other Web sites with substantial membership that use a customized currency. The currency and network are branded with our customer's identity. We launched our first Custom Loyalty Network for Looksmart in July 1999 and have signed contracts to develop Loyalty Networks for the GO Network and Lycos that we expect to launch in the fourth quarter of 1999. We have also launched Enterprise Incentive Solutions programs with four corporate customers. These are programs through which corporations use ClickMiles to motivate and reward employees, partners and stakeholders. We have also begun to offer a broad array of complementary services to our ClickRewards merchants and Custom Loyalty and Enterprise Incentive customers. In addition to the technical consulting and development services we have historically offered through our Netcentives Professional Services organization, we have also begun to offer marketing, consulting, on-line advertising and sponsorship, joint marketing programs and e-mail direct marketing.

  We have exclusive agreements with eight major airlines for the use of their frequent flyer miles in points-based Internet promotions networks. These relationships allow consumers to redeem ClickMiles one-for-one for frequent flyer miles from American Airlines, British Airways (USA), Continental Airlines, Delta Air Lines, Northwest Airlines, TWA, United Airlines and US Airways. These exclusive agreements give our ClickRewards merchants the ability to attract and retain online shoppers using a compelling, relevant and differentiated rewards currency. They also give our merchants access to frequent flyer program members, a set of consumers that we believe has a demographic profile closely aligned with that of online consumers. According to Jupiter Communications, 41% of online consumers are also members of frequent flyer programs.

In addition to frequent flyer miles, ClickRewards and our other programs offer redemption options such as merchandise and other travel awards.

  In order to drive purchases at the merchant Web sites participating in the ClickRewards Network and to make our products more valuable to them, we actively recruit a consumer membership base for ClickRewards. Consumers participating in our ClickRewards and Custom Loyalty Networks can learn about offers and track and redeem their loyalty currencies at a centralized Web site for each network. In addition, for ClickRewards merchants and our Custom Loyalty Network customers we offer a variety of direct marketing services. These services include collecting information about consumers and their purchasing behavior, offering e-mail direct marketing using this information and managing merchant promotions.

Risks

  Our business is subject to risks. In particular, we have incurred losses since our inception, including losses of $14.1 million in 1998 and $16.1 million for the first six months of 1999. Our accumulated deficit as of June 30, 1999 was $34.7 million, and we expect to continue to incur losses for the foreseeable future. Furthermore, we have a limited operating history and limited revenues from operations, and we operate in a highly competitive market. These risks, as well as others that are important to our business, are detailed in the Risk Factors section beginning on page 5.

                                ----------------

  All information in this prospectus assumes:

  .  no exercise of the underwriters' over-allotment option;

  . the exercise of outstanding warrants to purchase 46,891 shares of Series B preferred stock which expire upon the closing of this offering;

  . the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 20,569,126 shares of common stock upon completion of this offering; and

  . the filing of our Amended and Restated Certificate of Incorporation, authorizing a class of 5,000,000 shares of undesignated preferred stock upon completion of this offering.

                                ----------------

  Netcentives, ClickRewards, ClickMiles, Custom Loyalty Networks, Enterprise Incentive Solutions, RewardBroker, Secure Value Transfer Protocol, SecureRewards Architecture, the Netcentives logo and the ClickRewards logo are trademarks of Netcentives. This prospectus also contains brand names, trademarks, or service marks of companies other than Netcentives, which are the property of their respective holders.

                                 This Offering

 Common Stock offered........................ 6,000,000 shares
 Common Stock to be outstanding after this
  offering................................... 31,793,417 shares
 Use of proceeds............................. For general corporate purposes, including working capital
 Proposed Nasdaq National Market symbol...... NCNT

  The information in the above table excludes:

  . 4,816,475 shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.05 per share as of June 30, 1999;

  . 615,448 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.13 per share as of June 30, 1999; and

  . an aggregate of 2,318,014 shares available for future issuance under our employee benefit plans as of June 30, 1999.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                             Inception      Years Ended      Six Months Ended
                          (June 21, 1996)   December 31,         June 30,
                          to December 31, -----------------  -----------------
                               1996        1997      1998     1998      1999
                          --------------- -------  --------  -------  --------
Consolidated Statements
 of Operations Data:
  Total revenues.........        --       $     9  $    647  $   127  $  3,021
  Loss from operations...     $ (273)      (4,265)  (14,408)  (5,205)  (16,596)
  Net loss...............       (266)      (4,180)  (14,111)  (5,131)  (16,149)
  Basic and diluted net
   loss per share........     $(0.97)     $ (5.70) $  (8.58) $ (3.68) $  (5.10)
  Shares used to compute
   basic and diluted
   net loss per share....        273          734     1,644    1,396     3,167

                                                                June 30, 1999
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheets Data:
  Cash and equivalents...................................... $36,152   $96,332
  Working capital...........................................  27,635    87,815
  Deferred revenues--product and services...................   4,311     4,311
  Long-term obligations.....................................     973       973
  Total stockholders' equity................................  35,300    95,527

  See Note 8 to our Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute the loss per share amounts.

  The pro forma as adjusted information in the above table is adjusted to reflect the sale of 6,000,000 shares of common stock offered by Netcentives at an assumed public offering price of $11.00 per share after deduction of the estimated underwriting discounts and commissions and estimated offering expenses.

  Netcentives was incorporated in California in June 1996 and reincorporated into Delaware in August 1999. Our principal executive offices are located at 690 Fifth Street, San Francisco, California 94107, and our telephone number is
(415) 538-1888.

                                  RISK FACTORS

  You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus, including the discussion set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations and Business, as well as our consolidated financial statements and the related notes.

Business and Financial Risks

  We have a history of losses and expect increasing future losses.

  We incurred losses of $266,000 in 1996, $4.2 million in 1997, $14.1 million in 1998 and $16.1 million in the first six months of 1999. Our net loss was 46,444%, 2,181% and 535% of our revenues for the periods ended December 31, 1997 and 1998 and June 30, 1999, respectively. As of June 30, 1999 we had an accumulated deficit of $34.7 million. We currently expect that we will continue to incur losses for the foreseeable future and that the magnitude of these losses will increase substantially. We cannot assure you of when or if we will become profitable. We believe that our ability to become profitable will be based on a number of factors, including the other risk factors listed in this section.

  Because we have a limited operating history, it is difficult to evaluate our business and prospects.

  We were incorporated in June 1996 and launched our first product in March 1998. Therefore, we have a limited operating history on which you can base an investment decision. Furthermore, the Internet promotion and direct marketing industry is a new industry. As such, our business is subject to certain challenges that a more mature company or a company operating in a more mature industry may not face, such as:

  . we have an unproven business model;
  . members may not redeem ClickMiles or our custom loyalty currencies in regular patterns;
  . redemptions may exceed our available cash resources and cause fluctuations in our operating results;
  . we are dependent upon the expansion of the Internet and the growth of e-
    commerce;
  . we expect competition to intensify as new competitors emerge and existing competitors offer new products and services;
  . we may be unsuccessful in establishing or maintaining our brand;
  . we depend on the promotional efforts of our merchants and other third parties; and
  . our sales cycles are unpredictable and may result in quarterly fluctuations in our operating results which could lower our stock price.

  If the market for e-commerce fails to grow, our revenues will not grow.

  Our success will depend in large part on the continued growth in the use of the Internet for commerce. We do not have direct control over the expansion of e-commerce, and to the extent that the market for e-commerce does not increase, our customer base and revenues will not grow.

  In addition, critical and unresolved issues concerning the commercial use of the Internet may affect the development of the market for our products and services, including:

  . the ability of consumers, sellers and other intermediaries to conduct e-
    commerce on a secure basis;
  . the reliability of the Internet for e-commerce, including the regular availability of e-commerce sites;
  . the availability of low-cost access to the Internet for consumers; and . availability of sufficient telecommunications bandwidth to consumers to enhance their ability to interact in the e-commerce shopping process.

  If our supplier relationships become non-exclusive or are terminated, our competitive position will be harmed.

  We believe that our relationships with major airlines and their frequent flyer programs are a source of competitive advantage, particularly to the extent that they remain exclusive in the area of points-based Internet promotions networks. While we believe that we have established a broad scope of exclusivity within our agreements with airlines, our competitors could circumvent the terms of these agreements. Furthermore, in some cases, airlines may terminate the exclusivity provisions contained in these agreements following notice periods ranging from 45 to 90 days. If the ClickRewards Network ceases to be the sole points-based Internet promotions network provider of frequent flyer miles for multiple airlines, our business would be harmed. Additionally, some of our airline agreements may be terminated in their entirety following notice periods ranging from 90 to 180 days without any termination fee. To the extent that the ClickRewards program can no longer offer frequent flyer miles from one or more of our current rewards suppliers, our business would be harmed.

   If our merchants terminate their relationships with us, our competitive position and financial results may suffer.

  Our merchants may generally terminate their relationships with us on 30 days prior notice if changes we implement to the ClickRewards Network materially impact the merchant's ability to participate in the program. Any termination of merchant relationships could harm our business and financial results either directly through the loss of revenues we generate through these merchants or, more generally, through a perception of decreased value by our members or other merchants participating in the ClickRewards Network.

   We are subject to intense competition, and we expect to face increased competition in the future.

  As a provider of loyalty, direct marketing and promotion products and services, we generally compete with advertising and other promotional programs for a portion of a customer's total marketing budget. In addition, within the promotions market, we compete with a variety of businesses in connection with each of our three programs. We believe that the Internet loyalty, direct marketing and promotion product and services industry includes over 45 companies. For the ClickRewards Network our primary competition can be categorized as follows:

  . loyalty programs operated by and/or for portals and other large e-
    commerce sites, such as AOL Rewards;
  . Custom Loyalty Networks we operate on behalf of third parties; and . stand-alone loyalty programs and promotional tools developed by and/or for e-commerce sites, such as Autobytel.com Mobalist Rewards, CDnow Fast Forward Rewards, CBS SportsLine Rewards, Cybergold and MyPoints.com.

  We believe that we face substantial obstacles competing against internally developed products created by our existing and potential customers. Additionally, Custom Loyalty Networks that we develop for third parties may compete directly with the ClickRewards Network for merchants and members in electronic commerce.

  Our Enterprise Incentive Solutions products and services compete with existing, offline incentive products provided by parties such as Maritz Marketing Research, Carlson Marketing Group, Loyalty Group, a division of Alliance Data Systems and BI Performance Services. Our Custom Loyalty Network and Enterprise Incentive Solution products and services also compete with products offered by third parties, such as MyPoints.com.

  For each of our programs, we expect competition to intensify as more competitors enter our market. We believe that such future competition could come from newly formed companies and, more importantly, from traditional offline promotions and loyalty companies such as Carlson Marketing Group, Brierley & Partners and Signature Group, a division of GE Capital. In order to compete in our market, companies will need to develop the necessary Internet-based technology infrastructure, enter into relationships with key suppliers and obtain access to appropriate business processes. We believe that large offline promotions and loyalty companies have the necessary resources and expertise to do so. While we currently have contractual relationships with many rewards suppliers, such as airline frequent flyer programs, any of these suppliers could themselves enter our markets and provide us with substantial competition.

   Many of our potential competitors have greater resources than we do, which may impair our ability to compete.

  Many of our potential competitors, and in particular offline promotions companies and offline rewards programs, have longer operating histories, stronger brand names and significantly greater financial, technical, marketing and other resources than we do. In addition, these companies may have existing relationships with our potential customers and may be able to respond to changes in market dynamics and technology faster than we can. We cannot assure you that we will be able to compete successfully against any potential competitors. If we are unable to compete successfully against any potential competitors, our business would suffer.

  Because our business model is unproven, we cannot assure you that our revenue will grow or that we will become profitable.

  Our business model depends upon our ability to leverage and to expand our network of ClickRewards Network merchants, Custom Loyalty Network customers, Enterprise Incentive Solutions customers, rewards suppliers and members to generate multiple revenue streams. The potential profitability of this business model is unproven, and to be successful we must, among other things, develop and market additional products and services to existing customers effectively. Finally, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model for certain or all of our customers, in which case our financial results could be harmed. Our business model may not be successful and we may not sustain revenue growth or achieve or sustain profitability.

  Recent changes to our ClickMiles terms and conditions for our merchants may cause revenues to decline.

  We recently changed the terms and conditions on which our merchants can purchase ClickMiles. Beginning in the third quarter of 1999, new merchants are required to purchase a minimum of 450,000 ClickMiles. On an ongoing basis, each merchant is required to purchase ClickMiles in quantities equal to its expected monthly usage and to maintain a minimum balance generally equal to its expected bi-weekly usage. We determine each merchant's expected usage based on past trends and forecasted requirements in active promotions. These ClickMiles are non-refundable and expire if not awarded by the merchant within a six-month period. Since these changes were recently implemented, we have not observed any material impact on our business; however, we cannot provide any assurances that our current participating customers will accept these policies and remain in our programs or that we will be able to attract new customers to our programs. Moreover, we cannot provide any assurances that we will not have to change our pricing policies again in the future to retain and attract new customers.

  Consumers may not redeem loyalty currencies in regular patterns. If redemptions are higher than we anticipate, our available cash resources could be depleted and our operating results could fluctuate.

  A significant element of our business model is based on the effective management of the potential financial liabilities associated with our points-based loyalty products. We typically receive cash from a merchant for a given ClickMile months before the consumer earns and subsequently redeems the ClickMile. However, we typically do not pay for the redemption reward until the consumer redeems the ClickMile. Therefore, we do not control when we will incur this cash expenditure. As a result, over time, as the number of ClickMiles or custom currency points in circulation increases, we will have increasing liabilities for the potential eventual redemption of these points, and consequently we will need to maintain adequate cash balances for any such future redemptions. Because we have very limited historical data with respect to our members' redemption behavior, we cannot assure you that members will redeem their points in predictable patterns. If redemption requests are inconsistent with our expectations or exceed our available cash resources, our financial condition could be harmed. We do not currently have unused and available credit facilities or similar sources of external financing. Therefore, if we do not maintain adequate cash reserves we will be obligated to raise additional funds. In addition, because we recognize a portion of our revenues upon redemption by the consumer, unexpected redemptions could cause fluctuations in our operating results and cause our stock price to fluctuate.

  If the market for Internet-based promotion and direct marketing products and services does not evolve as we anticipate, our business will be harmed.

  The market for Internet-based promotion and direct marketing products and services has only recently developed and is rapidly changing. As is typical for a new and rapidly evolving industry, demand and market acceptance is uncertain, and few proven offerings exist. Moreover, since the market for our promotion products and services is new and evolving, it is difficult to predict the size of this market or its future growth rate, if any. We cannot assure you that a sufficient volume of merchants will accept online loyalty programs and promotions as a consumer attraction and retention device. If the market for Internet-based promotion and direct marketing fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if our products fail to achieve market acceptance, our business would be harmed.

  If factors outside of our control, or our member policies, cause ClickMiles or frequent flyer miles to become less valuable, we may lose merchants and members.

  We have based the ClickRewards Network, in part, on the assumption that frequent flyer miles of major airlines and similar rewards from other suppliers have a high perceived value for e-commerce shoppers. Furthermore, we have established ClickMiles as being redeemable one-for-one for the frequent flyer miles of several major airlines. To the extent that the airlines who provide us with frequent flyer miles reduce the value of such miles by increasing the number of miles required to achieve free travel, or by reducing the number of seats available for free travel, the perceived value of ClickMiles to consumers and, consequently, to merchants would be correspondingly reduced, which could harm our business. We have no control over the policies of these airlines. In addition, while we believe that e-commerce Web sites and shoppers currently have a high perceived value for frequent flyer miles and the other awards that we offer, if our belief is false, or if the perceptions of consumers shift over time, our business could be adversely affected. Finally, to the extent that we change the terms on which we offer or redeem ClickMiles, this may result in dissatisfaction with the ClickRewards Network or in lawsuits, either of which would harm our business or result in management distraction. For example, we have recently added an expiration provision to our ClickMiles rewards currency, such that consumers must redeem ClickMiles within 24 to 36 months of their award. We cannot assure you that this or other changes to our ClickRewards policies will not result in member or merchant dissatisfaction with, or reduced acceptance of, our products and services.

  We depend on the ClickRewards Network and Netcentives Professional Services for most of our revenue; if we cannot develop revenues from new products, our financial results will be harmed.

  Substantially all of our revenues to date have come from the ClickRewards Network and Netcentives Professional Services. Until we are able to develop revenues from additional products, any reduction in revenues from ClickRewards or any material unanticipated change in professional service-related revenues would harm our results of operations. While we hope that our Custom Loyalty Networks and Enterprise Incentive Solutions programs will account for a significant portion of our future revenues, we have had only limited experience with these programs. Therefore, we cannot assure you that we will be successful in establishing these products as sources of revenue or profitability, or that these are the appropriate programs on which we should be focusing our efforts. For the six months ended June 30, 1999, technical consulting services and currency related revenues were 79% and 21% of total revenues, respectively.

  If we do not successfully establish or maintain our brands, our results of operations will suffer.

  We believe that establishing and maintaining the Netcentives and ClickRewards brands are critical aspects of our efforts to attract, retain and expand our merchant and member base and traffic, and to increase ClickMiles revenues. As a result, we incurred $3.7 million and $3.5 million in advertising expenses for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. We also believe that the importance of brand recognition will increase as the number of Internet marketing and promotions companies increases. In order to attract and retain merchants and members, we continue to increase our financial commitment to creating and maintaining brand loyalty. We are doing this using Internet-specific means, as well as more traditional means, such as media advertising campaigns via print, radio and billboards. If we do not generate a corresponding increase in revenues as a result of our branding efforts or otherwise fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand, our results of operations will suffer.

  If our merchants fail to promote the ClickRewards Network effectively, our revenues could suffer.

  Our business model is substantially dependent upon the promotional efforts of our merchants. For example, if our merchants do not prominently display ClickRewards offers or do not work with us to create promotional offers that are attractive and understandable to consumers, their ClickRewards promotions may not be successful, and as a result, we may not be successful. We cannot assure you that our merchants will continue to allocate sufficient technical resources and promotional budgets and efforts to make their ClickRewards promotions successful. If our merchants' promotional programs are not successful, our revenues could suffer.

  Any delays in our normally lengthy sales cycles could result in significant fluctuations in our operating results.

  The typical cycle to attract a new merchant to the ClickRewards Network is between three to six months and the cycle for attracting Custom Loyalty Network customers extends up to one year. Our sales are also unpredictable and involve significant strategic marketing decisions by prospective customers. Our sales process often requires us to educate potential customers about the uses and benefits of our products and services and promotion tools more generally. In particular, our Custom Loyalty Networks require customers to reconsider their business in fundamental ways and often involve large financial commitments. Finally, our prospective customers typically do not have personnel dedicated to the implementation of promotion products such as ours either at a technical or operational level. As a result, our customers typically spend substantial time before purchasing our programs in performing internal reviews and obtaining corporate approvals. We cannot be certain that this cycle will not lengthen in the future. Any delay in sales of our programs could cause our operating results to be significantly impaired.

  Our future revenues are unpredictable, and our quarterly financial results may fluctuate significantly.

  We expect that our revenues will vary substantially from quarter to quarter as a result of a variety of factors outside of our control. For example, because the majority of our products and services are related to e-commerce, we expect that ClickRewards merchants and Custom Loyalty Network customers will award more ClickMiles and custom loyalty currencies during the holiday shopping season. Similarly, at any given time, a limited number of customers conducting particularly large issuance or redemption promotions may account for a large fraction of our revenues. We will recognize the associated product and service revenues from these transactions over a period of up to 36 months. To the extent a large promotion ends or begins, or to the extent we begin or end recognizing revenue associated with the holiday season in a given quarter, our results for that quarter could be disproportionately affected. In addition we expect other factors outside of our control to affect our quarterly results, such as:

  . fluctuations in the growth rate of e-commerce;
  . changes in currency redemption and expiration patterns; and . the concentration of our Custom Loyalty and Enterprise Incentive products and services among a limited number of customers.

  Salaries, wages, and facilities-related expenses, which are relatively fixed in the short term, comprised 34% of our total operating costs and expenses in the three months ended June 30, 1999. We expect such costs to continue to be a significant percentage of total expenses in future periods. In addition, other expenses, such as advertising and promotion, are incurred in advance of the associated expected revenues. As a result, fluctuations in revenues may have a disproportionate effect on our quarterly results of operations and consequently our stock price.

  We do not currently have any unused credit or other external financing facilities. If we are unable to raise additional capital, our business and financial condition would suffer.

  Since our inception, we have experienced negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations for the foreseeable future. We believe that our current capital resources prior to this offering, will be sufficient to meet our anticipated cash requirements for at least the next twelve months. After that time, we may be required to raise additional capital, and there can be no assurance that we will be able to raise these funds on reasonable terms, or at all. If we are unable to raise additional capital on reasonable terms, our current stockholders could suffer substantial dilution. In addition, we may be unable to pursue our current strategy, respond to competitive pressures or otherwise conduct our business in the manner in which we would like. Any of these events would harm our business and financial condition.

  If we are unable to recover the amounts relating to intangible assets that we have recorded, our financial results would be harmed.

  We recorded a $3.5 million asset relating to the value of consulting relationships acquired in connection with our acquisition of Panttaja Consulting Group, Inc. We are amortizing this amount over the two-year period beginning in December 1998, and our June 30, 1999 balance sheet includes $2.6 million relating to this intangible asset. We cannot assure you that the business associated with those relationships will not deteriorate or that this business will not be terminated. If this business or these relationships are terminated, we would be forced to write down the value of this intangible asset, which would harm our financial results.

  You will experience immediate and substantial dilution.

  If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. In particular, based on an assumed initial public offering price of $11.00 per share, you will suffer immediate dilution of $8.08 per share. This dilution is largely because our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase common stock.

  We do not intend to pay dividends.

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore do not expect to pay any cash dividends in the foreseeable future.

Technical Risks

  If our systems do not prevent fraudulent transactions, our business and financial condition could suffer.

  Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. If a third party is able to conduct fraudulent transactions on our servers or tamper with transactions that occur between our servers and our suppliers, members or merchants, we could be financially liable for such transactions. In addition, our reputation and business could suffer.

  Our network infrastructure may be compromised or damaged, which could harm our business and financial condition.

  We utilize the services of Exodus Communications to host our production servers and provide us with telecommunications links. The successful delivery of our services is substantially dependent on our ability and the ability of Exodus to protect our server and network infrastructure against damage from:

  . human error;
  . fire;
  . flood;

  . power loss;
  . telecommunications failure;
  . on-line or physical sabotage; and
  . intentional acts of vandalism.

  In addition, our primary server and network infrastructure is located in a single location in Northern California, an area susceptible to earthquakes, which could cause system outages or failures if one should occur. Although we have redundant systems for our server and network infrastructure, they are all located at a single site. Despite precautions taken by Exodus and us, the occurrence of other natural disasters or other unanticipated problems at our respective facilities could result in interruption in the services we provide or significant damage to our server and network infrastructure. If any of these events occur, interruptions, delays, or the loss or corruption of critical data or cessations in service may result, which could harm our business and financial condition. In addition, our reputation and the Netcentives and ClickRewards brands could suffer.

  The failure of our computing systems could result in financial losses or impair our reputation.

  The performance of our hardware and software is critical to our business, reputation and ability to attract members, merchants and rewards suppliers to the ClickRewards Network and our Custom Loyalty Networks. Although we have designed our system to continue operating despite software or physical failures, system failures that cause an interruption in service or a decrease in responsiveness of our transaction processing or data storage capabilities could impair our reputation and the attractiveness of our brands. We rely on Exodus for a significant portion of our Internet connectivity as well as monitoring and managing of power and operating environment for our server and networking equipment. Periodically, we experience unscheduled downtime which results in our members and merchants being unable to check their statements or request redemptions. For example, a power failure at Exodus in March 1999 caused approximately eight hours of interruption in our network. To date, these interruptions have not had a material impact on our financial results. However, any future interruptions in service could result in financial losses or impair our reputation.

  Delays in integrating our services with customer systems could result in fluctuations in financial results or the loss of potential customers.

  In order for ClickRewards merchants or Enterprise Incentive Solutions customers to participate in the ClickRewards Network, they usually must install our software on their computer systems and implement promotions on their Web sites. For customers implementing Custom Loyalty Networks, substantially more systems integration may be required. Our software is not designed for every available platform and system. Many of our potential customers have older computer systems and manual processes that were not designed with promotion products in mind. Therefore, the integration process may become so complex as to delay a customer's implementation of a program and potentially prevent the sale of a promotion product altogether. In addition, many of our potential customers have limited technical resources and promotion budgets. They may not have the capacity to install and maintain our software in order to use our products effectively or implement them at all. To the extent that the software component of our products cannot be integrated with the computer platforms and software currently used by our potential customers, or these customers do not have the technical or financial resources to implement our software effectively, our potential customer base and revenues would be reduced.

  System capacity constraints may result in a loss of revenues.

  An increase in the use of our products could strain the capacity of our systems, which could lead to slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of our rewards transaction processing. These would diminish the experience for our members and reduce the number of transactions, and, thus, could reduce our revenue. Although we have designed and tested our system to handle at least 100 times the highest daily transaction volume we have experienced to date, the ability of our systems to manage this volume of transactions in a production environment is unknown. As a result, we face risks related to our ability to scale up to our expected transaction levels while maintaining satisfactory performance. If our usage of telecommunications bandwidth increases, we will need to purchase additional servers and networking equipment and rely more heavily on Exodus and its services to maintain adequate data transmission speeds. The availability of these products or services may be limited or their cost may be significant.

  Software defects or errors could damage our reputation or result in a loss of revenues.

  The software that we have developed to run the ClickRewards Network, Custom Loyalty Networks and Enterprise Incentive Solutions is complex and may contain undetected errors or defects, especially when newer versions are released. Any errors or defects that are discovered after commercial release or that delay a commercial release could result in lost revenues, errors in member account information, delays in the introduction of new products or services, delays in implementation of promotions, customer or member dissatisfaction and damage to our reputation.

  We face Year 2000 risks that could harm our business and financial condition.

  Many computer systems currently in use are not capable of distinguishing twenty-first century dates from twentieth century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including e-commerce, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Although we believe that the current versions of our software are Year 2000 compliant, we may face claims based on Year 2000 issues arising from the integration of our software into the systems of third parties. In addition, we have not developed a contingency plan in the event that our software is not Year 2000 compliant. Exodus, which hosts our production servers and provides us telecommunications links, has published statements that their facilities are Year 2000 compliant.

  We may experience reduced sales of our products and services as a result of the unavailability of technical and other personnel required to implement our products who are otherwise focused on Year 2000 issues. Use of our software can be dependent on the successful operation of the systems of our existing merchants and rewards suppliers, and we have no information regarding the Year 2000 compliance of our merchants or the rewards supplier systems with which we do not directly interface. Our customers or rewards suppliers could experience Year 2000 issues that cause their systems, and consequently our services, to fail. Any such claims, or reduction in sales, could harm our business and financial condition. We are currently assessing the compliance of our internal systems for Year 2000 issues. If our internal systems fail to be Year 2000 compliant, our operations could be disrupted or suspended, causing us to lose revenue or business opportunities, or result in management distraction.

Legal Risks

  We could become involved in disputes regarding the validity of our patent which would result in unexpected expenses and management distraction.

  The Internet, and specifically the market for e-commerce and online advertising, direct marketing and promotions, is characterized by a rapidly evolving legal landscape. A variety of patents relating to this market have been issued in the recent past, including our own patent which relates generally to online incentive award programs. One aspect of our patent is directed to a computer system for implementing an incentive award program, with the computer system including an online product catalog, an online awards catalog and a database for storing account information for each user of the incentive award program. Our patent protects the architecture on which all of our online loyalty products and services are based. We also believe that many current and potential competitive products may use the architecture covered by our patent. Therefore, we believe this patent is important to our business. We believe that several additional, related patents are currently pending. We believe that there will continue to be substantial activity in this area and that litigation may arise due to our attempts or a third party's efforts to enforce their respective patent rights.

  We may incur substantial expenses and management attention may be diverted if litigation occurs. In addition, whether or not any claims against us are meritorious, we may be required to enter into license agreements or be subject to injunctive or other equitable relief, any of which would result in unexpected expenses and management distraction.

  We may be subject to claims as a result of our database marketing efforts which could result in a loss of members and revenues.

  A component of our strategy is leveraging our database marketing technologies. We have designed our technology infrastructure and services to allow us to aggregate data regarding specific member behavior throughout the network. We have a strict privacy policy that governs how we use information about our members. We currently do not sell this information to third parties and have no plans to do so in the future. Furthermore, our communications are not sent to members who have declined to be contacted. However, we cannot assure you that certain persons who receive promotional materials from us will not be dissatisfied with being contacted. In addition, while we strictly protect the identity of individual members on our networks, we do provide merchants and rewards suppliers with aggregate information regarding network participation, and we cannot ensure that such aggregated information will not be the cause of dissatisfaction among our members. There has been substantial publicity regarding privacy issues surrounding the Internet, and to the extent that our database marketing efforts conflict with any privacy protection initiatives, or if any private information is inadvertently made public, we may be subject to legal claims. If members of our networks become dissatisfied as a result of our database marketing efforts, or if we become the subject of legal proceedings in this regard, our business and results of operations would suffer.

  Federal, state and local governments may further regulate e-commerce and travel awards which could reduce our ability to become profitable.

  The frequent flyer miles and other travel awards that we currently award are the subject of substantial government regulation, including excise taxes. In addition, our rewards are frequently used as prizes in sweepstakes operated by our customers, which are subject to substantial regulation. Finally, as a result of the increasing popularity of the Internet and e-commerce, a number of legislative and regulatory proposals that affect e-commerce are under consideration by federal, state, local and foreign governmental organizations. Thus it is possible that a number of laws or regulations may be adopted with respect to the Internet, e-commerce and online database marketing. In the event that our rewards, the promotions operated by our merchants or e-commerce generally becomes the subject of further regulation or taxation, including the taxation of frequent flyer miles received by consumers, this regulation or taxation could have a negative effect on our financial results or our ability to sell our products.

  If we are unable to protect our proprietary rights adequately, our competitive position would suffer.

  We currently rely on a mixture of patents, copyrights, trademarks, trade secrets and agreements with third parties and employees to protect our proprietary rights. We have a patent that relates generally to online incentive award programs. One aspect of our patent is directed to a computer system for implementing an incentive award program, with the computer system including an online product catalog, an online awards catalog and a database for storing account information for each user of the incentive award program. Netcentives, ClickRewards, ClickMiles, Custom Loyalty Networks, Enterprise Incentive Solutions, RewardBroker, Secure Value Transfer Protocol, Secure Rewards Architecture, the Netcentives logo and the ClickRewards logo are trademarks of Netcentives. We copyright our Web site content, our software and our sales and promotional literature. Despite our efforts to protect our proprietary rights, unauthorized parties may use aspects of our business model and products and obtain and use information we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of such breaches. We believe that each of these proprietary rights is important to our business in our effort to prevent unauthorized use of our technology and processes and protect our investment in establishing and maintaining our brand. Furthermore, we may expand internationally, and many countries do not protect intellectual property rights to the same extent as the laws of the United States. In the event that we are unable to protect our proprietary rights, our business, financial condition and results of operations could be materially adversely affected.

  Our competitors may independently develop technologies or business models that are substantially equivalent or superior to ours. We have licensed our patent to MyPoints.com, a competitor of ours, who uses this license to compete with us using our business process. We may decide to license our patent to other competitors. Licensees of our patent will be able to compete with us using our business process. The royalties we receive from these licenses, if any, may not be sufficient to offset the competitive damage caused by the competitors we enable. If these competitors are more effective at exploiting our patent than we are, our business, financial condition and results of operations would suffer.

  Our officers and directors control a large percentage of our voting stock and will be able to control matters requiring stockholder approval.

  After this offering, our executive officers and directors, and the venture capital funds that some of our directors represent, will beneficially own approximately 45.5% of our outstanding common stock in the aggregate. As a result, these stockholders will be able to exercise effective control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate matters, such as mergers and acquisitions and amendments to our Certificate of Incorporation. This concentration of ownership may delay, deter or prevent transactions that would result in the change of control of Netcentives, which in turn could reduce the market price of our common stock.

  Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that could discourage a takeover.

  Certain provisions of our Certificate of Incorporation and Bylaws and Delaware law may delay, deter or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  . authorizing the board to issue additional preferred stock;
  . prohibiting cumulative voting in the election of directors;
  . limiting the persons who may call special meetings of stockholders;
  . establishing a staggered board of directors;
  . prohibiting stockholder action by written consent; and . establishing advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Management Risks

  We may not be successful in integrating any businesses or technologies we may acquire in the future, which could harm our financial position or result in management distraction.

  We may acquire or make investments in complementary businesses, products, services or technologies. From time to time we have had discussions with companies regarding acquiring or investing in their businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. We may have difficulty assimilating the products, services or technologies of companies we may acquire into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and harm our results of operations due to accounting requirements such as goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

  Expanding internationally will create management and financial difficulties.

  We intend to enter new international markets, including Canada and Europe. This expansion will require significant management attention and financial resources. International operations are subject to a number of risks and uncertainties, including:

  . the difficulties and costs of staffing and managing international operations;
  . the need to establish relationships with distributors and the performance of these distributors;
  . the difficulties and costs of localizing products for international markets;
  . unexpected changes in regulatory requirements;
  . legal uncertainties regarding liability, Internet commerce restrictions, tariffs, the offering of purchase incentives and trade barriers;
  . inadequate protection of intellectual property in some countries;
  . increased difficulty in collecting delinquent or unpaid accounts;
  . fluctuations in the value of the U.S. dollar relative to other currencies;
  . potentially adverse tax consequences; and . political and economic instability.

  Any of these factors could impair our ability to expand into international markets. Similarly, we cannot accurately predict the impact that future fluctuations in currency exchange rates may have on our business, operating results or financial condition.

  We have broad discretion to use the proceeds of this offering.

  We have not designated any specific use for the net proceeds of this offering. We expect to use the proceeds primarily for working capital and general corporate purposes. We currently estimate that we will incur approximately $50.0 million in cash expenses during the next twelve months on marketing and sales, research and development, other operating expenses and capital expenditures, as a whole. We expect to finance these expenditures through our current cash balances of $36.2 million at June 30, 1999, and expected cash receipts from sales of loyalty currencies and services as well as professional services revenues. If our currency related receipts or our professional service revenues are less than anticipated, we will be required to utilize a portion of the $60.2 million in proceeds from this offering to fund these expenses. We may also use a portion of the net proceeds to acquire or make investments in additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific agreements or commitments to do so. As a result, our management and board of directors will have broad discretion in spending the proceeds of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, Business and elsewhere in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under Risk Factors and elsewhere in this prospectus.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by securities laws.

                                USE OF PROCEEDS

  We estimate that we will receive approximately $60.2 million in net proceeds from the sale of the 6,000,000 shares of common stock in this offering. We base this estimate on an assumed initial public offering price of $11.00 per share and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses totaling approximately $5.8 million.

  We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes to meet the needs of our business. We expect increasing future losses as a result of increased marketing and sales, research and development and other expenditures, as well as capital expenditures made in the ordinary course of business. We believe we have sufficient cash balances prior to this offering to fund our operations for at least twelve months following the offering, and we have not completed our budgeting process for any future periods. As a result, we do not have a specific plan for the use of proceeds of this offering. However, we currently estimate that we will incur approximately $50.0 million in cash expenses during the next twelve months on marketing and sales, research and development, other operating expenses and capital expenditures, as a whole. We expect to finance these expenditures through our current cash balances of $36.2 million at June 30, 1999, and expected cash receipts from sales of loyalty currencies and services as well as professional services revenues. If our currency related receipts or our professional service revenues are less than anticipated, we will be required to utilize a portion of the $60.2 million in proceeds from this offering to fund these expenses. The amounts that we actually spend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we use in our operations.

  If we identify other companies who are strategic to our business, we may elect to invest in or acquire these businesses. We may use a portion of the net proceeds to acquire or make investments in these additional businesses, products or technologies or to establish joint ventures that we believe will complement our current or future business. We have no current agreements relating to any such acquisitions or investments. No estimate of these amounts can accurately be made, and therefore no amounts related to acquisition investments or joint ventures have been included in our estimate of expenses for the next twelve months.

  We will retain broad discretion in allocating the net proceeds of this offering. Pending the use of the net proceeds, we will invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The table below sets forth the following information:

  . our capitalization as of June 30, 1999 on an actual basis;

  . our pro forma capitalization which gives effect to the exercise of warrants to purchase 46,891 shares of Series B preferred stock which will expire if unexercised prior to the offering, and the conversion of 20,569,126 shares of preferred stock into shares of common stock; and

  . our pro forma as adjusted capitalization which gives effect to the sale by us of the 6,000,000 shares of common stock being offered at an assumed offering price of $11.00 per share less the estimated underwriting discounts and commissions and estimated offering expenses.

                                                        June 30, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                  (in thousands except share
                                                            data)
Long-term obligations.......................... $    973  $    973    $    973
                                                --------  --------    --------
Stockholders' equity:
Convertible preferred stock, $.001 par value;
 shares authorized: 21,329,221 actual; and
 5,000,000 pro forma and pro forma as adjusted;
 shares outstanding: 20,522,235 actual, none
 pro forma and pro forma as adjusted...........       21       --          --
Common Stock, $.001 par value; 33,240,000
 shares authorized; shares outstanding:
 5,224,291 actual; 25,793,417 pro forma and
 31,793,417 pro forma as adjusted..............        5        26          32
Paid-in capital................................   77,829    77,876     138,050
Deferred stock expense.........................   (7,399)   (7,399)     (7,399)
Receivables from sales of stock................     (450)     (450)       (450)
Accumulated deficit............................  (34,706)  (34,706)    (34,706)
                                                --------  --------    --------
  Total stockholders' equity...................   35,300    35,347      95,527
                                                --------  --------    --------
  Total capitalization......................... $ 36,273  $ 36,320    $ 96,500
                                                ========  ========    ========

The information in the above table excludes:

  . 4,816,475 shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.05 per share as of June 30, 1999;

  . 615,448 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.13 per share as of June 30, 1999; and

  . an aggregate of 2,318,014 shares available for future issuance under our employee benefit plans as of June 30, 1999.

                                    DILUTION

  As of June 30, 1999, our pro forma net tangible book value was approximately $31.7 million, or $1.23 per share of common stock. Pro forma net tangible book value represents the total amount of our pro forma stockholders' equity less intangible assets and deferred offering costs divided by the pro forma number of shares of common stock outstanding. If we do not take into account any changes in pro forma net tangible book value after June 30, 1999, except our receipt of the estimated net proceeds from this offering based upon an assumed initial public offering price of $11.00 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at June 30, 1999 would have been approximately $92.8 million, or $2.92 per share. This represents an immediate increase in net tangible book value of $1.69 per share to existing stockholders and an immediate dilution of $8.08 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $11.00
     Pro forma net tangible book value per share as of June 30,
      1999....................................................... $1.23
     Increase per share attributable to new investors............  1.69
                                                                  -----
   Pro forma, as adjusted, net tangible book value per share
    after this offering..........................................         2.92
                                                                        ------
   Dilution per share to new investors...........................       $ 8.08
                                                                        ======

  The following table summarizes, as of June 30, 1999, the pro forma number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and new investors:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 25,793,417   81.1% $ 65,380,000   49.8%  $ 2.54
   New investors..............  6,000,000   18.9    66,000,000   50.2    11.00
                               ----------  -----  ------------  -----
     Total.................... 31,793,417  100.0% $131,380,000  100.0%
                               ==========  =====  ============  =====

The information in the above tables excludes:

  . 4,816,475 shares issuable upon exercise of outstanding options at a weighted average exercise price of $2.05 per share as of June 30, 1999; . 615,448 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.13 per share as of June 30, 1999; . an aggregate of 2,318,014 shares available for future issuance under our employee benefit plans as of June 30, 1999; and . the estimated underwriting discounts and commissions and estimated offering expenses.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  This section presents historical and pro forma financial data of Netcentives Inc. You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements and the related Notes and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The selected data in this section is not intended to replace the financial statements.

  The consolidated statements of operations data for the period from June 21, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and consolidated balance sheets data as of December 31, 1997 and 1998 are derived from our Consolidated Financial Statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP. The pro forma consolidated statement of operations data for the year ended December 31, 1998 are derived from the unaudited pro forma consolidated statement of operations that give effect to our acquisition of the Panttaja Consulting Group, Inc. in December 1998 and are included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 1998 and 1999 and the consolidated balance sheet data as of June 30, 1999 are derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year.

                                                                             Six Months
                             Inception                                         Ended
                          (June 21, 1996)   Years Ended December 31,          June 30,
                          to December 31, ------------------------------- -----------------
                               1996        1997      1998        1998      1998      1999
                          --------------- -------  --------  ------------ -------  --------
                                                              (pro forma
                                                             for Panttaja
                                                             acquisition)
Consolidated Statements
of Operations Data:                  (in thousands, except per share amounts)
Revenues:
 Product................      $  --       $   --   $     64    $     64   $    10  $    216
 Program-related
  services..............         --             9       583         583       117       428
 Technical consulting
  services..............         --           --        --        3,432       --      2,377
                              ------      -------  --------    --------   -------  --------
 Total revenues.........         --             9       647       4,079       127     3,021
                              ------      -------  --------    --------   -------  --------
Costs and expenses:
 Cost of product
  revenues..............         --           --         59          59         9       185
 Program-related
  services, marketing
  and support costs.....         102        1,496     7,293       7,293     2,439     9,566
 Cost of technical
  consulting services
  revenues..............         --           --        --        2,153       --      1,496
 Research and
  development...........          63        1,505     3,383       3,135     1,401     1,869
 Selling, general and
  administrative........         108        1,210     3,134       4,758     1,319     3,596
 Amortization of
  deferred stock
  compensation,
  supplier stock awards
  and intangibles.......         --            63     1,186       3,151       164     2,905
                              ------      -------  --------    --------   -------  --------
 Total costs and
  expenses..............         273        4,274    15,055      20,549     5,332    19,617
                              ------      -------  --------    --------   -------  --------
Loss from operations....        (273)      (4,265)  (14,408)    (16,470)   (5,205)  (16,596)
Interest income, net....           7           85       297         252        74       447
                              ------      -------  --------    --------   -------  --------
Net loss................      $ (266)     $(4,180) $(14,111)   $(16,218)  $(5,131) $(16,149)
                              ======      =======  ========    ========   =======  ========
Net loss per share--
 basic and diluted......      $(0.97)     $ (5.70) $  (8.58)   $  (7.12)  $ (3.68) $  (5.10)
                              ======      =======  ========    ========   =======  ========
Shares used in computing
 per share amounts--
 basic and diluted......         273          734     1,644       2,278     1,396     3,167
                              ======      =======  ========    ========   =======  ========
Pro forma net loss per
 share on a converted
 basis--basic and
 diluted(1).............                           $  (1.05)                       $  (0.78)
                                                   ========                        ========

Shares used in computing
 pro forma per share
 amounts on a converted
 basis(1)...............                             13,422                          20,807
                                                   ========                        ========

--------
(1) Gives retroactive effect to the conversion of all outstanding shares of preferred stock into common stock which will occur upon completion of this offering.

                                       As of December 31,               As of
                                      ----------------------           June 30,
                                       1996   1997    1998               1999
                                      ------ ------  -------           --------
Consolidated Balance Sheets Data:                 (in thousands)
Cash and equivalents................  $1,118 $6,608  $13,651           $ 36,152
Working capital.....................   1,027  6,348    9,923             27,635
Total assets........................   1,255  8,549   21,935             47,251
Deferred revenues--product and
 services...........................      --     59    1,906              4,311
Long-term obligations...............      --    196    1,233                973
Total stockholders' equity..........   1,146  7,128   14,334             35,300
                                              Years Ended        Six Months
                                              December 31,     Ended June 30,
                                             ---------------  -----------------
                                              1997    1998     1998      1999
Additional Operating Data:                   ------  -------  -------  --------
Loyalty currencies activities
 (number of points):                                 (in thousands)
 Beginning balance..................             --    2,130    2,130    62,495
 Awarded by merchants...............            236   48,554   10,065    67,939
 Redeemed by members................             (3)  (3,184)    (537)  (10,788)
 Sold to merchants not yet awarded,
  net (1)...........................          1,897   24,895   14,004    33,542
 Expired (2)........................             --   (9,900)      --        --
                                             ------  -------  -------  --------
 Ending balance.....................          2,130   62,495   25,662   153,188
                                             ======  =======  =======  ========
 In circulation (3).................            233   45,603    9,761   102,754
                                             ======  =======  =======  ========
Deferred revenues--product:
 Beginning balance..................         $   --  $    43  $    43  $  1,250
 Awarded by merchants...............              5      971      201     1,359
 Redeemed by members................             --      (64)     (10)     (216)
 Sold to merchants not yet awarded,
  net (1)...........................             38      498      279       570
 Expired (2)........................             --     (198)      --        --
                                             ------  -------  -------  --------
 Ending balance.....................         $   43  $ 1,250  $   513  $  2,963
                                             ======  =======  =======  ========
Non-revenue points awarded by
 Netcentives (4):
 Points outstanding at end of
  period............................             --   27,508    5,600   100,323
                                             ======  =======  =======  ========
 Accrued redemption costs...........         $   --  $   509  $   104  $  1,856
                                             ======  =======  =======  ========

--------
(1) Merchants are required to purchase points in advance before awarding them to consumers. This represents the buying activity, net of awards to members, of our merchants.

(2) Some points purchased by merchants must be awarded within specified periods and cannot be refunded. This represents the number of points which expired unawarded and the amounts recorded as revenue at that time.

(3) In circulation represents that portion of the outstanding loyalty currency points awarded by merchants and still held by members. Upon redemption of these points, Netcentives will recognize the related product revenue component.

(4) In addition to points purchased and awarded by merchants, Netcentives has issued points to its merchants and directly to its members in connection with promotional campaigns and in lieu of cash for other expenses. These points are accounted for as an expense and an accrued obligation at the time of award. This represents the number of points outstanding at the end of each period and the amount of the related liability.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We were incorporated in June 1996. From inception until March 1998, our operations consisted primarily of various start-up activities, such as research and development, personnel recruiting, capital raising and trial sales of our products with initial customers. We launched the ClickRewards program in March 1998 and began recognizing revenue from non-trial program sales in April 1998. In December 1998, we acquired the Panttaja Consulting Group, Inc., a provider of technical consulting services to e-commerce merchants and other businesses. We launched our first Enterprise Incentive Solutions program in January 1999 and our first Custom Loyalty Network in July 1999.

How our Programs Work

  We sell rewards currencies to electronic retailers and other Internet sites. Our primary rewards currency is ClickMiles, which we sell to merchants who become part of the ClickRewards Network. These merchants, in turn, award these ClickMiles to consumers as purchase, loyalty and other incentives. ClickMiles are redeemable for, among other things, frequent flyer miles on major airlines at a ratio of one frequent flyer mile for each ClickMile. We have also developed and continue to develop additional loyalty and rewards currencies for large Internet merchants, portals, community sites and other business customers. We sell these custom currencies to our customers, who then distribute them under their own brands. The custom loyalty currencies are redeemable for items specific to the customer for whom the currency has been developed and, in certain cases, are exchangeable for ClickMiles.

  Merchants who participate in the ClickRewards Network receive the benefit of our promotion of the ClickRewards brand and network, which includes direct links to the merchants' sites from our ClickRewards web page. We also provide merchants who participate in the ClickRewards Network with a variety of related marketing and promotional services. These services include promotional consulting, direct marketing services to our member base and integration and maintenance of our enabling software. Depending on the specific relationship we have with the merchant, we may either include some of these services in our ClickMiles pricing or we may price them separately. To the extent that services are bundled with ClickMiles, we increase the price of the ClickMiles package to reflect the value of these services. We also offer similar marketing services to our Custom Loyalty and Enterprise Incentive customers on both a bundled and separately-priced basis.

  We provide services to members, such as allowing them to manage and track balances as they earn currencies in their personal, online accounts at the designated Web site for that program and redeem the currency for merchandise and other awards. We purchase the relevant awards and either have the merchandise delivered to the consumer through a third-party fulfillment house, or in the case of frequent flyer miles, electronically credit their chosen frequent flyer account. We also provide our members with ongoing support to assist them in managing and redeeming their currency.

How We Recognize Revenues

 Currency-related revenues; product and program-related services

  The revenues we receive from the sale of currencies are made up of two components: product revenues and program-related services revenues. Product revenues reflect the value of the reward our members will ultimately receive upon redemption of the promotion currency. Program-related services revenues reflect the value of services that we perform for our merchants and members. As a result, our revenues related to sale of currencies are recognized at various times.

  A merchant typically purchases currencies from us before awarding them to consumers. Upon the sale of our loyalty currencies, we allocate these revenues between the product component, and the program-related services components. The product component of revenues is deferred until the member redeems the currency for his or her selected reward. At the time of redemption, we recognize the product component of revenues and the associated cost of revenue based on the actual cost of the redemption reward. The revenue related to the services component of the currency sale is deferred until the sale of the currency becomes non-refundable, which historically has been upon award of the currency to a consumer by the merchant. Services revenues relating to separately-priced services are recognized when these services are delivered. The remaining portion of services revenues is recognized ratably over the period during which these services are provided. For all ClickMiles sold through June 30, 1999, this service period has been initially calculated for the maximum life of the ClickMile based on its expiration date. To the extent ClickMiles are redeemed prior to expiration, the remaining unamortized amount of deferred services revenues is recognized at the time of redemption.

  If loyalty currency points expire or are forfeited, we recognize the remaining amount of deferred product and program-related services revenues at the time of expiration or forfeiture. Since we do not have sufficient experience concerning the redemption or forfeiture of currency points, we cannot currently predict in which periods we will recognize these revenues.

  Currently, ClickRewards merchants buy ClickMiles in advance based on their anticipated needs. Beginning in the third quarter of 1999, new merchants will be required to purchase a minimum of 450,000 ClickMiles. On an ongoing basis, each merchant is required to purchase ClickMiles in quantities at least equal to its expected monthly usage and to maintain a minimum balance generally equal to its expected bi-weekly usage. We determine each merchant's expected usage based on past trends and forecasted requirements in active promotions. These ClickMiles are non-refundable and will expire if not awarded by the merchant within a six-month period. The merchant services portion of revenues of any ClickMiles sold under these arrangements will be amortized over the maximum period during which the merchant may use the ClickMiles, resulting in a shorter amortization period than has historically been used. The member services component of revenues will continue to be amortized over the expected life of the ClickMile.

  We typically sell our loyalty currency products and related services to merchants or custom loyalty program customers for cash. However, from time to time, in connection with promoting the ClickRewards Network, we also sell ClickMiles to our merchants for non-cash consideration, such as advertising and merchandise. The revenue from the sale of these ClickMiles is accounted for on the same basis as cash sales and the value of the advertising or merchandise is recorded as an expense or a prepaid asset as appropriate. In 1998, approximately $956,000 of advertising expense was recorded under these arrangements, of which 74% was transacted with two merchants. In the six months ended June 30, 1999, approximately $608,000 of advertising expense was recorded under these arrangements, of which 92% was transacted with two merchants.

  We also derive program-related service revenues from advertising and other direct marketing services provided to third parties.

 Technical consulting services revenues

  We provide systems integration and technical consulting services to a variety of clients, including ClickRewards merchants and Custom Loyalty and Enterprise Incentive customers, to help them deploy our programs. These revenues are recognized as the services are provided.

Results of Operations

 Years Ended December 31, 1996, 1997 and 1998

 Revenues

  We had no revenues during 1996. We began test marketing the ClickRewards Network during December 1997. Total revenues increased from $9,000 in 1997 to $647,000 in 1998. Total 1998 revenues were composed of $64,000 of product revenues, and $583,000 of program-related service revenues. Our 1998 revenues increased principally because of our commercial launch of the ClickRewards Network at the end of

March 1998 and the associated purchase and issuance of ClickMiles by merchants in the ClickRewards Network. Merchants awarded 236,000 ClickMiles in 1997 and
48.6 million ClickMiles in 1998 which was principally attributable to increases in the number of merchants participating in the ClickRewards Network. Product revenues reflect the redemption of ClickMiles for awards during the year. Program-related service revenues in 1998 included $296,000 relating to the expiration of ClickMiles owned by a merchant which were not distributed to consumers as well as $84,000 of consulting services revenues attributable to a non-recurring consulting contract with Visa International. Pro forma 1998 revenues include the technical consulting service revenues of Panttaja Consulting Group, which was acquired in December 1998.

 Cost of Product Revenues

  Cost of product revenues represents the actual cost of awards selected by members in exchange for ClickMiles. There were no redemptions during 1996 and 1997 and therefore no cost of product revenues during those years. Cost of product revenues were $59,000 for 1998, which represented 92% of product revenues.

 Program-Related Services, Marketing and Support Costs

  Program-related services, marketing and support costs represents the cost of marketing services provided for the ClickRewards Network, as well as costs incurred to support merchants and members in the Network. These costs consist primarily of compensation and related costs for marketing and sales personnel, advertising and marketing for the ClickRewards program, merchant account and rewards supplier management, product management activities and ClickMiles issued to acquire new members for the ClickRewards program. Program-related marketing and support costs increased from $102,000 in 1996 to $1.5 million in 1997 and $7.3 million in 1998. The increase from period to period was primarily the result of increased marketing and consumer support personnel expenses of $623,000 from 1996 to 1997 and $1.2 million from 1997 to 1998, member acquisition costs of $500,000 from 1997 to 1998, and advertising and promotions expenses of $504,000 from 1996 to 1997 and $3.0 million from 1997 to 1998 associated with the launch of the ClickRewards Network. We expect to increase substantially our marketing expenditures, particularly those related to acquiring members for the ClickRewards Network, advertising and promoting our brands and products, recruiting additional marketing personnel and managing programs for our Custom Loyalty Networks and Enterprise Incentive Solutions customers.

 Cost of Technical Consulting Services Revenues

  Cost of technical consulting services consists of the personnel and overhead costs incurred in connection with providing technical consulting services. There were no technical consulting services provided in 1996, 1997 and 1998 and therefore no cost of technical consulting services revenues during those years. The pro forma cost of technical consulting services consists of the personnel and overhead costs incurred by the Panttaja Consulting Group.

 Research and Development

  Research and development expenses consist primarily of compensation and related costs for research and development personnel, including independent contractors and consultants, software licensing expenses and allocated operating expenses such as site hosting, Web site production, facilities expenses, and equipment costs. Research and development expenses increased from $63,000 in 1996 to $1.5 million in 1997 and $3.4 million in 1998. These increases from period to period were principally the result of an increase in expenses in preparation for the launch of and enhancements to the ClickRewards Network, as well as initial development efforts relating to our Custom Loyalty Networks. The largest component of this increase was the growth in compensation and related staff expenses as a result of increased staffing levels. These expenses increased by $1.2 million from 1996 to 1997 and by an additional $1.2 million from 1997 to 1998 due to increased staffing. Site hosting expenses also increased by $254,000 from 1997 to 1998. We expect to continue to increase substantially research and development spending in absolute dollars as we develop new products and expand our resources to maintain existing products.

  The American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Software Developed for Internal Use, which will be effective for Netcentives beginning in 1999. The effects will be to capitalize certain development costs that were previously expensed. The amortization of these costs will be charged to research and development expense.

 Selling, General and Administrative

  Selling, general and administrative expenses consist primarily of salaries and related expenses, sales commissions, treasury expenses, accounting and administrative expenses, professional fees, and other selling and corporate expenses. Selling, general and administrative expenses increased from $108,000 in 1996 to $1.2 million in 1997 and $3.1 million in 1998. The increase from period to period was primarily the result of increased sales efforts to enroll merchants into the ClickRewards Network, increased business development efforts for our Custom Loyalty Networks and increased general and administrative personnel. The largest component in this increase was the growth in compensation expense and related staff costs as a result of increased staffing levels. These expenses increased by $661,000 from 1996 to 1997 and by $1.1 million from 1997 to 1998 due to increased staffing. Other significant components of the increase include the increase in legal fees and facilities-related expenses of $385,000 from 1996 to 1997 and of $192,000 from 1997 to 1998. We expect selling, general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our ClickRewards and Custom Loyalty Networks, our expansion into international markets and our operation as a public company.

 Amortization of Deferred Stock Compensation, Supplier Stock Awards and Intangibles

  Amortization of deferred stock compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants, and the deemed fair market value of our common stock at the time of these grants. This difference is amortized over the vesting period for such grants, which is typically four years. Amortization of deferred stock compensation was $296,000 for 1998 and is estimated to be a total of $2.1 million in 1999, $2.1 million in 2000, $2.0 million in 2001 and $1.7 million in 2002 as a result of certain stock option grants and stock awards during 1998.

  Amortization of supplier stock awards represents the cost of warrants granted to certain airlines and other rewards suppliers in return for exclusivity. Expenses related to contingent stock warrants granted to certain airlines and other partners was $63,000 in 1997 and $811,000 in 1998. Because the vesting of these awards is subject to maintaining the exclusivity of the arrangement with these rewards suppliers, the valuation of the warrants is not finalized until the vesting date. Accordingly, the amount of the expense recognized for these warrants increased as the value of our stock increased. A substantial number of these warrants had not yet vested as of December 31, 1998. As a result, we expect that the charge relating to supplier stock awards to increase in 1999.

  In December 1998, we acquired Panttaja Consulting Group in a transaction that was accounted for as a purchase. The resulting intangibles of $3.5 million recorded in the acquisition will be amortized over two years.

 Interest Income, Net

  Interest income, net was $7,000 in 1996, $85,000 in 1997 and $297,000 in
1998. The year over year increases reflected primarily increases in interest income from $7,000 in 1996 to $121,000 in 1997, and $441,000 in 1998, offset in part by an increase in interest expense from $36,000 in 1997 to $144,000 in 1998, relating to capital leases and other financing arrangements.

 Income Taxes

  We have incurred losses since inception, and anticipate losses for the foreseeable future. We have therefore recorded no provision for income taxes in 1996, 1997 or 1998. We have provided a full valuation allowance against our net operating loss tax carryforwards and deferred income tax assets at December 31, 1998. As of December 31, 1998, our federal and state net operating loss tax carryforwards were $14.2 million and $14.1 million, respectively.

 Net Loss

  Net loss increased from $266,000 in 1996 to $4.2 million in 1997 and $14.1 million in 1998. These increases were principally due to operating costs and expenses of $273,000 in 1996, $4.3 million in 1997 and $15.1 million in 1998.

 Six Months Ended June 30, 1998 and 1999

 Revenues

  Revenues increased from $127,000 in the six months ended June 30, 1998 to $3.0 million for the six months ended June 30, 1999. The increase in revenues was primarily a result of the acquisition of Panttaja Consulting Group in December 1998 and the growth of our ClickRewards Network launched in March 1998. Merchants awarded 67.9 million ClickMiles in the six months ended June 30, 1999. During the six months ended June 30, 1999, we began providing technical consulting services through our Netcentives Professional Services subsidiary.

 Cost of Product Revenues

  Cost of product revenues increased from $9,000 in the six months ended June 30, 1998 to $185,000 for the six months ended June 30, 1999 primarily as a result of the increased redemption of ClickMiles by members. For the first two weeks of July 1999, we offered our members the ability to redeem their outstanding ClickMiles for frequent flyer miles on a two-for-one basis. As a result of this offer, we incurred approximately $158,000 of additional product costs which will affect our product margins in the third quarter of 1999.

 Program-Related Services, Marketing and Support Costs

  Program-related services, marketing and support costs increased from $2.4 million in the six months ended June 30, 1998 to $9.6 million for the six months ended June 30, 1999. The increase from period to period was primarily the result of increased relationship marketing and consumer support personnel expenses of $1.9 million member acquisition costs of $1.3 million, and advertising and promotions expenses of $3.7 million associated with the launch of the ClickRewards Network.

 Cost of Technical Consulting Services Revenues

  Costs of technical consulting services revenues totaling $1.5 million were incurred in the six months ended June 30, 1999 from the associated revenues recognized during the same period, as a result of the acquisition of Panttaja Consulting Group in December 1998.

 Research and Development

  Research and development expenses increased from $1.4 million in the six months ended June 30, 1998 to $1.9 million for the six months ended June 30, 1999. The increase was primarily the result of an increase in these expenses for enhancements to the ClickRewards Network, as well as initial development efforts relating to our Custom Loyalty Networks. The largest component of the increase was the growth in compensation and related staff expenses of $498,000.

 Selling General and Administrative

  Selling, general and administrative expenses increased from $1.3 million in the six months ended June 30, 1998 to $3.6 million for the six months ended June 30, 1999. The increase from period to period was primarily the result of increased sales efforts to enroll merchants into the ClickRewards Network, increased business development efforts for our Custom Loyalty Networks and increased general and administrative personnel. The largest component of the increase was the growth in compensation expense and related staff costs of $1.2 million. Other significant components of the increase include $413,000 of legal fees and facility related and employee relocation expenses.

 Amortization of Deferred Stock Compensation, Supplier Stock Awards and Intangibles

  Amortization of deferred stock compensation, supplier stock awards and intangibles increased from $164,000 in the six months ended June 30, 1998 to $2.9 million for the six months ended June 30, 1999. The increase in amortization resulted from amortization of deferred stock compensation related to stock options and common stock granted in 1998, the cost of warrants granted to certain airlines and other rewards suppliers and intangibles recorded at the time of the acquisition of Panttaja Consulting Group in December 1998.

 Interest Income, Net

  Interest income, net increased from $74,000 for the six months ended June 30, 1998 to $447,000 for the six months ended June 30, 1999. The increase was a result of increased interest income from $116,000 for the six months ended June 30, 1998 to $553,000 for the six months ended June 30, 1999, offset in part by an increase in interest expense from $42,000 to $106,000 for the comparable period.

 Income Taxes

  We have recorded losses since inception, and anticipate losses for the foreseeable future. We have therefore recorded no provision for income taxes for the six months ended June 30, 1998 and 1999.

 Net Loss

  Net loss increased from $5.1 million in the six months ended June 30, 1998 to $16.1 million in the six months ended June 30, 1999. The increase in net loss was primarily due to an increase of operating costs and expenses from $5.3 million in the six months ended June 30, 1998 to $19.6 million in the six months ended June 30, 1999.

Quarterly Results of Operations

  The following table sets forth certain unaudited consolidated statements of operations data for the six months ended June 30, 1999. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our annual audited consolidated financial statements and notes to those statements. Our operating results for any quarter are not necessarily indicative of results for any future period.

                                               Quarters Ended
                            --------------------------------------------------------
                             Mar.     June
                              31,      30,    Sept. 30, Dec. 31,  Mar. 31,  June 30,
                             1998     1998      1998      1998      1999      1999
                            -------  -------  --------- --------  --------  --------
                                  (in thousands, except per share amounts)
Consolidated Statements of
Operations Data:
Revenues:
  Product.................  $     2  $     8   $    15  $    39   $   103   $    113
  Program-related
   services...............       13      104       349      117       117        311
  Technical consulting
   services...............      --       --        --       --      1,436        941
                            -------  -------   -------  -------   -------   --------
    Total revenues........       15      112       364      156     1,656      1,365
                            -------  -------   -------  -------   -------   --------
Costs and expenses:
  Costs of product
   revenues...............        2        7        14       36        92         93
  Program-related
   services, marketing and
   support costs..........      684    1,755     1,640    3,214     4,583      4,983
  Cost of technical
   consulting services
   revenues...............      --       --        --       --        817        679
  Research and
   development............      685      716       804    1,178     1,025        844
  Selling, general and
   administrative.........      704      615       715    1,100     1,335      2,261
  Amortization of deferred
   stock compensation,
   supplier stock awards,
   and intangibles........       73       91       290      732     1,508      1,397
                            -------  -------   -------  -------   -------   --------
    Total costs and
     expenses.............    2,148    3,184     3,463    6,260     9,360     10,257
                            -------  -------   -------  -------   -------   --------
Loss from operations......   (2,133)  (3,072)   (3,099)  (6,104)   (7,704)    (8,892)
Interest income, net......       53       21        82      141        96        351
                            -------  -------   -------  -------   -------   --------
Net loss..................  $(2,080) $(3,051)  $(3,017) $(5,963)  $(7,608)  $ (8,541)
                            =======  =======   =======  =======   =======   ========
Net loss per share--basic
 and diluted..............  $ (1.63) $ (2.01)  $ (1.71) $ (2.85)  $ (2.53)  $  (2.56)
                            =======  =======   =======  =======   =======   ========
Shares used in computing
 per share amounts--basic
 and diluted..............    1,276    1,516     1,760    2,095     3,004      3,330
                            =======  =======   =======  =======   =======   ========

  Total revenues increased during the first three quarters of 1998. In the third quarter, $296,000 of ClickMiles owned by a customer expired without being distributed to consumers, and the associated deferred revenue was recognized as revenue. While total revenues for the fourth quarter declined relative to the third quarter, fourth quarter total revenues would have been higher than third quarter total revenues if revenue recognized as a result of the expiration of ClickMiles was excluded. Total revenues increased substantially in the first six months of 1999 as a result of the acquisition of Panttaja Consulting Group in December 1998. The decrease in technical consulting services revenues from the quarter ended March 31, 1999 to the quarter ended June 30, 1999 is consistent with the historical pattern of Panttaja's prior years operations.

  The program-related services, marketing and support costs increased from $684,000 to $5.0 million from the first quarter of 1998 to the second quarter of 1999. The increases over the six quarters were primarily the result of increased marketing personnel, member acquisition costs and advertising and promotions expenses associated with the launch of the ClickRewards Network. These costs were particularly high in the second quarter of 1998 as a result of increased advertising and promotions costs in the periods immediately preceding and following the commercial launch of the ClickRewards Network.

  Cost of technical consulting services revenues totaling $1.5 million were incurred in the first six months of 1999 as a result of the associated revenues recognized during the same six months following the acquisition of Panttaja Consulting Group in December 1998.

  Research and development, marketing, consumer support, and sales and general and administrative costs have generally increased on a quarterly basis as we have expanded our operations in connection with the introduction and expansion of the ClickRewards Network. We expect this trend to continue. Selling, general and administrative costs increased from the quarter ended March 31, 1999 to June 30, 1999 primarily due to increased staffing in the sales, general and administration departments.

  Amortization of deferred stock compensation, supplier stock awards, and intangibles has increased on a quarterly basis. This reflects the impact of additional stock option grants made during the year, which will continue to be amortized over the vesting life of the options, typically four years, as well as the accounting for our contingent stock warrants with certain suppliers, whose value and related expense must be adjusted each period as our stock value changes prior to their vesting. The amount decreased from the quarter ended March 31, 1999 to the quarter ended June 30, 1999 due to the accounting for our contingent stock warrants, whose value was adjusted in the periods for the change in our stock value.

  Shares used in computing per share amounts increased significantly in the first quarter of 1999 relative to the preceding quarters of 1998 as a result of the shares issued in connection with the acquisition of Panttaja Consulting Group in December 1998.

  We intend to increase our marketing, sales, research, development and administrative activities and to increase other operating expenses as required to expand our operations and launch Custom Loyalty Networks. We have experienced significant losses to date and we anticipate that our expenses will continue to exceed significantly the revenues generated by this increased spending such that we will continue to incur losses for the foreseeable future. In addition, we expect the magnitude of these losses to increase substantially from current levels. If we do not experience significantly increased revenues from these efforts, our results of operations would be impaired. In addition, our operating expense levels are based in part on our expectations concerning future revenues, and are relatively fixed in the short term. Consequently, if our revenues are below expectations in any period, we may not be able to adjust our spending levels in a timely manner.

Liquidity and Capital Resources

  We have funded our operations since inception primarily through the private placement of preferred equity securities, through which we had raised net proceeds of $63.8 million through June 30, 1999. We have also financed our operations through equipment lease financing and bank borrowings. As of June 30, 1999, we had outstanding equipment lease financing and bank borrowings totaling $1.1 million. On July 1, 1999 we borrowed an additional $1.2 million under a note payable secured by equipment. We have no other available lines of credit or credit available under existing arrangements.

  Cash used in operations was $170,000 in 1996, $4.1 million in 1997, $9.5 million in 1998 and $7.0 million for the six months ended June 30, 1999. The cash used in 1996 and 1997 was primarily the result of our operating losses in those years. Subsequent to 1997, cash used in operations primarily reflected cash received from customers of $1.3 million in 1998 and $4.9 million in the six months ended June 30, 1999, offset by cash paid to suppliers and employees of $11.2 million and $12.4 million in the same periods.

  We initially defer recording revenue at the time we sell our loyalty currencies, even though we have received cash from our customers for these sales. A significant portion of revenue is not recognized until the currency is redeemed by the consumer. The remaining revenue is recognized on a ratable basis over the periods in which marketing and support services are provided to merchants and members. As a result of this accounting method, the cash received from customers is substantially greater than the amount of revenues reported for these periods. The difference in these amounts is reflected primarily as an increase in the amount of deferred revenues for products and services shown on our consolidated balance sheet. Total deferred revenues increased on a net basis from cash transactions by $848,000 during 1998 and $1.8 million during the six months ended June 30, 1999. The growth in deferred revenues in 1998 was offset in part by an increase in accounts receivable of $201,000.

  Cash paid to suppliers and employees was significantly less than costs and expenses reported for these same periods. This resulted from non-cash charges relating to depreciation, the amortization of deferred stock compensation, supplier stock awards and intangible assets arising from the Panttaja Consulting Group acquisition, and the use of ClickMiles in lieu of cash to pay for certain expenses. Non-cash amortization charges totaled $1.8 million in 1998 and $4.1 million in the six months ended June 30, 1999. The use of ClickMiles in lieu of cash to pay for certain expenses resulted in the deferral of cash payments of $1.5 million during 1998 and $2.1 million during the six months ended June 30, 1999.

  Investments in property and equipment were $124,000 in 1996, $1.0 million in 1997, $1.2 million in 1998 and $3.6 million in the six months ended June 30, 1999.

  Cash provided from financing activities was $1.4 million in 1996, $10.5 million in 1997, $17.9 million in 1998 and $33.6 million in the six months ended June 30, 1999. Cash was provided primarily from sales of preferred stock of $1.4 million in 1996, $10.1 million in 1997, $17.2 million in 1998 and $35.1 million in the six months ended June 30, 1999.

  At June 30, 1999, we had 153 million loyalty currency points outstanding which had been sold to merchants (of which 103 million had been awarded to members and are in circulation). The June 30, 1999 balance sheet includes approximately $3.0 million of deferred revenues relating to the product component of these currencies, which will be recognized as revenue at the time of redemption. Other than barter exchanges, we have already received cash from our merchants relating to these points, which is unrestricted and which we can use for any corporate purpose. In addition, an additional 100 million points were outstanding which had been issued by us to pay for expenses in lieu of cash. As of June 30, 1999, we have an accrued liability of approximately $1.9 million for the estimated cost of redemption of these points. All of these points expire if not redeemed by December 31, 2001. Although we have purchased some frequent flyer miles in advance, most of the funding to pay for the costs associated with these product redemption liabilities must come from available cash resources at the time of redemption. Although these liabilities are reflected as current liabilities in our balance sheet, the timing of the related liability is controlled by the actual redemptions, which could occur in irregular patterns over the next 2 1/2 years until expiration. Because we cannot control the timing of our members' decision to redeem points, should the rate of redemption of points exceed our estimates, it could be necessary for us to obtain additional working capital and our results of operations could be materially and adversely affected.

  At June 30, 1999, we had cash and equivalents totaling $36.2 million. We anticipate that our available cash resources will be sufficient to meet our presently anticipated working capital and capital expenditure needs for at least the next twelve months.

  Our future liquidity and capital requirements will depend on numerous factors. For example, our pace of expansion will affect our future capital requirements, as may our decision to acquire or invest in complementary businesses and technologies. Therefore, we may be required to raise additional funds in the future through the issuance of debt or equity securities. If additional funds are raised through the issuance of equity securities, our existing stockholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us or our stockholders. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our programs or other services. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events could harm our business and financial condition.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

  We have defined Year 2000 Compliant as the ability to:

  . handle correctly date information needed for the December 31, 1999 to
    January 1, 2000 date change;
  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;
  . respond to two-digit date input where appropriate in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;
  . store and provide output of date information if the date elements in interfaces and data storage specify the century in ways that are unambiguous as to century; and
  . recognize Year 2000 as a leap year.

  All software developed by Netcentives utilizes the JavaSoft implementation of date object and calendar classes for expression and manipulation of dates. When dates are saved in persistent storage, the values are either serialized objects or date fields in a relational database; in both cases, the full 4-digit year is maintained. Our products do not perform any kind of truncation of century values or any string operations that jeopardize the integrity of the date values. We have also tested all of the third-party software incorporated in our products to ensure their proper processing of twenty-first century dates. As a result, we believe that all versions of our products including the production systems that manage our promotional networks are Year 2000 Compliant, provided that the underlying operating system of the host machine and any other software used with or on the host machine or our products are also Year 2000 Compliant. Statements published by the providers of this software, hardware and these operating systems indicate that they are or will be Year 2000 Compliant by December 1999. Our internal analysis of this software, hardware and these operating systems indicates that they are all currently Year 2000 Compliant.

  We have evaluated the data feeds from each of our rewards suppliers to determine if they are Year 2000 Compliant. Data feeds from approximately 13% of our active rewards suppliers may not be Year 2000 Compliant and we have informed these suppliers of the potential deficiencies we have identified. These suppliers have orally assured us that any such problems will be corrected prior to October 1999. We do not have any information regarding the Year 2000 Compliance of the systems of any of our rewards suppliers with which we do not directly interface. To the extent that our rewards suppliers are unable to transmit data to or receive data from Netcentives as a result of their failure to be Year 2000 Compliant, or they inaccurately maintain balances of frequent flyer miles for member accounts, general member dissatisfaction with frequent flyer programs may result and have an adverse effect on our business.

  We do not currently have any information concerning the Year 2000 Compliance status of any of our merchant customers. We plan to notify merchants to remind them of the Year 2000 problem and its potential effects on their systems. However, to the extent that our merchants are no longer able to process e-commerce transactions, process them incorrectly, or transmit incorrect data to our systems, our business could be adversely affected. If our current or future merchants fail to achieve Year 2000 compliance or if they divert technology expenditures, especially technology expenditures that were reserved for promotional products, to address Year 2000 Compliance problems, our business, results of operations, or financial condition could be materially adversely affected.

  We have initiated an assessment of our material internal information technology systems and our non-information technology systems. Our material internal information technology systems are primarily comprised of a local area network, telecommunications network, computer hardware, operating systems and applications software. Our material non-information technology systems are primarily comprised of facilities-related systems, such as heating and cooling and security. We expect to complete our assessment and any associated remediation of our information technology systems by October 1999. To date, we have identified one deficiency in the software operating system for our local area network server for which an upgrade is publicly available. We expect to install this upgrade by October 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 Compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal systems.

  We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material, and we do not expect these costs to exceed $100,000. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

  We have not developed a contingency plan to address situations that may result if our products are not Year 2000 Compliant, or if our suppliers or customers suffer major Year 2000 related problems or our internal systems fail as a result of Year 2000 issues. We expect to develop such a plan, along with an analysis of the worst case scenario that might result from Year 2000 issues, by the fourth quarter of 1999. We are also subject to external forces that might generally affect e-commerce, such as retailing and distribution company Year 2000 compliance failures and related service interruptions.

Quantitative and Qualitative Disclosures About Market Risk

  We had no holdings of derivative financial or commodity instruments at June 30, 1999. However, we are exposed to financial market risks associated with fluctuations in interest rates. Because all of the amounts in our portfolio have expected maturities of three months or less, we believe that the fair value of our investment portfolio or related income would not be significantly impacted by increases or decreases in interest rates due mainly to the short-term nature of our investment portfolio. If market rates were to increase immediately by 10 percent from levels on June 30, 1999, the fair value of this investment portfolio would decline by an immaterial amount. A sharp decline in interest rates could reduce future interest earnings of our investment portfolio. If market rates were to decrease immediately by 10 percent from levels on June 30, 1999, the resultant decrease in interest earnings of our investment portfolio would not have a material impact on our earnings as a whole.

  The table below presents principal amounts (in thousands) and related weighted average fixed interest rates for our investment portfolio.

                                        Expected Maturity Estimated Fair Value
                                              1999          at June 30, 1999
                                        ----------------- --------------------
   Federal instruments.................      $10,500            $10,500
   Weighted average fixed interest
    rate...............................         4.84%
   Commercial paper & short-term
    obligations........................      $25,652            $25,652
   Weighted average fixed interest
    rate...............................         4.68%
   Total portfolio.....................      $36,152            $36,152

  As of June 30, 1999, we had $36.2 million of cash and cash equivalents earning a weighted average variable interest rate of 4.72%.

                                    BUSINESS

Overview

  Netcentives believes that it is a leading provider of Internet loyalty, direct marketing and promotion products and services to drive consumer behavior. We believe that the Internet loyalty, direct marketing and promotion products and services industry includes over 45 companies of which we are one of the leaders. Netcentives' flagship program, the ClickRewards Network, is a powerful online promotion and loyalty program that allows e-commerce sites to reward consumers with ClickMiles, a digital promotion currency, for making online purchases. The ClickRewards Network was launched in March 1998 and as of September 23, 1999, included over 2.0 million members who have earned, in the aggregate, over 310 million ClickMiles. The ClickRewards Network includes e-commerce companies from a broad range of industries. These e-commerce companies purchase ClickMiles from us and award them to consumers in order to convert browsers to buyers, increase average purchase size, drive repeat purchases, and build loyalty to their sites. Representative companies in the ClickRewards Network include large, established Web sites who have been a part of the ClickRewards Network for an extended period of time and are ranked by Media Metrix as being among the top 500 advertising supported Web sites, such as barnesandnoble.com, E*TRADE, macys.com and OfficeMax.com, as well as smaller, newer Web sites have joined the ClickRewards Network more recently, such as Cooking.com, eBags, eNutrition, PlanetRx and ShopSports. We also offer online advertising and sponsorship, joint marketing programs, sponsored e-mail offers, and technical and marketing consulting services.

  As of June 30, 1999, we had derived substantially all of our revenues from the ClickRewards Network and Netcentives Professional Services. Utilizing the technology platform we have developed for the ClickRewards Network we have expanded our product offering to provide Custom Loyalty Networks to portals, companies with major brands and other Web sites with substantial membership. We launched our first Custom Loyalty Network for Looksmart in July 1999 and have signed contracts to develop additional Custom Loyalty Networks for the GO Network and Lycos that we expect to launch in the fourth quarter of 1999. We have also launched Enterprise Incentive Solutions programs with four corporate customers. In addition to the technical consulting and development services we have historically offered through our Netcentives Professional Services organization, we have also begun to offer marketing and promotions services.

  We have exclusive agreements with eight major airlines for the use of their frequent flyer miles in points-based Internet promotions networks. These relationships allow consumers, for example, to exchange ClickMiles one-for-one for frequent flyer miles from American Airlines, British Airways (USA), Continental Airlines, Delta Air Lines, Northwest Airlines, TWA, United Airlines and US Airways. These exclusive agreements give our ClickRewards merchants the ability to attract and retain online shoppers using a compelling, relevant and differentiated rewards currency.

Industry Background

 Growth of the Internet and Online Advertising

  The Internet has emerged as a unique global communications medium, enabling millions of people to interact and conduct business electronically. International Data Corporation, or IDC, estimates that there were approximately 97 million Internet users at the end of 1998, and that this number will grow to 320 million by the end of 2002. IDC further estimates that the total value of commerce over the Internet will increase from approximately $32 billion in 1998 to $425 billion in 2002. Similarly, Forrester Research estimates that U.S. business e-commerce revenue will grow from $109 billion in 1999 to $1.3 trillion in 2003. Internet commerce transactions are often faster, less expensive and more convenient for both buyers and sellers, and the opportunity to take advantage of these business efficiencies has attracted a broad group of participants.

  During the early stages of development of e-commerce, merchants were focused on building general brand awareness and acquiring customers. Consequently, the rapidly growing market for Internet marketing was heavily dominated by banner advertising. However, the low barriers to entry for new competitors, the emergence of below-cost online retailers and the ease with which consumers can switch between Internet retailers have intensified online commerce competition. As a result, several industry reports have concluded that banner advertising alone is either insufficient or ineffective. For example, Net Ratings, an online market research firm, found that the consumer response rate for banner advertising declined from 2% to 0.5% in December 1998.

 The Market for Loyalty, Direct Marketing and Promotion Products

  According to the Direct Marketing Association, offline expenditures on direct marketing, including promotions, reached $163 billion in 1998. Jupiter Communications estimates that online spending for Internet-based advertising alone will total $7.7 billion in the U.S. by 2002. As e-commerce Web sites increasingly focus on customer retention and loyalty, we believe that spending for online marketing will shift toward promotions and direct marketing. For example, Forrester Research predicts that by 2003, 50 to 70% of all Internet marketing budgets will be spent on promotional marketing as opposed to advertising, with the largest growth coming from membership, rewards and loyalty programs.

  As Internet retailers, portals and offline rewards providers increase their online promotional activities, we believe they face a number of challenges that require additional capabilities and skills outside of their traditional competencies. Specifically, any of the following operational requirements could pose problems for these entities:

  . integration of point of purchase promotional capabilities;
  . attraction and retention of consumers with an attractive demographic profile, such as frequent flyer program members;
  . establishment of a network of earning and award opportunities that is significant enough to make promotions appealing to consumers;
  . creation of a transaction processing system designed for use on the
    Internet;
  . development of Web site enhancements necessary to track consumer participation in and satisfaction with online promotional programs;
  . investment necessary to develop online promotions capabilities;
  . possession of the expertise required to develop and administer promotion programs and the associated financial liabilities; and . integration of new online promotions with existing offline promotion programs.

  We believe that Internet retailers, portals and offline rewards providers recognize the benefits of deploying online promotion programs, but have not been able to justify the resources required to build and maintain their own programs independently.

The Netcentives Solution

  Netcentives believes that it is a leading provider of Internet loyalty, direct marketing and promotion products and services used by Web sites to drive consumer behavior. We believe that the Internet loyalty, direct marketing and promotions product and services industry includes over 45 companies, of which we are one of the leaders. Leveraging our advanced technology infrastructure, experience and knowledge of promotions, we have developed three products to serve the online promotions market: the ClickRewards Network, Custom Loyalty Networks and Enterprise Incentive Solutions.

   ClickRewards Network. The ClickRewards Network is a loyalty program that gives online merchants the capability to reward consumers for making purchases at their Web sites. Web merchants ranked by Media Metrix as being among the top 500 digital media properties that are also a part of the network include barnesandnoble.com, E*TRADE, macys.com and OfficeMax.com. Other Web sites participating in the ClickRewards Network include Cook Express, Cooking.com, eBags, eNutrition and PlanetRx. By shopping at participating Web sites, consumers can earn ClickMiles, a digital currency that is exchangeable one-for-one for frequent flyer miles on eight major airlines and for other valuable rewards. Our customers reward consumers with ClickMiles as an incentive to convert browsers to buyers, drive repeat purchases, increase transaction size and build loyalty within their online communities.

  ClickRewards addresses the needs of the three major constituencies in promotional programs: e-commerce merchants, rewards suppliers and members.

  Merchants that participate in the ClickRewards Network benefit by:

  . attracting and retaining a targeted and loyal customer base including frequent flyer program members and online shoppers;
  . participating in a growing network of high-quality merchants with well known brands, the value of which increases with each additional merchant; . increasing the attractiveness of their online community with a loyalty program;
  . increasing the effectiveness of their marketing expenditures through e-mails to a targeted member base, Web site placements and joint marketing activities;
  . enhancing customer loyalty and retention with ClickMiles, which are redeemable one-for-one for the frequent flyer miles of eight major airlines and a wide range of valuable merchandise rewards, which may include a merchant's own products; and
  . having the ability to create and maintain ClickRewards promotions on the merchant's Web site.

  Rewards suppliers that provide us with frequent flyer miles and merchandise benefit by:

  . selling additional products through a growing online channel;
  . broadening their online presence to reach more consumers with an attractive demographic profile; and
  . increasing the value of frequent flyer miles by expanding the markets in which they are available.

  Our members benefit by:

  . increasing the value of their online purchases, by receiving a valuable currency with their purchases;
  . aggregating currency across a large network of high quality, well known merchants to realize meaningful value more quickly;
  . centralizing their earning and tracking of this currency in an online personal account; and
  . accumulating and holding a valuable currency that can be converted into frequent flyer miles or other rewards at a later date.

  Launched in March 1998, the ClickRewards Network has attracted 69 merchants from many of the top e-commerce categories. We have also entered into exclusive relationships to provide frequent flyer miles in points-based Internet promotion networks with American Airlines, British Airways (USA),
Continental Airlines, Delta Air Lines, Northwest Airlines, TWA, United Airlines and US Airways. The exclusivity provision in some of these agreements may be terminated following notice periods of between 45 and 90 days, and some of these agreements may be terminated in their entirety following notice periods ranging from 90 to 180 days. Based on our strong reward supplier relationships and network of merchants, as of September 23, 1999, membership in the ClickRewards Network has grown to over 2.0 million members who have earned, in the aggregate, over 310 million ClickMiles. On average, the current ClickRewards membership has been awarded approximately 160 ClickMiles each. Once a member has accumulated a sufficient number of ClickMiles, which is currently 500 ClickMiles and will be reduced to 250 ClickMiles beginning in the fourth quarter of 1999, he or she can redeem these ClickMiles by visiting the ClickRewards Web site and selecting his or her chosen redemption option. ClickMiles expire on the third December following the date they are earned. This may cause increases in redemption activity in December of each year.

  Custom Loyalty Networks. Our Custom Loyalty Network products enable portals, companies with major brands and other Web sites with substantial membership and scale to launch branded loyalty programs. We launched our first Custom Loyalty Network for Looksmart in July 1999 and we have signed contracts to develop Loyalty Networks for the GO Network and Lycos that we expect to launch in the fourth quarter of

1999. We are in discussions with additional potential Custom Loyalty clients; however, we currently have relationships with only these three entities. Using their own branded promotional currency, our clients are able to deploy programs that are designed to build community and drive customer acquisition and retention. Custom Loyalty Network clients receive all the benefits of operating a loyalty program like ClickRewards, such as increasing purchases, acquiring consumers and members and establishing a direct marketing channel. In addition, these clients are able to utilize our expertise and the power of our technology platform to outsource functions such as consumer account management, reward catalog development, transaction processing, reward redemption, customer service, database marketing and financial management of currency and liabilities.

  Enterprise Incentive Solutions. We sell Enterprise Incentive Solutions programs to corporations who use them to motivate and reward employees, partners and stakeholders across their intranets and extranets. Corporations can benefit from using our Enterprise Incentive Solutions by reducing the cost of implementing and administering employee incentive programs and increasing the effectiveness of these programs. Additionally, through the ClickRewards@Work program, companies can launch an effective incentive program that is linked to the broader consumer network of the ClickRewards Network. We launched our first Enterprise Incentive Solutions program in late 1998 and are currently operating programs for adauction.com, Cisco Systems, Event Source and Exceptional People.

  Netcentives Professional Services. All of our products are complemented by Netcentives Professional Services, our team of consulting professionals who offer significant expertise in relationship marketing, developing e-commerce applications and implementing our promotion solutions. Since our acquisition of Panttaja Consulting Group in December 1998, we have provided professional services to 16 clients in a variety of areas, including those related to e-commerce.

The Netcentives Strategy

  Our objective is to be the leading provider of Internet loyalty, direct marketing and promotion products used by Web sites to drive consumer behavior. We intend to achieve this objective by establishing ClickRewards as the leading Internet loyalty program and utilizing our technology and marketing expertise to provide products and services to retailers, portals and employers who are establishing their own loyalty networks. The key elements of our strategy are to:

 Expand the ClickRewards Network of Merchants, Rewards Suppliers and Members

  The ClickRewards Network has grown rapidly and as of September 23, 1999 included 69 merchants, 2.0 million members, and 15 rewards suppliers. We plan to continue to provide value-added products and services to our merchants in order to drive acceptance and growth of our incentive and rewards products. We use our capabilities to provide targeted offers from merchants to our member base. We use e-mails to our member base and inserts in frequent flyer newsletters and statements to increase the value of the ClickRewards currency to our members and to drive consumers to our merchants. Furthermore, we believe that we can increase the value of the ClickRewards Network to participating merchants by increasing the number of consumers who are members. As the ClickRewards Network grows, we believe that it will create the opportunity to provide additional services to existing merchants, including enhanced direct marketing and other professional services.

 Establish ClickRewards as the Primary Loyalty Program for Leading Online Merchants

  We believe that our customers will increasingly use the ClickRewards Network to address their particular business objectives, such as revenue growth and consumer loyalty. The key features that allow us to address the needs of our merchants include:

  . enabling them to create and maintain their own ClickRewards promotions; . featuring their own products in the ClickRewards rewards catalog;

  . promoting their brand on the ClickRewards Web site;
  . integrating ClickRewards functionality on their e-commerce Web site; . launching joint marketing programs; and . customizing ClickRewards e-mail communications for their consumers.

 Maximize Lifetime Value of ClickRewards Members

  We seek to maximize the frequency, size and number of purchases made by ClickRewards members throughout the network. Capitalizing on the attractive demographics and purchase behavior of our membership base, we intend to enhance the lifetime value of our members to our merchants through database marketing, a tiered loyalty program for top purchasers, additional site functionality and other features targeted to active ClickRewards members.

 Extend Network Loyalty Platform and Infrastructure to Support Additional
 Products

  We have developed a technology platform and infrastructure and a set of products, services and management expertise that effectively support Internet-based promotion and loyalty networks. We intend to use this platform to drive revenue opportunities beyond ClickRewards, including:

  . Custom Loyalty Networks. As portals, companies with major brands and other web sites transition from a media or advertising revenue model to an e-commerce revenue model, they are starting to seek ways of influencing consumers to shop at their site or network of sites. We are leveraging our experience in building and operating the ClickRewards Network to offer these major online companies the ability to implement custom loyalty programs. Not only do our Custom Loyalty Network products and services offer many of the same features as our ClickRewards Network, but they are also designed around the customer's brand, existing consumer base and partners. Our Custom Loyalty Network products and services enable these companies to award their members with their own private label currency points and customized redemption options. We launched our first Custom Loyalty Network for Looksmart in July 1999 and have entered into contracts to develop Loyalty Networks for the GO Network and Lycos that we expect to launch in the fourth quarter of 1999.

  . Enterprise Incentive Solutions. To address the large market for employee and channel partner incentives, we intend to deploy additional incentive programs for enterprises based on both the ClickRewards Network and custom implementations. These incentive programs allow enterprises to motivate, retain and reward employees, channel partners and stakeholders. We launched our first Enterprise Incentive Solutions program in late 1998 and operate programs for adauction.com, Cisco Systems, Event Source and Exceptional People.

  . Online and Offline Rewards Programs. Many merchants have both an online and offline presence. For such merchants, we intend to offer integrated rewards programs that increase consumer loyalty across multiple channels. In the future, we intend to pursue relationships that will enable merchants in the ClickRewards and Custom Loyalty Networks to award their members and consumers for offline activity. We currently do not offer these types of programs.

 Build the Netcentives and ClickRewards Brands

  We believe that building greater awareness of the Netcentives and ClickRewards brands is critical to expanding our merchant, rewards supplier, and member base and our roster of Enterprise Incentive Solutions and Custom Loyalty Networks customers. In order to accelerate the acceptance and penetration of the ClickRewards Network, we have developed and are continuing to pursue relationships with merchants and airlines whose brands are well known and widely respected. We believe that increasing the number of ClickRewards members makes the ClickRewards Network more attractive and valuable to merchants. Therefore, we actively promote the ClickRewards brand among consumers through a variety of marketing programs, including promotions, direct e-mail marketing, and targeted advertising. We also promote the

Netcentives brand to potential Enterprise Incentive Solutions customers and Custom Loyalty Networks customers in trade journals and other industry forums. As we increase our collective base of merchants rewards suppliers and members, we believe that the value of the Netcentives and ClickRewards brands will be reinforced.

 Offer a Broad Range of Loyalty and Direct Marketing Services

  We seek to provide a broad range of marketing solutions to our ClickRewards merchants and our Custom Loyalty Network clients. Separate from providing these customers with a promotional currency, we also offer a wide range of promotional and marketing services including database marketing, promotion development and management, e-mail direct marketing, and creative services. We believe that these services offer a complete loyalty marketing solution to our customers and allow them to maximize the return from their loyalty program.

  For example, our advanced technology, substantial membership bases and merchant and rewards supplier relationships allow us to collect information about consumers and their purchasing behavior. We maintain data warehouses of this and other data. We also capture transactional activity across multiple merchant product categories, allowing us to aggregate and view consumer patterns throughout each network.

  We enforce strict privacy policies that govern how information about members is used, and communications are not sent to members who have previously declined to be contacted. This form of permission-based marketing removes the issue of unsolicited offers and increases responsiveness to promotional offers. We currently do not sell member information to third parties and do not intend to do so in the future. While adhering to our privacy policies, we intend to use the accumulated data to provide advanced marketing services to merchants and Custom Loyalty Network clients.

  Through the use of our tools, information and processes, we have the capability to assist merchants in targeting members for specific marketing promotions. Examples include e-mail messages targeted to the member based on past interactions, preferences and interests and the monitoring of members' responses to these promotions. We believe that our capabilities will make Netcentives' direct marketing capabilities attractive to merchants who prefer to outsource this function rather than make the necessary investment themselves.

 Extend Technology and Business Process Leadership

  We believe that our ability to scale our technology and infrastructure in a secure manner with the growth in the number of merchants, members and transactions has been a competitive advantage. We hold a patent that encompasses a set of systems, procedures and methods for providing Internet-based incentive and reward programs which we license on a non-exclusive basis. With our recent acquisition of the Panttaja Consulting Group, Inc., we have added further capacity to develop enhancements to our technology base and to bring them to market. We expect to continue to invest heavily in research and development. We also expect to pursue technology relationships to enhance the performance, security and functionality of our core technology infrastructure.

 Expand Internationally

  To date, we have focused on pursuing opportunities in the United States and Canada. However, we believe that international markets present an attractive marketplace for our network loyalty infrastructure. We expect to begin our international efforts by expanding the ClickRewards Network into Europe. We intend to expand our Custom Loyalty Networks products to portals and online merchants based in other countries and our Enterprise Incentive Solutions products to large multinational corporations.

Products and Services

  We provide a suite of products and services to address our customers' various needs for online promotions and loyalty programs. Our programs are positioned as follows:


   Netcentives           Target             Program          Program
     Solution           Customers           Members          Branding            Rewards
-----------------------------------------------------------------------------------------------

  ClickRewards    Internet commerce     Current shoppers ClickRewards     Frequent flyer miles,
  Network         merchants             and ClickRewards branded          merchandise and
                                        members                           travel-related awards
-----------------------------------------------------------------------------------------------

  Custom Loyalty  Portals, companies    Customer's user  Customer branded ClickMiles and
  Networks        with major brands     base                              customer-specific
                  and other large scale                                   merchandise
                  Web sites
-----------------------------------------------------------------------------------------------


  Enterprise      Businesses            Employees and    Customer and     Frequent flyer miles,
  Incentive                             channel partners ClickRewards     travel-related awards
  Solutions                                              co-branded       and customer-specific
                                                                          merchandise


 ClickRewards Network

  The ClickRewards Network brings together e-commerce merchants, ClickRewards members and awards suppliers into a networked loyalty program. Netcentives sells merchants ClickMiles, a digital promotions currency. Merchants then award the ClickMiles to consumers for activities such as making purchases, winning sweepstakes and completing surveys. Members can earn ClickMiles from merchants across the ClickRewards Network and can track their award balances online. Members can redeem their ClickMiles for frequent flyer miles from eight leading airlines on a one-for-one basis and for other travel awards and merchandise using our online catalog.

  . ClickRewards Membership. Consumers become ClickRewards members in a variety of ways, including by enrolling in the ClickRewards program on our Web site, earning ClickMiles from participating merchants, participating in sweepstakes in which ClickMiles are a prize and enrolling through third-party Web sites. Because our merchants pay us for ClickMiles prior to awarding them to members, substantially all of our merchants also require that a consumer elect to become a ClickRewards member at the time of a qualifying purchase in order to earn ClickMiles. Membership in ClickRewards is free and protected by a strict privacy policy. Launched in March 1998, as of September 23, 1999, there were over
    2.0 million ClickRewards members who have earned, in the aggregate, over 310 million ClickMiles. Members learn about earning opportunities by visiting the ClickRewards Web site, receiving member e-mails, or by electronically visiting a merchant that features ClickRewards. In addition, the shopping sites that participate in the ClickRewards Network promote their ClickRewards offers via e-mails to their customers, banner ads, placement on their Web site and offline advertising. The consumer's ClickMiles earning activity is integrated with the purchase process. Once the qualifying transaction is complete, information about the member and the ClickMiles that have been earned is sent to Netcentives securely over the Internet, automatically triggering an e-mail receipt to the member confirming the deposit of ClickMiles. The member can then track his or her account balance on the ClickRewards Web site in a password-protected area.

  . ClickMiles Redemption. Once a member has accumulated the minimum balance required for redemption, which is currently 500 ClickMiles and will be reduced to 250 ClickMiles beginning in the fourth quarter of 1999, he or she can redeem them by visiting the ClickRewards Web site, logging into his or her personal account, and selecting the redemption option of their choice. Members can choose to redeem their ClickMiles one-for-one and add them into their existing frequent flyer account with American Airlines, British Airways (USA), Continental Airlines, Delta Air Lines, Northwest Airlines, TWA, United Airlines, or US Airways. ClickMiles can also be redeemed for other travel awards such as car rental and hotel certificates, and for a wide range of merchandise.

  . Merchant Participation. We have targeted Web sites in each major shopping category as merchants. Currently we have 69 e-commerce shopping sites in the ClickRewards Network. A representative sample of merchants who have offered ClickRewards promotions during the past twelve months or are currently developing ClickRewards promotions include:


                     Representative ClickRewards Merchants
--------------------------------------------------------------------------------

    areyougame.com       CyberBills.com   KBKids.com           Someone Special

    ArtSelect            DealDeal.com     TheKnot.com          Visa

    Azazz                eBags            macys.com            Visto

    @Backup              eNutrition       MSN Shopping         WebFlyer

    barnesandnoble.com   E*TRADE(TM)      Music Boulevard      Wells Fargo

    beyond.com           First Auction    OfficeMax.com        XOOM.com

    CDnow                garden.com       PlanetRx             1-800-FLOWERS

    ClubComputer         iOwn.com         Red Herring Online

    Cooking.com          iPrint.com       ShopSports


 Custom Loyalty Networks

  We believe that most individual merchant sites are best served by participating in a network loyalty program, such as ClickRewards. However, portals and other large community sites have their own network of merchants and consumers, and possess their own considerable scale, traffic and brand. Therefore, we are leveraging our experience in building and operating the ClickRewards Network to offer these major online companies the ability to implement custom loyalty programs. Not only do our Custom Loyalty Network products and services offer many of the same features as our ClickRewards Network, but they are also designed around the customer's brand, existing consumer base and partners. Our Custom Loyalty Network products and services enable these companies to award their members with custom branded currency points and customized redemption options. To build large-scale loyalty programs, we believe that we can provide the necessary tools and expertise, such as:

  . Overall Program Management. We offer overall management services for custom loyalty products from the definition phase, to design, implementation and maintenance.

  . Loyalty Program Design Services. We offer program design services that take advantage of the advertising, promotions and loyalty program experience of our management team, including the conceptualization and development of the awards catalog.

  . Technology and Process Licensing. We offer customers access to our base of proprietary technology and business processes that enable certain types of promotions.

  . Currency Creation. We work with customers to create unique promotional currencies that specifically target the customer's consumer base and utilize the customer's brand identity.

  . Currency and Liability Management. We have experience with the complex financial management of rewards programs. We offer these services to Custom Loyalty customers to allow them to focus on their core business.

  . Awards Transaction Processing and Data Center Services. We offer reliable, secure and fault-tolerant transaction processing services to support the issuance of currencies and the exchange of awards. We also offer reliable data center services for the storage of account information for a particular customer's program.

  . Consumer Services. We offer customers software that enables their consumer service representatives to have access to real-time consumer information. In addition, we offer complete outsourcing of the loyalty program consumer service function.

  . Risk Management/Fraud Control. Through technical and operational processes, we offer comprehensive risk management and fraud control services to address and prevent potential fraudulent activity.

  . Database Marketing Consulting. We offer data analysis based on our understanding of consumer behavior. Database marketing consulting can provide our customers with the opportunity to design and modify their program based on demonstrated consumer behavior.

 Enterprise Incentive Solutions

  The market for enterprise incentives is estimated to be greater than $20 billion per year by the Incentive Federation, an independent trade organization. We believe that this market, traditionally managed offline, can be more efficiently automated using Internet technology that leverages the enterprise's investment in intranets and extranets. For example, incentives can be offered to sales forces as additional compensation for the adoption of sales force automation systems, for performance-based programs and for other motivational programs. Incentives can also be offered to other employees to increase loyalty, improve job performance, increase information sharing, encourage self-improvement training and refer employees.

  We believe that the ClickRewards Network has many attributes that make it an effective platform for enterprise solutions. Our use of the current Netcentives rewards management technology allows us to reduce the cost of developing and operating incentive programs for these markets. We launched our first Enterprise Incentive Solutions program in late 1998 and are currently operating programs for adauction.com, Cisco Systems, EventSource and Exceptional People.

 Netcentives Professional Services

  Technical and marketing consulting services are an integral part of our ClickRewards, Custom Loyalty Networks, and Enterprise Incentives Solutions offerings to customers. Through the Netcentives Professional Services group, we have provided systems integration and technical consulting services to clients to help them deploy the ClickRewards program as well to other businesses. We also offer software-related training and educational services in the Internet and client/server market sectors through this group. Additionally, we expect customers of our Custom Loyalty Networks and Enterprise Incentives Solutions to use our e-commerce systems development skills to integrate Netcentives technology with their existing systems, or to build customized applications that support their e-commerce, loyalty or other initiatives. We have provided professional services to 16 clients in a variety of industries.

Rewards Suppliers

  We believe that a critical element of developing successful direct marketing and promotion products for merchants is to offer compelling awards to consumers with a high perceived value. Frequent flyer miles are among the most popular, proven and effective offline consumer incentives. We have cultivated exclusive relationships with eight major airlines for the use of frequent flyer miles in points-based Internet-based promotion networks. A significant advantage we offer with ClickRewards is the ability for consumers to add ClickMiles to their existing frequent flyer accounts. We have also entered into a variety of relationships with other suppliers of incentive awards in order to provide broad yet compelling appeal to our awards catalog offerings. Current rewards suppliers include:

                 Representative ClickRewards Rewards Suppliers

-----------------------------------------------------------------------------
     American Airlines AAdvantage                US Airways Dividend Miles
     British Airways Executive Club (USA)        United Airlines Mileage Plus
     Continental Airlines OnePass                barnesandnoble.com
     Delta Air Lines SkyMiles                    CDnow
     Northwest Airlines WorldPerks               shop.theglobe.com
     TWA Aviators Club

Marketing and Sales

  We have a comprehensive approach to marketing and sales. To our ClickRewards Network merchants and rewards suppliers, we position ourselves as the leader in providing powerful relationship marketing products and services to drive consumer behavior. To the consumer, we position the ClickRewards Network as the most rewarding way to shop online. Finally, for our Custom Loyalty and Enterprise Incentive Solutions customers, we market Netcentives as the premier outsourcing partner for relationship marketing and incentive products and services. As such, our marketing and sales efforts are distinct to each audience.

 ClickRewards Merchants

  We have a direct sales force that sells our entire portfolio of products and services and includes individuals focused on distinct markets and specific products and services. Our sales force is based out of our San Francisco headquarters, with sales offices in Chicago and New York. An internal telesales team responds to inbound inquiries and provides additional support to our direct sales force. We plan to increase our direct sales force and open additional sales offices in the United States and internationally. We will also pursue distribution relationships with advertising agencies, systems integrators, consulting firms and others in order to allow third parties to sell ClickMiles. Our marketing department supports our sales efforts and coordinates attendance at industry events and pursues trade advertising and media relations. We also have joint online marketing agreements with MSN Shopping and CoolSavings which allow us to feature ClickRewards on their Web sites.

 ClickRewards Consumers

  We believe that increasing our membership base is a critical element to making our products and services more valuable to merchants. Therefore, our consumer marketing strategy and programs are designed to build the ClickRewards brand, drive new member acquisition, convert members to buyers, encourage repeat purchases, drive purchases across the network and create loyalty to the ClickRewards Network and its shopping sites.

  We intend to continue building the relationship with our members through targeted, relevant communications and offers based on their past buying behavior and preferences. In addition, we offer bonuses to our members to encourage seasonal purchases and purchases throughout the network. We believe that if we can build a loyal member base, we can offer greater value to our merchants.

  In order to achieve our brand, acquisition, retention and loyalty goals, we employ a wide range of promotional, direct marketing, media and public relations activities.

  . Advertising and Public Relations. We advertise in a variety of online and offline media including newspaper, magazines, radio, outdoor and Internet banner advertisements. Our advertising efforts are augmented by extensive consumer public relations to generate coverage in radio and print, and on television.

  . Airline Supplier Co-Marketing. As a benefit of our relationships with our airline suppliers, we have access to multiple direct marketing channels targeting the members of the airlines' frequent flyer programs. We have utilized statement inserts, newsletter articles, e-mails, in-flight video and Web site placement to reach these frequent flyer program members.

  . Merchant Co-Marketing. The majority of our participating e-commerce shopping sites feature the ClickRewards logo and promotional offers on their home page. In addition, the ClickRewards message is often threaded throughout the purchase process. The ClickRewards offers are often included in e-mails to the shopping sites' customers and included in their advertising campaigns both online and offline.

  . Ongoing E-mail Communications. We have a variety of ongoing e-mail communications which feature new shopping sites, new offers and special offers. We will continue to enhance this channel of communication to become more personalized and customized.

  . Network Promotions. We develop and launch network-wide promotions on a seasonal basis to provide added incentives for members to shop frequently and throughout the ClickRewards Network. Examples include volume, multi-purchase and refer-a-friend bonuses.

 Custom Loyalty, Enterprise Incentive Solutions and Netcentives Professional Services Customers

  The launch of a custom loyalty program represents a significant and strategic decision for a company. Consequently, we are primarily using a direct sales force for Custom Loyalty Networks. These sales efforts are complemented by our general trade marketing efforts that aim to establish our position as the leader in our field. Enterprise Incentive Solutions products and services are also sold by a direct sales force. In the future, we expect this solution to be sold and delivered through resellers and other entities, such as enterprise software companies, existing incentive product providers and promotion agencies. Marketing and sales of our professional services and technical consulting are integrated into the sales and marketing of each of our products. Additionally, our existing client base and client referrals generate inquiries and leads for more general e-commerce consulting projects not directly related to the implementation of a rewards or loyalty product.

Member Service

  We believe that to sell high volumes of ClickMiles to merchants we need to offer them a large, attractive base of potential consumers. We believe that our ability to create a loyal and valuable membership base for ClickRewards depends on high quality member service. Furthermore, direct member feedback on our service is an important way in which we can continually improve the ClickRewards shopping experience. The member service team is responsible for providing phone support during business hours and e-mail support with a 24-hour response time. Representatives are responsible for resolving general inquiries about ClickRewards, and inquiries relating to the status of orders and redemption requests. Many of these requests require coordination with the member service teams of participating merchants and reward suppliers. E-mail support utilizes customized automatic response systems and a staff of trained member support agents to generate personalized responses to inquiries. To customers of our Custom Loyalty Networks and Enterprise Incentive Solutions products, we offer the option of outsourcing member service support for inquiries related to their program, or utilizing the member service module of our software platform for their internal member service representatives.

Technology

  We have built a technology platform for the exchange and management of an online promotional currency. Our SecureRewards Architecture consists of a set of software and protocols that interact across the Internet to create a network among merchants, rewards suppliers and consumers. We designed this system for security and high volume transaction processing, with the ability to handle hundreds of thousands of transactions per day. Our system uses a high performance database design and an architecture designed with security in mind.

  A diagram using a grid to represent the Internet and boxes representing the
    Netcentives Website and a typical merchant Website. The elements of the Netcentives software residing on the Netcentives Web site and the merchant
 Website are represented by boxes within the boxes representing the Web sites.
   The software element within the merchant site is the Reward Broker and the software elements within the Netcentives site are the Payment System, Netcentives Central, the Redemption System and the Member Relationship Systems. Arrows representing the interactions between Netcentives, the merchant, rewards suppliers and a consumer. The merchant site and the Netcentives site are connected by the Secure Value Transfer Protocol.

  The design of our SecureRewards Architecture allows merchants to distribute promotional currency safely at their own site. The following is a description of the modules within the SecureRewards Architecture:

  . RewardBroker resides at the merchant site and initiates promotional currency transfers in real time. We provide merchants with a range of integration options with RewardBroker, including application programming interfaces and integration services to enable rapid customization and integration with the merchant's own unique e-commerce environment.

  . Payment System resides at our data center and receives and processes all promotional currency transfer requests from RewardBroker. It first determines if the requestor is legitimate and that the request has not been modified. It then passes the request through the Fraud Detection System, and finally fulfills the request.

  . Secure Value Transfer Protocol ensures the privacy and origin of all messages in the network. RewardBroker and Payment System communicate through the protocol, which supports a wide variety of message types. It employs financial transaction-grade cryptography to sign and encrypt messages.

  . Fraud Detection System provides both per-transaction and aggregate fraud detection and prevention. The system applies a combination of business rules about each promotion and monitors activity based on past behavior to determine if activity is fraudulent.

  . Account Management Systems provides consumer, merchant and reward supplier services, such as account creation and reactivation, promotion funding and transaction inquiries, as well as a consumer support information.

  . Member Relationship Systems presents the current promotions, rewards and account balance information to individual consumers through a Web based interface. Each request to manipulate an individual consumer's account requires authentication to prevent fraudulent activity. Member Relationship Systems also include the Customer Contact Module and the Targeting and Segmentation Database.

  . Consumer Contact Module provides consumers with instant receipts of account activity and periodic account statements. We are developing the capability to use the Consumer Contact Module to provide consumers with relevant promotions and award opportunities based on self-identified interests and past behavior in the network.

  . Targeting and Segmentation Database is being developed to provide relevant promotions and rewards opportunities by tracking consumer preferences. It will be used in conjunction with the Consumer Contact Module to personalize each consumer's experience.

  . Redemption Systems reside at our data center and processes all requests by consumers to redeem promotional currency for goods or services. The requests pass through the Fraud Detection System and are then formatted for transmission as fulfillment requests to the various rewards suppliers. Responses to fulfillment requests are also processed by the Redemption Systems.

  . Netcentives Central provides merchants and their account managers with up-to-date information via the Web on current promotions, including promotion balances and transactional history.

  All elements of the SecureRewards Architecture are designed to operate on a wide range of merchant systems. This design also helps us to deploy new technologies without needing to re-write the entire system. Much of the SecureRewards Architecture is written in Java. The SecureRewards Architecture is the technological foundation for the ClickRewards Network, Enterprise Incentive Solutions, and Custom Loyalty Networks.

  We designed all elements of the SecureRewards Architecture from the ground up with security in mind. RewardBroker and Payment System, in particular, utilize private key cryptography with highly secure financial transaction grade techniques to authenticate merchants and encrypt transactions. Each request to manipulate an individual consumer's account requires authentication to prevent fraudulent activity and encryption to enhance consumer security. We have implemented additional fraud prevention mechanisms to track unusual behavior.

Competition

  As a provider of loyalty, direct marketing and promotion products and services, we generally compete with advertising and other promotional programs for a portion of a customer's total marketing budget. In addition, within the promotions market, we compete with a variety of businesses in connection with each of our three programs. We believe that the Internet loyalty, direct marketing and promotion product and services industry includes over 45 companies, of which we are one of the leaders. For the ClickRewards Network our primary competition can be categorized as follows:

  . loyalty programs operated by and/or for portals and other large e-
    commerce sites, such as AOL Rewards;
  . Custom Loyalty Networks we operate on behalf of third parties; and . stand-alone loyalty programs and promotional tools developed by and/or for e-commerce sites, such as Autobytel.com Mobalist Rewards, CDnow Fast Forward Rewards, CBS SportsLine Rewards, Cybergold and MyPoints.com.

  We believe that we face substantial obstacles competing against internally developed products created by our existing and potential customers. Additionally, Custom Loyalty Networks that we develop for third parties may compete directly with the ClickRewards Network for merchants and members in electronic commerce.

  Our Enterprise Incentive Solutions products and services compete with existing, offline incentive products provided by parties such as Maritz Marketing Research, Carlson Marketing Group, Loyalty Group, a division of Alliance Data Systems and BI Performance Services. Our Custom Loyalty Network and Enterprise Incentive Solution products and services also compete with products offered by third parties, such as MyPoints.com.

  For each of our programs, we expect competition to intensify as more competitors enter our market. We believe that such future competition could come from newly formed companies and, more importantly, from traditional offline promotions and loyalty companies such as Carlson Marketing Group, Brierley & Partners and Signature Group, a division of GE Capital. In order to compete in our market, companies will need to develop the necessary Internet-based technology infrastructure, enter into relationships with key suppliers and obtain access to appropriate business processes. We believe that large offline promotions and loyalty companies have the necessary resources and expertise to do so. While we currently have contractual relationships with many rewards suppliers, such as airline frequent flyer programs, any of these suppliers could themselves enter our markets and provide us with substantial competition.

  Many of our potential competitors, and in particular offline promotions companies and offline rewards programs, have longer operating histories, stronger brand names and significantly greater financial, technical, marketing and other resources than we do. In addition, these companies may have existing relationships with our potential customers and may be able to respond to changes in market dynamics and technology faster than we can. We cannot assure you that we will be able to compete successfully against these potential competitors.

Proprietary Rights

  We currently rely on a mixture of patents, copyrights, trademarks, trade secrets and agreements with third parties and employees to protect our proprietary rights. We have a patent which relates generally to online incentive award programs. One aspect of our patent is directed to a computer system for implementing an incentive award program, with the computer system including an online product catalog, an online awards catalog and a database for storing account information for each user of the incentive award program. Netcentives, ClickRewards, ClickMiles, Custom Loyalty Networks, Enterprise Incentive Solutions, RewardBroker, Secure Value Transfer Protocol, Secure Rewards Architecture, the Netcentives logo and the ClickRewards logo are trademarks of Netcentives. We copyright our Web site content, our software and our sales and promotional literature. Despite our efforts to protect our proprietary rights, unauthorized parties may use aspects of our business model and products and obtain and use information we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of such breaches. We believe that each of these proprietary rights is important to our business in our effort to prevent unauthorized use of our technology and processes and protect our investment in establishing and maintaining our brand. Our competitors may independently develop technologies or business models that are substantially equivalent or superior to ours. In March 1999, we licensed our patent to MyPoints.com, a competitor of ours, who may use this license to compete with us using our business process. We may decide to license our patent to other competitors. Furthermore, we may expand internationally, and many countries do not protect intellectual property rights to the same extent as the laws of the United States. In the event that we are unable to protect our proprietary rights, our business, financial condition and results of operations could be materially adversely affected.

  The Internet, and specifically the market for e-commerce and online advertising, direct marketing and promotions, is characterized by a rapidly evolving legal landscape. A variety of patents relating to this market have been issued in the past year, including our business process patent. We believe that several additional, related patents are currently pending. We believe that there will continue to be substantial activity in this area and that litigation may arise due to our attempts or a third party's efforts to enforce patent rights.

  We may incur substantial expenses, and the attention of our management may be diverted if such litigation occurs. In addition, whether or not any claims against us are meritorious, we may be required to enter into license agreements or be subject to injunctive or other equitable relief, any of which would materially adversely affect our business, results of operations and financial condition.

Employees

  As of June 30, 1999, Netcentives had 149 full time employees, including 78 in marketing and sales, 35 in research and development, 19 in professional services, and 17 in finance and administration. Our employees are not represented by any collective bargaining unit or labor union and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

  Our current headquarters are located in San Francisco, California, where we lease six locations aggregating approximately 40,000 square feet under leases expiring between 2000 and 2001. In May 1999, we entered into a lease that expires in 2007 for approximately 70,000 square feet in which we will consolidate our San Francisco headquarters in early 2000. We also lease approximately 1,000 square feet in Chicago, Illinois, approximately 500 square feet in New York, New York and approximately 4,000 square feet in Healdsburg, California under leases that are month-to-month.

Legal Proceedings

  We are currently involved in no material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors and their ages as of June 30, 1999 are as follows:

 Name                        Age Position
 ----                        --- --------
 West Shell, III............ 44  Chairman of the Board of Directors and Chief
                                  Executive Officer

 Murray Brozinsky........... 34  Executive Vice President and Managing
                                  Director, North America

 John F. Longinotti......... 54  Executive Vice President, Operations and Chief
                                  Financial Officer

 Elizabeth S. Ames.......... 42  Senior Vice President and General Manager,
                                  Custom Loyalty Networks

 Timothy J. O. Catlin....... 35  Senior Vice President, Research & Development

 Edward Fong Soo Hoo........ 47  Senior Vice President, Corporate Development

 George Loyer............... 50  Vice President and General Manager,
                                  Netcentives Professional Services

 Elliott S. Ng.............. 30  Vice President and General Manager,
                                  ClickRewards

 William B. Rusitzky........ 35  Vice President and General Manager, Enterprise
                                  Incentive Solutions

 Paul F. Danielsen.......... 44  Vice President, Sales

 Perryman K. Maynard........ 43  Vice President, Relationship Marketing and
                                  Strategic Alliances
 William McGee.............. 42  Vice President, Corporate Marketing

 Stewart Alsop(2)........... 47  Director

 Tom Byers, Ph.D.(2)........ 46  Director

 Eric W. Tilenius........... 31  Director

 Virginia M. Turezyn(1)(2).. 41  Director

 Wendell G. Van Auken(1).... 54  Director

 Sergio Zyman(1)(2)......... 53  Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Mr. Shell was elected to our Board of Directors in January 1997 and as Chairman of the Board of Directors in July 1999. He has served as our President and Chief Executive Officer since June 1997. In 1986, Mr. Shell founded Pacific Marketing Group (subsequently Highway One Communications), a marketing firm, and acted as its Managing Partner until November 1996. Prior to founding Pacific Marketing Group, Mr. Shell held marketing positions at Atari Corp., a video game manufacturer, Johnson & Johnson, a healthcare products company, and Grey Advertising Inc., an advertising agency. Mr. Shell holds a B.S. in Business Administration from the University of Vermont.

  Mr. Brozinsky joined Netcentives in April 1998 and has served us in a variety of capacities since that time, including currently as Executive Vice President and Managing Director, North America, a position he has held since July 1999. From September 1994 to April 1998, Mr. Brozinsky was a consultant with the Boston Consulting Group, a management consulting firm, where he specialized in developing e-commerce strategies for high technology and financial services clients. Prior to September 1994, Mr. Brozinsky served as the Director of Finance at McCaw Cellular Communications Inc., a cellular telecommunications company, General Manager of Monitor Marine, a subsidiary of Monitor Aerospace Corporation, a high technology manufacturing company, and as an investment banker with Morgan Stanley and Company, Inc., an investment bank. Mr. Brozinsky holds a B.S. in Finance and a B.A. in Philosophy from the University of Pennsylvania and an M.B.A. in management and manufacturing from Northwestern University's Kellogg and McCormick schools.

  Mr. Longinotti joined Netcentives in January 1998 and has served as our Executive Vice President, Operations since July 1999 and as Chief Financial Officer since January 1998. Mr. Longinotti served as a consultant to Netcentives from October 1997 to January 1998. From April 1995 to January 1998 he was an independent consultant in an operational and financial consulting practice. From July 1993 to March 1995 Mr. Longinotti was Chief Executive Officer of Digital Collections, Inc., a graphics software and multimedia firm. Mr. Longinotti started his career at U.S. Leasing International where he spent sixteen years in a variety of executive positions, followed by two years at AT&T Capital. Mr. Longinotti holds a B.S. in Engineering from Stanford University and an M.B.A. from the University of California at Berkeley's Haas School of Business.

  Ms. Ames joined Netcentives in November 1998 and has served us in a variety of capacities since that time, including currently as Senior Vice President and General Manager, Custom Loyalty Networks, a position she has held since July 1999. From May 1998 to November 1998, Ms. Ames was General Manager, Internet Merchant Group at VeriFone, Inc., an electronic payment system company, where she had profit and loss responsibility for sales, marketing and product development for the Internet merchant market. While at VeriFone, Ms. Ames also served as Director, Product Marketing, Internet Commerce Division from June 1997 to May 1998. From October 1996 to June 1997, Ms. Ames was an independent consultant with a focus on internet commerce and marketing technology. From November 1995 to October 1996, Ms. Ames was Vice President, Product Development at Eagle River Interactive, an interactive advertising agency. From January 1994 to November 1995, Ms. Ames was a Principal at Opus Consulting, a strategic marketing and Internet consulting group. Prior to 1994, Ms. Ames held a variety of positions with Apple Computer, Inc., a computer manufacturer. Ms. Ames holds a B.F.A. from the Hartford Art School at the University of Hartford and an M.B.A. from Southern Methodist University.

  Mr. Catlin joined Netcentives in November 1996 as our Vice President, Research & Development and became our Senior Vice President, Research & Development in July 1999. From July 1996 to October 1996, Mr. Catlin was Senior Director of Engineering at Eagle River Interactive. From March 1995 to July 1996, Mr. Catlin was an Engineering Manager at Intuit, Inc., a financial software company. From September 1993 to January 1995, Mr. Catlin was President and Chief Executive Officer of Streetlight Software, Inc., a software services company. Mr. Catlin holds a B.A. in Computer Science from Brown University.

  Mr. Soo Hoo has served as our Senior Vice President, Corporate Development since March 1998. From September 1997 to March 1998, Mr. Soo Hoo was Executive Vice President of Sales at Quote.com, Inc., a Web-based financial services information company. From February 1996 to September 1997, Mr. Soo Hoo was Director of Business Development at CyberCash, Inc., an Internet commerce payment solutions company. From January 1994 to February 1996, Mr. Soo Hoo was Business Development Manager, OEM at Novell, Inc., a network operating systems manufacturer. Mr. Soo Hoo studied business administration at both the University of San Francisco and California State University, Hayward.

  Mr. Loyer has served as our Vice President and General Manager, Netcentives Professional Services since July 1999. From December 1998 to July 1999, Mr. Loyer served as our Director, Netcentives Professional Services. From March 1993 to December 1998, Mr. Loyer served in a variety of capacities at Panttaja Consulting Group, Inc., a technology consulting firm which was acquired by Netcentives, including most recently as Panttaja's Vice President and General Manager from June 1996 to December 1998. Mr. Loyer studied Chemical Engineering at Rensselaer Polytechnic Institute.

  Mr. Ng was a co-founder of Netcentives in June of 1996 and has served Netcentives in a variety of capacities since that time, including currently as our Vice President and General Manager, ClickRewards a position he has held since July 1999. Mr. Ng also served as a Director of Netcentives from June 1996 to September 1997 and as our Chief Financial Officer from June 1996 to January 1998. From December 1995 to June 1996, Mr. Ng was a Partner in Tilenius & Ng Ventures, a predecessor entity to Netcentives. From July 1991 to August 1994, Mr. Ng was a Product Manager at Microsoft Corporation, a software developer. Mr. Ng holds a B.A. in Social Studies from Harvard University and an M.B.A. from the Harvard University Graduate School of Business.

  Mr. Rusitzky joined Netcentives in February 1997, and has served us in a variety of capacities, including currently as our Vice President and General Manager, Enterprise Incentive Solutions, a position he has held since July 1999. From February 1994 to February 1997, Mr. Rusitzky was Manager, Business Development and International Marketing/Sales at Silicon Graphics, Inc., a computer workstation manufacturer. Prior to 1994, Mr. Rusitzky served in a variety of positions with Silicon Graphics. Mr. Rusitzky holds a B.M.E. from the Georgia Institute of Technology and an M.E. in Operations Research and Industrial Engineering and an M.B.A. from Cornell University.

  Mr. Danielsen has served as our Vice President, Sales since May 1997. From October 1995 to May 1997, Mr. Danielsen was Director of Business Development at Sportsline USA, Inc., an internet-based sports media company, where he was responsible for developing strategic relationships with national governing bodies, athletes, and new channel partnerships. From 1990 to October 1995, Mr. Danielsen was a Managing Partner of P&P West, a sports marketing company specializing in event packaging, production and television. Mr. Danielsen holds a B.A. in Economics from the University of Colorado.

  Mr. Maynard has served as our Vice President, Relationship Marketing and Strategic Alliances since August 1998. From July 1997 to August 1998, Mr. Maynard was a Principal at Maynard & Associates, a marketing consulting firm. From February 1996 to June 1997, Mr. Maynard was a Senior Vice President at Brierley & Partners, a direct marketing agency. From October 1994 to January 1996, Mr. Maynard was Executive Director, Marketing at Hilton Grand Vacations Corporation, a developer and marketer of timeshare resorts. Prior to October 1994, Mr. Maynard was Vice President, Marketing Programs with Hilton Hotels Corporation, a hotel management company and owner. Mr. Maynard holds a B.A. in History from Bates College.

  Mr. McGee joined Netcentives in March 1999, and has served us in a variety of capacities, including currently as our Vice President, Corporate Marketing, a position he has held since July 1999. From March 1999 to July 1999, Mr. McGee served as our Director of Marketing Services. From September 1990 to March 1999, Mr. McGee was Partner and General Manager of Creative Media, Inc., a media placement and advertising firm. Prior to September 1990, Mr. McGee served as a Management Supervisor and Vice President at Ketchum Advertising, an advertising firm, a Product Manager at Microsoft Corporation, an Advertising Manager at Atari, and as a Media Buyer for Foote, Cone & Belding, an advertising firm. Mr. McGee holds a B.A. in Economics from the University of California, Santa Barbara.

  Mr. Alsop has served as a director of Netcentives since September 1997. Mr. Alsop has been a General Partner at New Enterprise Associates, a venture capital investment firm, since November 1998. Mr. Alsop was a Venture Partner at New Enterprise Associates from June 1996 to November 1998. From June 1991 to June 1996, Mr. Alsop served as Senior Vice President and Editor in Chief of InfoWorld Publishing Company, Inc., which publishes InfoWorld, a weekly newspaper for information-technology professionals. Prior to 1991, Mr. Alsop founded Industry Publishing Company, a publisher of computer industry newsletters. Mr. Alsop also serves on the board of directors of Macromedia, Inc., a developer of multimedia and digital arts software tools. Mr. Alsop holds a B.A. in English from Occidental College.

  Dr. Byers has served as a director of Netcentives since December 1998. Dr. Byers has been an Associate Professor at Stanford University and the founding Director of the Stanford Technology Ventures Program since July 1995. He also currently serves as the Director of the AEA/Stanford Executive Institute, a professional development program for high technology executives. From January 1994 to June 1995, Dr. Byers was a Lecturer at the University of California at Berkeley's Haas School of Business. Dr. Byers also serves on the board of directors of Visio Corporation, a graphics software company. Dr. Byers holds a B.S. in Industrial Engineering and Operations Research, and an M.B.A. and Ph.D. in Business Administration from the University of California, Berkeley.

  Mr. Tilenius has served as a member of the Board of Directors since our founding in June 1996. Mr. Tilenius has served as an Entrepreneur-in-Residence at Mayfield Fund, a venture capital investment firm, since July 1999. Prior to joining Mayfield Fund, Mr. Tilenius co-founded Netcentives in June 1996, and served us in a variety of capacities, including as Chairman of the Board of Directors and Vice President, Business Development, from June 1997 and to July 1999 and President and Chief Executive Officer from June 1996 to June 1997. From September 1995 to June 1996, Mr. Tilenius was a Partner in Tilenius & Ng Ventures. From April 1992 to September 1994, Mr. Tilenius was Product Manager of the Quicken for Macintosh business at Intuit, Inc. From September 1990 to April 1992, Mr. Tilenius held product management positions at Oracle Corporation, a database software company. Mr. Tilenius holds a B.A. in Economics from Princeton University, a Certificate in Space Studies from International Space University and an M.B.A. from Stanford University.

  Ms. Turezyn has served as a director of Netcentives since November 1996. Ms. Turezyn co-founded Information Technology Ventures, a venture capital firm, in September 1994 and has served as a General Partner from that time to the present. From April 1982 to September 1994 she served in a variety of capacities at Morgan Stanley & Company, Inc., including most recently as a Vice President in the Venture Capital Group. Ms. Turezyn holds a B.A. in Accounting from Queens College and is a Certified Public Accountant.

  Mr. Van Auken has served as a director of Netcentives since September 1997. Mr. Van Auken has been a General Partner of the Mayfield Fund since October 1986. Prior to joining Mayfield, Mr. Van Auken was an officer, founder or chief executive officer of three start-ups in three different technology-oriented fields. Mr. Van Auken serves as a director of Advent Software, Inc., a portfolio management software company and Montgomery Street Income Securities Inc., a closed-end bond fund. Mr. Van Auken holds a B.E.E. from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

  Mr. Zyman has served as a director of Netcentives since December 1998. Mr. Zyman has been an independent consultant since June 1998. For more than five years prior to June 1998, Mr. Zyman served in a variety of positions at Coca-Cola, Inc., including most recently as the Chief Marketing Officer. Mr. Zyman serves as a director of Gap, Inc., an apparel retailer, and UC Television Network Corp., a college television network.

  Each executive officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Netcentives.

Board Composition

  We currently have authorized seven directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the directors will be divided into two classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000 or special meeting held in lieu thereof, and Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 or special meeting held in lieu thereof. The Class I directors are Ms. Turezyn, Messrs. Alsop and Tilenius and Dr. Byers and the Class II directors are Messrs. Shell, Van Auken, and Zyman. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election or special meeting held in lieu thereof. In addition, our Amended and Restated Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of Netcentives.

Board Compensation

  We do not currently compensate our directors, but they are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or its committees. Our directors are generally eligible to participate in our 1996 Stock Option Plan and, if a director is an employee of Netcentives, to participate in our 1999 Employee Stock Purchase Plan. Directors who are not employees will also receive periodic stock option grants under our 1999 Directors' Stock Option Plan.

  The Directors' Stock Option Plan provides for an initial grant of an option to purchase 40,000 shares of common stock to each nonemployee director who has not received a grant under the 1996 Stock Option Plan during the twelve months preceding the effective date of the Directors' Stock Option Plan, and to each person who first becomes a nonemployee director thereafter. These options shall become exercisable in four equal installments on the first, second, third and fourth anniversaries of the grant. On the first day of each fiscal year, each nonemployee director who has served on our Board of Directors for at least six months shall be granted an additional option to purchase 10,000 shares of common stock, which shall become exercisable in full on the fourth anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Stock Option Plan shall be equal to the fair market value of a share of our common stock on the date of grant of an option.

Board Committees

  The Compensation Committee currently consists of Ms. Turezyn, Messrs. Alsop and Zyman and Dr. Byers. The Compensation Committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and . makes recommendations to the Board of Directors regarding these matters.

  The Audit Committee currently consists of Ms. Turezyn and Messrs. Van Auken and Zyman. The Audit Committee:

  . makes recommendations to the Board of Directors regarding the selection of independent auditors;
  . reviews the results and scope of the audit and other services provided by our independent auditors; and
  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee are currently Ms. Turezyn, Messrs. Alsop and Zyman and Dr. Byers. Neither Ms. Turezyn, Messrs. Alsop and Zyman nor Dr. Byers has at any time been an officer or employee of Netcentives. No executive officer of Netcentives serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving on Netcentives' Board of Directors or Compensation Committee.

Executive Compensation

  The following table sets forth certain compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers whose total compensation exceeded $100,000 during the year ended December 31, 1998.

                           Summary Compensation Table

                                                                    Long-Term
                                         Annual                    Compensation
                                      Compensation                    Awards
                                    -----------------              ------------
                                                         Other      Securities
                                                         Annual     Underlying
Name and Principal Position          Salary  Bonus(1) Compensation  Options(#)
---------------------------         -------- -------- ------------ ------------
West Shell, III.................... $200,000 $66,936     $7,836(2)        --
 Chairman and Chief Executive
  Officer

Timothy J.O. Catlin................  130,000  44,667         --       50,000
 Senior Vice President, Research &
  Development

Paul F. Danielsen..................  110,000  72,624         --       40,000
 Vice President, Sales

John F. Longinotti.................  137,427  32,163         --       50,000
 Executive Vice President,
 Operations and
  Chief Financial Officer

Edward Fong Soo Hoo ...............  106,329  56,163         --      182,000
 Senior Vice President, Corporate
 Development

--------
(1) Includes the fair market value of ClickMiles awarded in the past fiscal year.
(2) Represents term life insurance payments.

                       Option Grants in Last Fiscal Year

  The following table shows certain information regarding stock options granted to each of the executive officers named in the Summary Compensation Table during the year ended December 31, 1998. No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table during the year.

                                                                          Potential Realizable
                                                                        Value at Assumed Annual
                         Number of                                        Rates of Stock Price
                           Shares   Percentage of                       Appreciation for Option
                         Underlying Total Options Exercise                      Term(3)
                          Options    Granted to     Price   Expiration --------------------------
Name                     Granted(1) Employees(2)  per Share    Date     0%(4)      5%      10%
----                     ---------- ------------- --------- ---------- -------- -------- --------
West Shell, III.........       --         --           --          --        --       --       --

Timothy J.O. Catlin.....   50,000        1.6%       $1.05    12/28/08  $170,000 $309,929 $524,608

Paul F. Danielsen.......   40,000        1.3         1.05    12/28/08   136,000  247,943  419,686

John F. Longinotti......   50,000        1.6         1.05    12/28/08   170,000  309,929  524,608

Edward Fong Soo Hoo.....  155,000        4.9         0.15    03/31/08   116,250  203,981  338,577
                           27,000        0.9         1.05    12/28/08    91,800  167,362  283,288

--------
(1) These stock options, which were granted under the 1996 Stock Option Plan, become exercisable at a rate of 1/8th of the total number of shares of common stock subject to the option on the six month anniversary of the date of grant, and 1/48th of the total number of shares monthly thereafter, as long as the optionee remains an employee of, consultant to, or director of Netcentives.
(2) Based on an aggregate of 3,132,293 options to purchase common stock of Netcentives granted by Netcentives under the 1996 Stock Option Plan in fiscal year 1998.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(4) The 0% assumed annual rate of stock price appreciation is indicative of the difference between the exercise price per share and the fair market value of our common stock on the date of grant.

Option Exercises and Holdings

  The following table sets forth the number of shares of common stock acquired upon the exercise of stock options by each of the executive officers named in the Summary Compensation Table during our last fiscal year, and the number and value of securities underlying unexercised options held by the these executive officers as of December 31, 1998:

                         Fiscal Year-End Option Values

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                          Number of                   Options at           In-the-Money Options
                            Shares     Value     December 31, 1998 (#)   at December 31, 1998 (2)
                         Acquired on  Realized ------------------------- -------------------------
Name                     Exercise (#)   (1)    Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
West Shell, III.........        --          --   40,833         9,167     $177,024     $ 39,876
Timothy J.O. Catlin.....        --          --   25,000       125,000      107,500      492,500
Paul F. Danielsen.......        --          --   30,833       109,167      133,057      434,143
John F. Longinotti......    41,979    $125,937       --       163,021           --      655,990
Edward Fong Soo Hoo.....        --          --   29,062       152,938      124,967      633,333

--------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise as determined by the Board of Directors and the exercise price of the option.
(2) Based on the fair market value as of December 31, 1998 ($4.45 per share), as determined by the Board of Directors, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

  In June 1997, we entered into an Employment Agreement with West Shell, III, our Chairman and Chief Executive Officer in which we agreed to pay Mr. Shell an annualized salary of $200,000. In the event of Mr. Shell's involuntary termination, we agreed to pay Mr. Shell his regular salary for a period of six months; agreed to provide medical, dental and other like benefits for a period of six months; agreed to release our repurchase option as to 1/4th of the common stock then held by him that is then subject to repurchase; and agreed to preserve Mr. Shell's eligibility to receive a discretionary bonus on the involuntary termination date.

  In October 1998, we entered into an amendment to Mr. Shell's Employment Agreement. In this amendment, we agreed to extend the term of the Employment Agreement until October 29, 2000; agreed to increase Mr. Shell's annualized salary to $250,000; and agreed to loan Mr. Shell $100,000 upon his request. We subsequently loaned him $100,000 in January 1999, with interest accruing at the rate of 4.47% per annum, compounded semianually.

  In January 1998, we entered into a Change of Control Agreement with John F. Longinotti, our Executive Vice President, Operations and Chief Financial Officer in which we agreed that, subject to certain limitations, if Mr. Longinotti's employment relationship is involuntarily terminated within twelve months following a change of control transaction, all of Mr. Longinotti's stock options shall immediately vest.

Stock Plans

  1996 Stock Option Plan. Our 1996 Stock Option Plan (the "Option Plan") provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the Option Plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The Option Plan was originally adopted by our Board of Directors in November 1996 and approved by our stockholders in August 1997. Unless terminated earlier by the Board of Directors, the Option Plan shall terminate in November 2006. A total of 7,671,400 shares of common stock have been reserved for issuance under the Option Plan, plus an automatic annual increase on the first day of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to 1,250,000 shares or such lesser number of shares as the Board of Directors determines. As of June 30, 1999, options to purchase 4,786,475 shares of common stock were outstanding at a weighted average exercise price of $2.05, 566,911 shares had been issued upon exercise of outstanding options, and 2,318,014 shares remained available for future grant. In addition, options to purchase 30,000 shares of our common stock were outstanding outside of the Option Plan.

  The Option Plan may be administered by the Board of Directors or a committee of the Board. The Option Plan administrator determines the terms of options or purchase rights granted under the Option Plan, including the number of shares subject to an option or award, the exercise or purchase price, and the term and exercisability of options. In no event, however, may an individual employee receive option grants or purchase rights under the Option Plan during any one fiscal year which would allow him or her to purchase more than 2,000,000 shares. Incentive stock options granted under the Option Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. The exercise or purchase price of nonstatutory stock options and stock purchase rights granted under the Option Plan shall be determined by the Option Plan administrator; provided however that the exercise price of any nonstatutory stock option granted to our Chief Executive Officer or our four other most highly compensated officers will generally equal at least 100% of the fair market value of the common stock on the date of grant. Payment of the option exercise or purchase price may be made in cash or other consideration, as determined by the Administrator.

  With respect to options granted under the Option Plan, the Option Plan administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an option granted to a holder of more than 10% of the total voting power of all classes of our stock). No option may be transferred by the optionee other than by will or the laws of descent or distribution; provided that the Option Plan administrator may grant nonstatutory stock options with limited transferability rights in certain circumstances. Generally, each option may be exercised during the lifetime of the optionee only by the optionee. The Option Plan administrator determines when options vest and become exercisable.

  In the event of a sale of substantially all of the assets of Netcentives, or its merger or consolidation with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution of an option, the option will terminate. The Administrator has the authority to amend or terminate the Option Plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent, and provided that stockholder approval for any amendments to the Option Plan shall be obtained to the extent required by applicable law.

  1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1999 and was approved by the stockholders in May 1999, contingent upon the closing of this offering. A total of 300,000 shares of common stock have been reserved for issuance under the Purchase Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the Purchase Plan will be subject to an annual increase on the first day of each of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 75,000 shares, 1% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the Board of Directors determines. The Purchase Plan becomes effective upon the date of this prospectus. Unless terminated earlier by the Board of Directors, the Purchase Plan shall terminate in March 2019.

  The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will consist of 4 consecutive purchase periods of 6 months' duration. At the end of each such 6 month period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on October 31, 2001; the initial purchase period is expected to commence on the date of this offering and end on April 30, 2000. The Board of Directors may, however, amend or terminate an offering period or a purchase period, if prevailing accounting rules change so as to have a harmful effect on our financial statements. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of Netcentives, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by Netcentives, or any such subsidiary, for at least 20 hours per week and more than 5 months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. The Board of Directors shall have the discretion to increase, prior to the beginning of an offering period, the percentage of participants' compensation that may be withheld through the Purchase Plan. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment.

  No employee shall be granted an option under the Purchase Plan if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of Netcentives' stock or its subsidiaries, or if the option would permit an employee to purchase stock, under all of our, or our subsidiaries', employee stock purchase plans, to accrue at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,500 shares of common stock under the Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the Purchase Plan shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24 month offering period beginning on the first business day following the purchase date.

  The Purchase Plan provides that in the event of a merger or consolidation of Netcentives with or into another corporation or a sale of all or substantially all of its assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the transaction. The Board of Directors has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan, provided however that the Board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

  1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in March 1999 and was approved by the stockholders in May 1999, contingent upon the closing of this offering. A total of 400,000 shares of common stock have been reserved for issuance under the Directors' Plan. The number of shares reserved for issuance under the Directors' Plan will be subject to an annual increase on the first day of each of our fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 50,000 shares or 1% of our outstanding common stock on the last day of the immediately preceding fiscal year. The Directors' Plan becomes effective upon the effective date of this prospectus. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of Netcentives and is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors without participation by a director with respect to matters in which the director has a personal interest. Unless terminated earlier, the Directors' Plan will terminate in March 2009.

  The Directors' Plan provides for an initial grant of an option to purchase 40,000 shares of common stock to each nonemployee director who has not received a grant under the Option Plan during the twelve months preceding the effective date of the Directors' Plan, and to each person who first becomes a nonemployee director thereafter. These options shall become exercisable in four equal installments on the first, second, third, and fourth anniversaries of the grant. On the first day of each fiscal year, each nonemployee director who has served on our Board of Directors for at least 6 months shall be granted an additional option to purchase 10,000 shares of common stock, which shall become exercisable in full on the fourth anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of Netcentives' common stock on the date of grant of the option.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order. Each option is exercisable, during the lifetime of the optionee, only by the optionee. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, within 90 days after the date he or she ceases to be a director, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise it at the date of termination. To the extent that he or she was not entitled to exercise any such option at the date of termination, or if he or she does not exercise an option (which he or she was entitled to exercise) within the 90 day period, the option shall terminate. If a director's service on our Board terminates as a result of his or her death, the director's estate will have the right to exercise any option granted under the Directors' Plan as if the deceased director had continued in his or her position on the Board of Directors for an additional six months following the date of death. Options granted under the Directors' Plan have a term of ten years.

  In the event of a dissolution or liquidation of Netcentives, a sale of all or substantially all of its assets, or a merger, consolidation or other capital reorganization of Netcentives with or into another corporation, each option outstanding under the Directors' Plan shall be assumed or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case the options shall terminate upon consummation of the transaction; provided however that upon a sale of all or substantially all of our assets or a merger or consolidation of Netcentives with or into another corporation in which more than 50% of the shares entitled to vote are exchanged, each director holding options under the Directors' Plan shall have the right to exercise his or her options immediately prior to the consummation of such transaction as to all of the shares of stock underlying such options, including shares as to which the director would not otherwise be entitled to exercise.

  The Board of Directors may amend or terminate the Directors' Plan at any time; provided however that no such action may adversely affect any outstanding option and provided that stockholder approval for any amendments to the Directors' Plan shall be obtained to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

  Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability:

  . for any breach of such director's duty of loyalty to Netcentives or to its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which a director derives an improper personal benefit.

  Our Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our Bylaws also permits us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of the party's status or service as a director, officer, employee or other agent of Netcentives upon an undertaking by the party to repay such advances if it is ultimately determined that the party is not entitled to indemnification.

  We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify each director or officer against expenses (including attorney's fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of an individual's status or service as a director or officer of Netcentives (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by an individual in connection with any proceeding against an individual with respect to which an individual may be entitled to indemnification by us. We believe that our Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also expect to obtain directors' and officers' liability insurance.

  At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Netcentives where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

  Certain stock option grants to directors and executive officers of Netcentives are described in this prospectus under the caption "Management-- Executive Compensation."

Benefits to Related Parties in Private Placement Transactions

  The following table summarizes (i) the shares of common stock and preferred stock purchased in private placement transactions by executive officers, directors and 5% stockholders of Netcentives, and persons and entities associated with them, in private placement transactions, and (ii) the total paid-in capital for such shares and their present value:

                                      Series A  Series B  Series C  Series D  Series E     Total      Present
                          Common      Preferred Preferred Preferred Preferred Preferred   Paid-In    Value of
        Investor           Stock        Stock   Stock(1)  Stock(2)  Stock(3)  Stock(4)    Capital    Shares(5)
        --------         ---------    --------- --------- --------- --------- --------- ----------- -----------
Eric W. Tilenius(6)..... 1,000,000(7)     --          --         --        --       --  $     1,000 $11,000,000
Elliot S. Ng(6)......... 1,000,000(7)     --          --         --        --       --        1,000  11,000,000
West Shell, III(6)...... 1,748,600(8)     --          --         --        --       --      347,290  19,234,600
Information Technology
 Ventures and
 Virginia M.
 Turezyn(9).............        --        --     437,243  1,538,461   539,683   73,314    4,637,245  28,475,711
Integral Capital
 Partners(10)...........                              --         -- 1,269,841  168,621    5,148,860  15,823,082
Mayfield Fund and
 Wendell G.
 Van Auken(11)..........        --        --          --  2,769,231 1,317,460  549,857   11,500,024  51,002,028
New Enterprise
 Associates and
 Stewart Alsop(12)......        --        --          --  1,923,077   634,921  366,568    6,999,995  32,170,226

--------
 (1) Issued in November 1996 at $1.00 per share.
 (2) Issued in September 1997 at $1.30 per share.
 (3) Issued in August 1998 at $3.15 per share.
 (4) Issued in March, April and June 1999 at $6.82 per share.
 (5) Based upon an assumed offering price of $11.00 for the common stock sold in this offering.
 (6) Was an executive officer and director of Netcentives at the time of purchase.
 (7) Issued in June 1996 at $0.001 per share.
 (8) Includes 500,000 shares issued in August 1997 at $0.12 per share, 1,048,600 shares issued in December 1997 at $0.15 per share and 200,000 shares issued in December 1998 at $0.65 per share.
 (9) Virginia M. Turezyn is a director, and Information Technology Ventures is a 5% stockholder of Netcentives. Also see note 6 to "Principal Stockholders."
(10) Integral Capital Partners is a 5% stockholder of Netcentives.
(11) Wendell G. Van Auken is a director, and Mayfield Fund is a 5% stockholder of Netcentives. Also see note 4 to "Principal Stockholders."
(12) Stewart Alsop is a director, and New Enterprise Associates is a 5% stockholder of Netcentives. Also see note 5 to "Principal Stockholders."

  The Series A, Series B, Series C, Series D and Series E Preferred Stock issued in private placement transactions are entitled to:

  . receive an 8% annual, noncumulative dividend, when and if declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on the Series N Preferred Stock or common stock;

  . receive a liquidation preference equal to the purchase price of each share prior and in preference to the holders of Series N Preferred Stock and our common stock, in the event of any liquidation, dissolution or winding up of Netcentives;

  .  broad-based weighted average anti-dilution protection;

  . one vote per share for each share of common into which the preferred stock is convertible;

  . vote together as a class with respect to the election three members of the Board of Directors;

  . vote together as a class to approve or disapprove of any transaction which negatively impacts the rights, preferences and privileges of the preferred stock;

  .  exercise certain demand, piggyback and Form S-3 registration rights; and

  .  receive audited financial statements and annual budgets.

  The Series N Preferred Stock issued in private placement transactions is entitled to:

  . receive an 8% annual, noncumulative dividend, when and if declared by the Board of Directors, subordinate to the other series of preferred stock, put prior and in preference to the common stock;

  . receive a $1.00 liquidation preference subordinate to the preferences of the other series of preferred stock, but prior and in preference to the common stock in the event of any liquidation, dissolution or winding up of Netcentives; and

  . anti-dilution protection in the event of stock splits, stock dividends and similar events.

  All of the preferred stock is convertible into common stock at a one to one ratio.

Loans to Officers

  We have loaned West Shell, III, our Chairman and Chief Executive Officer, funds according to the terms set forth in the table below. Each loan is secured by the common stock of Netcentives owned by Mr. Shell and partnerships affiliated with Mr. Shell.

                                                                 Note   Interest
    Issue Date                                     Due Date     Amount    Rate
    ----------                                     --------    -------- --------
   August 1997.................................. August 2001   $ 60,000   6.29%
   November 1997................................ November 2001  157,290   6.01
   December 1998................................ December 2002  130,000   4.47
   January 1999................................. January 2003   100,000   4.47

Indemnification Agreements

  We have entered into indemnification agreements with our officers and directors containing provisions which may require us to, among other things, indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights Agreements

  Certain holders of common stock and preferred stock have certain registration rights with respect to their shares of common stock (including common stock issuable upon conversion of their preferred stock) as described in Description of Capital Stock--Registration Rights of Certain Holders.

Other Related Party Transactions

  In April 1999, we entered into a computer software licensing agreement with Connectify which provides for payments by Netcentives of approximately $300,000 in fees during fiscal 1999. Mr. Alsop is a director of both Netcentives and Connectify. We believe that this agreement was entered into on terms and conditions no less favorable to Netcentives than those that could have been obtained from an unaffiliated third party.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of common stock offered hereby, as to (i) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of Netcentives as a group.

                                                         Percent
                                                  Beneficially Owned(2)
                                                  --------------------------
Name and Address of Beneficial         Number of   Before          After
Owner(1)                               Shares(2)  Offering      Offering(3)
------------------------------         ---------- ----------    ------------
Wendell G. Van Auken(4)...............  4,636,548       17.98%          14.58%
 2800 Sand Hill Road
 Menlo Park, CA 94025
Stewart Alsop(5)......................  2,873,461       11.14            9.04
 2490 Sand Hill Road
 Menlo Park, CA 94025
Virginia M. Turezyn(6)................  2,588,701       10.04            8.14
 3000 Sand Hill Road, Building I
 Suite 280
 Menlo Park, CA 94025
West Shell, III(7)(8).................  1,792,766        6.94            5.63
Eric W. Tilenius(7)...................  1,004,166        3.89            3.16
Timothy J.O. Catlin(7)................    149,999           *               *
Tom Byers.............................    125,000           *               *
John F. Longinotti(7).................     76,145           *               *
Edward Fong Soo Hoo(7)................     59,395           *               *
Paul F. Danielsen(7)..................     54,166           *               *
Sergio Zyman(7).......................     50,000           *               *
Mayfield Fund(9)......................  4,576,741       17.74           14.40
 2800 Sand Hill Road
 Menlo Park, CA 94025
New Enterprise Associates(10).........  2,924,566       11.34            9.20
 2490 Sand Hill Road
 Menlo Park, CA 94025
Information Technology Ventures(11)...  2,588,701       10.04            8.14
 3000 Sand Hill Road, Building I
 Suite 280
 Menlo Park, CA 94025
Integral Capital Partners(12).........  1,438,462        5.58            4.52
 2750 Sand Hill Road
 Menlo Park, CA 94025
All directors and officers as a group
 (18 persons)(4)(5)(6)(7)(8).......... 14,718,748       55.87           45.50

--------
   *Less than 1%.

 (1) Except as otherwise noted, the address of each person listed in the table is c/o Netcentives Inc., 690 Fifth Street San Francisco, California 94107, and the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
 (2) Applicable percentage of beneficial ownership is based on 25,793,417 shares of common stock outstanding as of June 30, 1999, and 31,793,417 shares of common stock to be outstanding upon the consummation of this offering, together with applicable options exercisable within 60 days of June 30, 1999 and warrants for such stockholder. Shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
 (3) Assumes that the underwriters do not exercise their over-allotment option.
 (4) Includes 59,807 shares held by the Wendell G. Van Auken & Ethel S. Van Auken Trust. Additionally, Mr. Van Auken is a general partner of Mayfield VIII Management, which is the General Partner of Mayfield VIII which holds 4,033,692 shares and Mayfield Associates Fund III which holds
     212,300 shares. Affinity Trust, an investment entity affiliated with the Mayfield Fund, holds an additional 330,749 shares. Mr. Van Auken disclaims beneficial ownership of the shares held by Mayfield VIII, Mayfield Associates Fund III, and Affinity Trust except to the extent of his pecuniary interest in such entities. See Note 9.
 (5) Mr. Alsop is a limited partner of New Enterprise Associates VII, L.P. which holds 2,873,461 shares. Mr. Alsop disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interests in such entities. See Note 10. Shares attributable to Mr. Alsop do not include any shares owned by NEA President's Fund or NEA Ventures 1997.
 (6) Ms. Turezyn is a general partner of Information Technology Ventures, L.P. which holds 2,521,988 shares and ITV Affiliates Fund, L.P. which holds 66,713 shares. Ms. Turezyn disclaims beneficial ownership of the shares held by these entities except to the extent of her pecuniary interests in such entities. See Note 11.
 (7) Includes the following shares issuable upon exercise of outstanding options exercisable within 60 days of June 30, 1999: Mr. Shell, 44,166; Mr. Tilenius, 4,166; Mr. Catlin, 20,833; Mr. Danielsen, 54,166;
     Mr. Longinotti, 34,166; Mr. Soo Hoo, 59,395; Mr. Zyman, 50,000; and others, 293,594.
 (8) Includes 677,512 shares held by Shell Associates, L.P. a family limited partnership of which Mr. Shell is a general partner.
 (9) Includes 4,033,692 shares held by Mayfield VIII, 212,300 shares held by Mayfield Associates Fund III, and 330,749 shares held by Affinity Trust.
(10) Includes 2,873,461 shares held by New Enterprise Associates VII, L.P., 47,259 shares held by NEA President's Fund and 3,846 shares held by NEA Ventures 1997.
(11) Includes 2,521,988 shares held by Information Technology Ventures, L.P. and 66,713 shares held by ITV Affiliates Fund, L.P.
(12) Includes 1,431,313 shares held by Integral Capital Partners IV, L.P. and 7,149 shares held by Integral Capital Partners IV MS Side Fund, L.P.

                          DESCRIPTION OF CAPITAL STOCK

  Following the closing of the sale of the shares offered hereby, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

Common Stock

  As of June 30, 1999, there were 25,793,417 shares of common stock outstanding that were held of record by approximately 129 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio and the exercise of 46,891 warrants terminable upon the closing of this offering, and assuming no exercise or conversion of outstanding convertible securities after June 30, 1999. There will be 31,793,417 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after June 30, 1999) after giving effect to the sale of the shares of common stock offered hereby.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Netcentives, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stockholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

  Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The types of powers and preferences the Board may designate includes, for example, payment of dividends, liquidation preferences, anti-dilution protections, conversion privileges, certain voting rights and redemption rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Netcentives without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

  The holders of 20,569,126 shares of common stock, and the holders of 62,948 shares issuable upon exercise of warrants, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement among Netcentives and the holders of these securities dated March 19, 1999. Subject to certain limitations in this agreement, the holders of the these securities may require, on two occasions at any time after six months from the effective date of this offering, that we use our best efforts to register the Registrable Securities for public resale, provided that the proposed aggregate offering price is at least $10,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in that offering.

  Additionally, holders of these securities may require on no more than two separate occasions in a twelve-month period, that we register their shares for public resale on Form S-3 or similar short-form registration, once we are eligible to use Form S-3 or similar short-form registration and provided further that the value of the securities to be registered is at least $500,000.

  All fees, costs and expenses of such registrations must be borne by Netcentives and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to these securities must be borne by the holders of the securities being registered.

Anti-Takeover Provisions of Delaware Law

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Netcentives without further action by the stockholders.

  In addition, upon completion of this offering, certain provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of Netcentives, which could have a negative effect on the market price of our common stock. Our Option Plan, Purchase Plan and Directors' Plan generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

  The Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Netcentives. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a negative effect on the market value of the common stock. We have no present plans to issue shares of preferred stock.

Warrants

  As of June 30, 1999, warrants were outstanding to purchase an aggregate of 615,448 shares of common stock at a weighted average exercise price of $1.13 per share. Warrants to purchase 22,500 shares at $2.00 per share will expire in January 2000. Warrants to purchase 190,000 shares at $1.00 per share will expire in August 2001. Warrants to purchase 10,000 shares at $1.00 per share will expire in October 2001. Warrants to purchase 120,000 shares at $1.30 per share will expire in October 2001. Warrants to purchase 110,000 shares at $1.00 per share will expire in July 2001. Warrants to purchase 50,000 shares at $1.00 per share will expire in September 2001. Warrants to purchase 21,000 shares at $1.30 per share will expire in May 2002. Warrants to purchase
10,000 shares at $1.30 per share will expire in September 2002. Warrants to purchase 50,000 shares at $1.00 per share will expire in October 2002. Warrants to purchase 31,948 shares at $1.30 per share will expire in May 2003.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust. Their phone number is (212) 936-5100.

Listing

  We have applied to list our common stock on the Nasdaq National Market of the Nasdaq Stock Market, Inc. under the trading symbol "NCNT."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock. We cannot provide any assurances that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding 31,793,417 shares of common stock. Of these shares, the 6,000,000 shares to be sold in this offering (6,900,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by affiliates, which are persons or entities that directly or indirectly control Netcentives, such as officers, directors and substantial stockholders.

  The remaining 25,793,417 shares outstanding upon completion of this offering will be restricted shares meaning that they were not acquired in a public offering and are not registered or freely tradable. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

  Pursuant to certain lock-up agreements, all the executive officers, directors and certain stockholders of Netcentives, who collectively hold the restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

  Assuming that this offering is effective on October 1, 1999, on the date of the expiration of the lock-up agreements, 23,102,330 restricted shares that will not then be subject to any repurchase option will be eligible for immediate sale (of which 19,897,882 shares will be subject to certain volume, manner of sale and other limitations under Rule 144). The remaining 2,691,087 restricted shares will be eligible for sale pursuant to Rule 144 on the expiration of various one-year holding periods over the six months following the expiration of the lock-up period and the expiration of certain repurchase options over the four years following the original purchase date of such shares. Following the completion of this offering, warrants to purchase 615,448 shares will be outstanding, which if exercised pursuant to net-exercise provisions would be immediately saleable without restriction upon the expiration of the 180 day lock-up period. If such warrants were to be otherwise exercised, they would be saleable upon the expiration of various one-year holding periods, subject to certain volume, manner of sale, and other limitations under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person (or persons whose shares of Netcentives are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner who is not an affiliate of Netcentives) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about Netcentives. Under Rule 144(k), a person who is not deemed to have been an affiliate of Netcentives at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of Netcentives) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Of the 4,816,475 options to purchase shares of common stock outstanding as of June 30, 1999, on the date 180 days following the assumed effective date of this offering, options to purchase 1,687,055 shares of common stock will be fully exercisable and saleable.

  We intend to file, no later than the effective date of this offering, a Registration Statement on Form S-8 to register approximately 7,804,489 shares of common stock reserved for issuance under the Option Plan, the Purchase Plan and the Directors' Plan. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

  In addition, following this offering, the holders of 20,569,126 shares of outstanding common stock and the holders of warrants to purchase 62,948 shares, or their transferees, will, under certain circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 1999 we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
          Underwriter                                                   Shares
          -----------                                                  ---------
     Credit Suisse First Boston Corporation...........................
     Hambrecht & Quist LLC............................................
     Thomas Weisel Partners LLC.......................................
                                                                       ---------
       Total.......................................................... 6,000,000
                                                                       =========

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

  We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 900,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $       per share. The underwriters
and selling group members may allow a discount of $         per share on sales
to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

  The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share               Total
                                  ------------------- -----------------------
                                   Without    With      Without      With
                                    Over-     Over-      Over-       Over-
                                  allotment allotment  allotment   allotment
                                  --------- --------- ----------- -----------
   Underwriting discounts and
    commissions paid by us.......  $         $        $           $
   Expenses payable by us........  $         $        $ 1,200,000 $ 1,200,000

  We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

  The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

  We, our officers and directors, and some of our stockholders have agreed that we and they will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except, in our case, issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

  The underwriters have reserved for sale, at the initial public offering price, up to 900,000 shares of the common stock for merchants, custom loyalty clients, companies with whom we are developing commercial relationships, rewards suppliers, consultants and service providers and employees of such entities who have expressed an interest in purchasing common stock in the offering. Directors and officers who purchase the reserved shares are subject to resale restrictions promulgated by the Securities and Exchange Commission, and employees of the Company may be restricted by the free-riding and withholding restrictions of the National Association of Securities Dealers, Inc. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

  We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "NCNT."

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price consist of the following: the information set forth in this prospectus; the history and the prospects for the industry in which we will compete; the ability of our management; our prospects for future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The representatives on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 56 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 28 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except as provided below and with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  In March, April and June 1999, Hambrecht & Quist LLC acted as private placement agent for the sale of an aggregate of 5,278,583 shares of our Series E preferred stock for which it received a customary fee for its services. Hambrecht & Quist LLC did not purchase any of the shares in this sale, and they were selected as the private placement agent through arms-length negotiations on terms substantially similar to the terms obtained by other underwriters. An entity associated with Thomas Weisel Partners LLC purchased an aggregate of 73,313 shares of our Series E preferred stock on the same terms as other purchasers in this sale for a total purchase price of approximately $500,000, or $6.82 per share, and has agreed not to sell, pledge, transfer or hypothecate its shares for a one year period from the effective date of this offering.

  Charles Schwab & Co., Inc., which is anticipated to be a member of the underwriting syndicate, expects to make copies of the preliminary prospectus available over the Internet to certain customers who meet certain risk-tolerance criteria through a password protected, proprietary Web site. Prospective investors must confirm receipt of the preliminary prospectus before making an offer to purchase any shares.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for Netcentives by Venture Law Group, A Professional Corporation, Menlo Park, California. Craig W. Johnson and Elias J. Blawie, each a director of Venture Law Group, are the Secretary and Assistant Secretary of Netcentives, respectively. VLG Investments 1996, an entity affiliated with Venture Law Group, holds an aggregate of 69,538 shares of our common stock. Mr. Johnson and Mr. Blawie, hold an aggregate of 20,385 shares and 12,692 shares, respectively, of our common stock and each has a pecuniary interest in the shares owned by VLG Investments 1996. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The (1) consolidated balance sheets of Netcentives Inc. and its subsidiary as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the period June 21, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, and (2) Statements of Operations and Cash Flows of Panttaja Consulting Group, Inc. for the years ended November 30, 1997 and 1998 included herein and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to Netcentives and the common stock being offered, reference is made to the Registration Statement, including its exhibits, and the financial statements and notes filed as a part of the Registration Statement. Statements made in this prospectus concerning the contents of any other document filed as an exhibit are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, you should see the exhibit itself for a more complete description of the matter involved. The Registration Statement, including exhibits and the financial statements and notes filed as a part of the Registration Statement, as well as such reports and other information filed with the SEC, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of these documents may be obtained from the SEC upon payment of certain fees prescribed by the SEC. These reports and other information may also be inspected without charge at a Web site maintained by the SEC. The address of this Web site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Netcentives Inc.:

Independent Auditors' Report...............................................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations .....................................  F-4

Consolidated Statements of Stockholders' Equity............................  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

Panttaja Consulting Group, Inc.:

Independent Auditors' Report............................................... F-21

Statements of Operations................................................... F-22

Statements of Cash Flows................................................... F-23

Notes to Financial Statements.............................................. F-24

Pro Forma Consolidated Financial Information:

Pro Forma Consolidated Statement of Operations............................. F-27

Notes to Pro Forma Consolidated Statement of Operations.................... F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Netcentives Inc.:

  We have audited the accompanying consolidated balance sheets of Netcentives Inc. and its subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period June 21, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Netcentives Inc. and its subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the periods stated above in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
July 14, 1999

(September 9, 1999 as to the last two paragraphs of Note 15)

                                NETCENTIVES INC.

                          CONSOLIDATED BALANCE SHEETS
           (Dollars in thousands, except share and par value amounts)

                                                     December 31,
                                                   -----------------   June 30,
                                                    1997      1998       1999
                                                   -------  --------  -----------
                                                                      (unaudited)
ASSETS
Current assets:
  Cash and equivalents............................ $ 6,608  $ 13,651   $ 36,152
  Accounts receivable.............................      23       893        767
  Prepaid incentive awards........................     703     1,600      1,603
  Prepaid expenses................................     239       147         91
                                                   -------  --------   --------
    Total current assets..........................   7,573    16,291     38,613
Property and equipment--net.......................     933     1,858      4,274
Intangible assets--net............................      36     3,611      2,741
Deferred offering costs...........................      --        --        894
Other assets......................................       7       175        729
                                                   -------  --------   --------
    Total assets.................................. $ 8,549  $ 21,935   $ 47,251
                                                   =======  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loan payable............................... $   200  $    100   $     --
  Accounts payable................................     583     1,324        783
  Accrued compensation and benefits...............      51       667        767
  Accrued redemption costs........................      --       509      1,856
  Other accrued liabilities.......................     266     1,198      2,803
  Deferred revenue--product.......................      43     1,250      2,963
  Deferred revenue--services......................      16       656      1,348
  Current portion of long-term obligations........      66       664        458
                                                   -------  --------   --------
    Total current liabilities.....................   1,225     6,368     10,978
Long-term obligations.............................     196     1,233        973
Commitments and contingencies (Notes 3, 5, 7, 12,
 13 and 15)
Stockholders' equity:
  Convertible preferred stock, $.001 par value--
   16,050,000 shares authorized;
   shares outstanding: 1997, 9,692,460; 1998,
   15,168,652; June 30, 1999, 20,522,235
   (aggregate liquidation preference of $28,760 at
   1998)..........................................      10        15         21
  Common stock, $.001 par value--shares
   authorized: 1997 and 1998, 30,000,000; June 30,
   1999, 33,240,000; shares outstanding: 1997,
   3,735,683; 1998, 4,894,069; June 30, 1999,
   5,224,491......................................       4         5          5
  Paid-in capital.................................  12,080    41,654     77,829
  Deferred stock expenses.........................    (300)   (8,433)    (7,399)
  Receivables from sales of stock.................    (220)     (350)      (450)
  Accumulated deficit.............................  (4,446)  (18,557)   (34,706)
                                                   -------  --------   --------
    Total stockholders' equity....................   7,128    14,334     35,300
                                                   -------  --------   --------
    Total liabilities and stockholders' equity.... $ 8,549  $ 21,935   $ 47,251
                                                   =======  ========   ========

                See notes to consolidated financial statements.

                                NETCENTIVES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                           June 21, 1996    Years Ended         Six Months
                           (Inception) to   December 31,      Ended June 30,
                            December 31,  -----------------  -----------------
                                1996       1997      1998     1998      1999
                           -------------- -------  --------  -------  --------
                                                               (unaudited)
Revenues:
  Product.................     $   --     $    --  $     64  $    10  $    216
  Program-related
   services...............         --           9       583      117       428
  Technical consulting
   services...............         --          --        --       --     2,377
                               ------     -------  --------  -------  --------
    Total revenues........         --           9       647      127     3,021
                               ------     -------  --------  -------  --------
Costs and expenses:
  Cost of product
   revenues...............         --          --        59        9       185
  Program-related
   services, marketing and
   support costs..........        102       1,496     7,293    2,439     9,566
  Cost of technical
   consulting services
   revenues...............         --          --        --       --     1,496
  Research and
   development............         63       1,505     3,383    1,401     1,869
  Selling, general and
   administrative.........        108       1,210     3,134    1,319     3,596
  Amortization of deferred
   stock compensation.....         --          --       296       31     1,084
  Amortization of supplier
   stock awards...........         --          63       811      130       943
  Amortization of
   intangibles............         --          --        79        3       878
                               ------     -------  --------  -------  --------
    Total costs and
     expenses.............        273       4,274    15,055    5,332    19,617
                               ------     -------  --------  -------  --------
Loss from operations......       (273)     (4,265)  (14,408)  (5,205)  (16,596)
Interest income...........          7         121       441      116       553
Interest expense..........         --         (36)     (144)     (42)     (106)
                               ------     -------  --------  -------  --------
Net loss..................     $ (266)    $(4,180) $(14,111) $(5,131) $(16,149)
                               ======     =======  ========  =======  ========
Net loss per share--basic
 and diluted..............     $(0.97)    $ (5.70) $  (8.58) $ (3.68) $  (5.10)
                               ======     =======  ========  =======  ========
Shares used in computing
 per share amounts--basic
 and diluted..............        273         734     1,644    1,396     3,167
                               ======     =======  ========  =======  ========
Pro forma net loss per
 share on a converted
 basis--basic and
 diluted..................                         $  (1.05)          $  (0.78)
                                                   ========           ========
Shares used in computing
 pro forma per share
 amounts on a converted
 basis....................                           13,422             20,807
                                                   ========           ========

                See notes to consolidated financial statements.

                                NETCENTIVES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
   Years ended December 31, 1996, 1997 and 1998 and for the six months ended
                                 June 30, 1999
                                  (unaudited)
                    (In thousands, except per share amounts)

                            Preferred
                              Stock     Common Stock          Deferred  Receivables
                          ------------- ------------- Paid-In  Stock    from Sales  Accumulated
                          Shares Amount Shares Amount Capital Expenses   of Stock     Deficit    Total
                          ------ ------ ------ ------ ------- --------  ----------- ----------- --------
 Issuance of common
  stock.................                2,050   $ 2   $     1                                   $      3
 Sale of Series A
  preferred stock, at
  $0.65 per share, net
  of expenses
   of $7................   1,453  $ 1                     936                                        937
 Sale of Series B
  preferred stock, at
  $1.00 per share, net
  of expenses
   of $13...............     485    1                     471                                        472
 Net loss ..............                                                             $   (266)      (266)
                          ------  ---   -----   ---   ------- -------      -----     --------   --------
BALANCES, December 31,
 1996...................   1,938    2   2,050     2     1,408                            (266)     1,146
 Sale of Series C
  preferred stock, at
  $1.30 per share, net
  of expenses
   of $17...............   7,755    8                  10,057                                     10,065
 Sale of common stock...                1,564     2       216              $(217)                      1
 Exercise of common
  stock options.........                  122              13                 (3)                     10
 Stock warrants issued..                                  386 $  (386)                               --
 Amortization of stock
  warrant expenses......                                           86                                 86
 Net loss...............                                                               (4,180)    (4,180)
                          ------  ---   -----   ---   ------- -------      -----     --------   --------
BALANCES, December 31,
 1997...................   9,693   10   3,736     4    12,080    (300)      (220)      (4,446)     7,128
 Sale of Series D
  preferred stock, at
  $3.15 per share, net
  of expenses
   of $18...............   5,476    5                  17,226                                     17,231
 Sale of common stock to
  officer...............                  200             630    (500)      (130)                    --
 Common stock issued for
  patent................                   35              76                                         76
 Exercise of common
  stock options.........                  115              19                                         19
 Stock warrants issued..                                   31     (31)                               --
 Increase in value of
  unvested warrants.....                                1,038  (1,038)                               --
 Deferred stock
  compensation related
  to option grants......                                7,071  (7,071)                               --
 Shares issued in
  Panttaja acquisition..                  808     1     2,547    (630)                             1,918
 Vested options issued
  in Panttaja
  acquisition...........                                  936                                        936
 Amortization of
  deferred stock
  expenses..............                                        1,137                              1,137
 Net loss...............                                                              (14,111)   (14,111)
                          ------  ---   -----   ---   ------- -------      -----     --------   --------
BALANCES, December 31,
 1998...................  15,169   15   4,894     5    41,654  (8,433)      (350)     (18,557)    14,334
 Sale of Series E
  preferred stock, at
  $6.82 per share, net
  of expenses
  of $1,017*............   5,278    6                  34,977                                     34,983
 Issuance of receivable
  related to previously
  issued common stock*..                                                    (100)                   (100)
 Exercise of common
  stock options*........                  330             115                                        115
 Increase in value of
  unvested warrants.....                                  938    (938)                               --
 Exercise of Series B
  warrants*.............      75                           75                                         75
 Deferred stock
  compensation related
  to option grants*.....                                   70     (70)                               --
 Amortization of
  deferred stock
  expenses..............                                        2,042                              2,042
 Net loss*..............                                                              (16,149)   (16,149)
                          ------  ---   -----   ---   ------- -------      -----     --------   --------
BALANCES, June 30, 1999*
 .......................  20,522  $21   5,224   $ 5   $77,829 $(7,399)     $(450)    $(34,706)  $ 35,300
                          ======  ===   =====   ===   ======= =======      =====     ========   ========

--------
* unaudited

                See notes to consolidated financial statements.

                                NETCENTIVES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                 Six Months
                            June 21, 1996    Years Ended       Ended June 30,
                            (Inception) to   December 31,     -----------------
                             December 31,  -----------------
                                 1996       1997      1998     1998      1999
                            -------------- -------  --------  -------  --------
                                                                (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Cash received from
  customers...............      $   --     $    45  $  1,294  $   306  $  4,944
 Cash paid to suppliers
  and employees...........        (177)     (4,222)  (11,156)  (4,618)  (12,439)
 Cash paid for interest...          --         (23)     (114)     (42)      (91)
 Cash paid for income
  taxes...................          --          (2)       --       --        --
 Interest received........           7         121       441      116       553
                                ------     -------  --------  -------  --------
   Net cash used in
    operating activities..        (170)     (4,081)   (9,535)  (4,238)   (7,033)
                                ------     -------  --------  -------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment...............        (124)       (967)   (1,157)    (380)   (3,579)
 Cash paid in Panttaja
  acquisition, net of cash
  acquired................          --          --      (150)      --        --
 Other long-term assets...          --          --       (58)      --      (500)
                                ------     -------  --------  -------  --------
   Net cash used in
    investing activities..        (124)       (967)   (1,365)    (380)   (4,079)
                                ------     -------  --------  -------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Sales of common stock....           3          11        19       15       115
 Issuance of receivable
  related to previous
  issuances of common
  stock...................          --          --        --       --      (100)
 Bridge financing.........          --       1,321        --       --        --
 Sales of preferred
  stock...................       1,409       8,744    17,231       --    35,058
 Borrowings on long-term
  debt....................          --         279     1,141      109        --
 Principal payments on
  long-term debt..........          --         (17)     (248)      --      (466)
 Borrowings on bank loan
  payable, net............          --         200      (200)     794      (100)
 Deferred offering costs..          --          --        --       --      (894)
                                ------     -------  --------  -------  --------
   Net cash provided by
    financing activities..       1,412      10,538    17,943      918    33,613
                                ------     -------  --------  -------  --------
NET INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS.....       1,118       5,490     7,043   (3,700)   22,501
CASH AND EQUIVALENTS,
 Beginning of period......          --       1,118     6,608    6,608    13,651
                                ------     -------  --------  -------  --------
CASH AND EQUIVALENTS, End
 of period................      $1,118     $ 6,608  $ 13,651  $ 2,908  $ 36,152
                                ======     =======  ========  =======  ========
NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Conversion of debt to
  preferred stock.........      $   --     $ 1,321  $     --  $    --  $     --
                                ======     =======  ========  =======  ========
 Stock and warrants issued
  in exchange for patent..      $   --     $    10  $     76  $    --  $     --
                                ======     =======  ========  =======  ========
 Sales of stock for notes
  and accounts
  receivable..............      $   --     $   217  $    130  $    --  $     --
                                ======     =======  ========  =======  ========
 Acquisition of Panttaja:
  Value of stock and
   options issued, net of
   deferred stock
   compensation...........                          $  2,854
  Cash paid...............                               194
  Liabilities assumed.....                             1,090
                                                    --------
   Assets acquired
    (including intangibles
    of $3,526)............                          $  4,138
                                                    ========

                See notes to consolidated financial statements.

                                NETCENTIVES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1997 and 1998 and six months ended June 30, 1999 and 1998
                  (Information as of June 30, 1999 and for the
             six months ended June 30, 1999 and 1998 is unaudited)

1. Business and Operations

  Netcentives Inc. (the "Company") provides Internet-based merchants, portals and community sites with promotion tools to drive consumer behavior, loyalty, and sales on the Internet. The Company was incorporated in California in June 1996.

  The Company has developed an Internet-based network (the "ClickRewards Network") of merchants ("Merchants"), consumers ("Members") and redemption award suppliers ("Suppliers"). The Company has developed a promotional currency ("ClickMiles") which is used throughout the network. The Company sells ClickMiles to Merchants who use them as promotional incentives to drive their consumers' behavior in areas such as brand loyalty and increased transaction size. As consumers are awarded ClickMiles, they establish accounts and become Members of the Company's ClickRewards program. Consumers can accumulate and manage ClickMiles on their personal online account and redeem these for frequent flyer airline miles or other merchandise. ClickMiles expire if not redeemed within specified periods. Members who do not record any activity for a twelve-month period forfeit their accumulated ClickMiles. The Company also offers its Merchants consulting, promotional, and direct marketing services for a variety of fee arrangements.

  In December 1998 the Company acquired Panttaja Consulting Group, Inc. (see
Note 3). The Company now provides technical consulting services to its Merchants as well as other customers through this wholly-owned subsidiary.

2. Summary of Significant Accounting Policies

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Netcentives Inc. and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Cash equivalents consist of highly-liquid debt instruments with a maturity at time of purchase of three months or less.

  Prepaid Incentive Awards--The Company has purchased frequent flyer airline miles ("airmiles") under frequent flyer programs from several airlines. Such airmiles are stated at cost determined on a weighted-average basis.

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three years.

  Income Taxes--The Company accounts for income taxes using an asset and liability approach. Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

  Revenue Recognition--The Company allocates the sales price of ClickMiles based on relative fair values between the redemption component of the award ultimately provided to the Member (the "product component") and the service components related to the marketing and support services provided to Merchants

                                NETCENTIVES INC.

and members (the "services component"). The fair value of the product component is determined based on separate pricing offered by the Company as well as other objective evidence; service component revenues represent the difference between the product component and the amount received from the sale of the ClickMile. The product component of revenues is deferred until the Member redeems the ClickMiles for frequent flyer miles or other awards, or until the ClickMile expires. The service components of the ClickMile sale are initially deferred until the sale of the ClickMile becomes non-refundable, which typically is upon award of the currency by the Merchant to the Member. Upon award of the ClickMile by the Merchant to a Member, revenues attributable to the service component generally are amortized over the period from award through expected redemption or expiration (the life of the ClickMile). Service revenues relating to separately-priced services, principally software integration services performed at the inception of the Merchant relationship, are recognized at the time the services are delivered. Upon termination of a Merchant relationship, unamortized deferred service revenue attributable to the Merchant is recognized as revenue.

  The service periods for the member and merchant elements of ClickMile revenues have been initially calculated for the maximum life of the ClickMile based on its expiration date, which is currently the third December following award. To the extent ClickMiles are redeemed prior to expiration or Merchants leave the ClickRewards Network, the remaining amount of deferred service revenues associated with the member or merchant services, as appropriate, is recognized at that time. Deferred revenues arising from non-refundable ClickMiles which have not been awarded by a Merchant are recognized as program-related service revenues at the time the ClickMiles are forfeited by the Merchant.

  The Company exchanges ClickMiles with certain of its Merchants in return for advertising and merchandise. Such advertising services are recorded as an expense or prepaid asset, as appropriate, based on the lower of the estimated fair value of the services received or the cash value of the ClickMiles issued. Revenues from such barter transactions are accounted for on the same basis as cash transactions; i.e., the product component of revenues is deferred until redemption and the marketing services component is recognized over the service period. In 1998, approximately $956,000 of advertising expense was recognized under these arrangements, of which 74% was transacted with two Merchants. ClickMiles exchanged for advertising are non-returnable and must be awarded by the Merchant within a specified time frame. Program-related service revenues for 1998 include $296,000 from an Internet portal which provided the advertising services but permitted the ClickMiles it purchased to expire unissued.

  Program-related revenues are comprised of the service component of ClickMiles described above, as well as advertising and other direct marketing services provided to Merchants, and are recognized as these services are performed.

  Technical consulting service revenues are provided by Netcentives Professional Services (NPS) and are recognized as the services are performed. NPS offers consulting services in relationship marketing, developing e-commerce applications and implementing our promotion solutions.

  Accrued Redemption Costs--The Company issues ClickMiles to certain Merchants in exchange for Member referrals and other cross-promotional activities, and awards ClickMiles directly to Members in connection with promotional and other activities. These ClickMiles are accounted for as expenses and an accrual is recorded at the time they are exchanged for these services for the expected costs to be incurred at redemption.

  Advertising Costs--Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense was approximately $12,000 in 1996, $534,000 in 1997 and $3,652,000 in 1998.

                                NETCENTIVES INC.

  Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which requires that the fair value of such instruments be recognized as an expense over the period in which the related services are received.

  Segment Reporting--Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In 1998, the Company operated in a single reportable segment and will evaluate additional segment disclosure requirements as it expands its operations.

  Comprehensive Income--For the periods presented, the Company's comprehensive loss, as defined by SFAS 130, Reporting Comprehensive Income, is equal to its net loss.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results will differ from these estimates.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and equivalents, short-term investments, and accounts receivable. Risks associated with cash are mitigated by banking and creditworthy institutions. Cash equivalents and short-term investments consist primarily of governmental obligations, commercial paper and bank certificates of deposit and are regularly monitored by management. Credit risk with respect to the trade receivables is spread over diverse customers who make up the Company's customer base. At December 31, 1997, three customers accounted for 43%, 26% and 26% of total accounts receivable. At December 31, 1998, one customer accounted for 17% of total accounts receivable.

  Recently Issued Accounting Standards--In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires the capitalization of direct costs after management commits to funding a project it believes will be completed and used to perform the functions intended. The Company adopted SOP 98-1 in 1999 as it is applicable to certain software systems internally developed by the Company. Through December 31, 1998, no development costs had been capitalized. During the six months ended June 30, 1999, the Company capitalized $675,000 of development costs.

  In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2000. The Company has not used derivative instruments and is still evaluating the statement's impact.

  Fair Value of Financial Instruments--The carrying amount of cash and cash equivalents, accounts receivable, capital leases and long-term debt approximate fair value, based on management's estimate.

                                NETCENTIVES INC.

  Unaudited Interim Financial Statements--Interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

  Reclassifications--Certain prior year amounts have been reclassified for consistency with the current year presentation. Such reclassifications had no impact to net loss or total stockholders' equity.

3. Acquisition of Panttaja

  On December 18, 1998, the Company acquired all of the outstanding shares and assumed the outstanding options of Panttaja Consulting Group, Inc. ("Panttaja"), a software consulting firm, in exchange for 808,780 shares of common stock valued at $2,548,000, cash of $194,000 and options to purchase 455,648 shares of Company stock at $0.254 per share, of which 306,755 were vested at the date of the acquisition and have been included as part of the acquisition price at their fair value of $936,000. The common stock includes 200,000 shares subject to vesting over a four-year period, which has initially been recorded as deferred stock compensation and will be expensed over the vesting period. The Company also agreed to pay the stockholders additional cash of up to $450,000 within 13 months following closing based on meeting certain employment retention milestones, which was considered probable at the time of the acquisition and has been accrued as part of the purchase price of Panttaja.

  The acquisition was accounted for as a purchase and, accordingly, the results of operations of Panttaja since the date of acquisition have been included in the Company's consolidated financial statements. The total consideration exceeded the fair value of the net assets acquired by $3,526,000, which represents the value of the existing consulting relationships and is being amortized on a straight-line basis over two years.

  The following unaudited pro forma information shows the results of operations for the two years ended December 31, 1997 and 1998 as if the Panttaja acquisition had occurred at the beginning of the year. The results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of the respective periods presented or of future operations of the combined companies (in thousands, except per share information).

                                                              1997      1998
                                                             -------  --------
   Total revenues........................................... $ 3,005  $  4,079
   Net loss................................................. $(6,004) $(16,218)
   Net loss per share, basic and diluted.................... $ (4.39) $  (7.12)

                                NETCENTIVES INC.

4. Property and Equipment

  Property and equipment consists of (in thousands):

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     ------  ------  -----------
                                                                     (unaudited)
   Computer equipment............................... $  557  $2,131    $ 4,586
   Office and furniture equipment...................    340     192        452
   Leasehold improvements...........................    194     237        426
   Internal use software............................     --      --        675
                                                     ------  ------    -------
   Total............................................  1,091   2,560      6,139
   Accumulated depreciation.........................   (158)   (702)    (1,865)
                                                     ------  ------    -------
   Total property and equipment--net................ $  933  $1,858    $ 4,274
                                                     ======  ======    =======

  At June 30, 1999, the capitalized internal use software costs relate to projects which were under development and no amortization has been recorded. Such costs are expected to be amortized over two to three years, depending on the specific project. At December 31, 1998 the Company had assets under capital lease with a net book value of $236,000.

5. Bank Loan Payable and Line of Credit

  The Company had a bank loan with principal outstanding at December 31, 1997 of $200,000. During the year ended December 31, 1998, this loan was paid in full.

  In connection with the Panttaja acquisition, the Company assumed a $100,000 bank loan which was repaid in January 1999. The Company pays interest based on a variable rate determined by the bank (10.5% at December 31, 1998). At December 31, 1998, the amount due on the credit line is $100,000. Accounts receivable are pledged as collateral on this line of credit. The borrowing agreement includes various covenants, including restrictions on payments of a note payable to an officer.

6. Long-term Obligations

  Long-term obligations consist of the following (in thousands):

                                                          December
                                                             31,
                                                         -----------  June 30,
                                                         1997  1998     1999
                                                         ---- ------ -----------
                                                                     (unaudited)
   Notes payable........................................ $262 $1,155   $  996
   Capital lease obligations............................   --    193      135
   Note payable to officer..............................   --     48       48
   Panttaja acquisition payable (note 3)................   --    450      252
   Other................................................   --     51       --
                                                         ---- ------   ------
   Total................................................  262  1,897    1,431
   Less current portion.................................   66    664      458
                                                         ---- ------   ------
   Long-term obligations................................ $196 $1,233   $  973
                                                         ==== ======   ======

  The notes payable are collateralized by the assets purchased with the proceeds of these borrowings and are payable in monthly installments through November 2001. The borrowings bear interest ranging from 9.15% to 14%.

                                NETCENTIVES INC.

  The note payable to officer bears interest at 8%, is subordinated to other debt of the Company and may not be repaid until other long-term debt is repaid.

  During 1997, the Company issued $1.3 million of promissory notes. These notes bore interest at 5.93% and were due in 120 days. In addition, the noteholders received warrants to buy 156,075 shares of Series B Preferred Stock at $1.00 per share (see Note 7). All of these notes were converted into shares of Series C Convertible Preferred Stock concurrent with the sale of Series C Preferred Stock in September 1997. The conversion price was the same price as the cash sale price of the Series C Preferred Stock.

  Maturities of long-term debt and capital leases as of December 31, 1998 are as follows (in thousands):

                                                                         Capital
   Year Ending December 31,                                        Debt  Leases
   ------------------------                                       ------ -------
   1999.......................................................... $  577  $103
   2000..........................................................    600    82
   2001..........................................................    527    32
                                                                  ------  ----
   Total payments................................................ $1,704   217
                                                                  ======
   Less amount representing interest.............................          (24)
                                                                          ----
   Present value of capital leases...............................         $193
                                                                          ====

7. Stockholders' Equity

 Convertible Preferred Stock

  At December 31, 1998, the amounts, terms and liquidation values of the Company's preferred stock are as follows:

                                                             Amount,
                                                   Shares    Net of   Aggregate
                                        Shares   Issued and   Issue  Liquidation
   Series                             Designated Outstanding  Costs  Preference
   ------                             ---------- ----------- ------- -----------
                                                               (In thousands)
   A.................................  1,452,613  1,452,613  $   937   $   944
   B.................................    660,391    485,000      472       485
   C.................................  7,787,155  7,754,847   10,065    10,081
   D.................................  5,500,000  5,476,192   17,231    17,250
   N.................................    650,000         --       --        --
                                      ---------- ----------  -------   -------
     Total........................... 16,050,159 15,168,652  $28,705   $28,760
                                      ========== ==========  =======   =======

  Significant terms of the outstanding preferred stock are as follows:

  . Each share of preferred stock is convertible into shares of common stock on a one-for-one basis, subject to adjustment in certain instances, at the option of the stockholder. Such shares will be converted automatically following the effectiveness of a registration statement under the Securities Act of 1933 meeting certain criteria or the affirmative vote of the holders of a majority of the shares of preferred stock outstanding at the time of such vote.

  . Except for Series N, each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. In addition, holders of each series of preferred stock are entitled as a group to elect two members of the Board of Directors. Series N has no voting rights.

                                NETCENTIVES INC.

  . Stockholders are entitled to receive noncumulative dividends as declared by the Board of Directors out of any assets legally available, prior to and in preference to any declaration or payment of any dividend on the common stock. The dividend rate for Series A, Series B, Series C, Series D and Series N preferred stock per share per annum is $0.052, $0.08, $0.104, $0.252 and $.08 respectively. No dividends have been declared as of December 31, 1997 and 1998.

  . In the event of liquidation, dissolution or winding up of the Company, stockholders of Series A, Series B, Series C, Series D and Series N preferred stock are entitled to receive $0.65, $1.00, $1.30, $3.15 and $1.00 per share, respectively, plus any declared and unpaid dividends with respect to such shares prior to any distributions to common stockholders or non-voting convertible stockholders. If the assets and funds to be distributed are insufficient to permit full payment, then the funds shall be distributed on a pro rata basis. Upon completion of the distribution, the holders of the common stock will receive all remaining assets of the corporation.

 Deferred Stock Expense-Warrants

  During 1997, the Company issued warrants to purchase 410,000 shares of Series N preferred stock at $1.00 per share to various airlines in connection with their airmile purchase agreements (see Note 12). The warrants vest over three years, subject to continuation of exclusivity arrangements with such airlines, and expire in four or five years. Also during 1997, the Company issued warrants to purchase 120,000 shares of Series N preferred stock at $1.30 per share to one of its Merchants. The warrants vest over two years, subject to certain exclusivity provisions, and expire in four years. All of the warrants permit the holder to "net exercise" and receive shares of stock with a value equal to the net appreciation at the time of exercise. Because the vesting of these warrants is subject to maintaining the exclusivity of the arrangement with these partners, the valuation of the warrants is not finalized until their vesting date. The value of these warrants has been estimated using the Black-Scholes option pricing model with the following assumptions: expected life, the term of the option; risk-free interest rate of 5.8% in 1997 and 4.6% in 1998; volatility of 70% in 1997 and 95% in 1998; and no dividend during the expected term. The estimated value of such warrants is being expensed over the related exclusivity periods. At December 31, 1997 and 1998, 90,000 and 204,000 warrants, respectively, were vested. The value of the warrants is estimated and is adjusted each period until the exclusivity milestones are met and the warrants vests. The initial value of the warrants issued in 1997 was estimated at $281,000; this was increased by $1,038,000 in 1998 and $938,000 in the first six months of 1999. Operating expenses include $63,000, $811,000 and $943,000 in 1997 and 1998 and the six months ended June 30, 1999, respectively, relating to these warrants. The value relating to the unvested warrants of $440,000 as of June 30, 1999 is subject to adjustment for changes in the future value of the Company's common stock.

  During 1997, the Company issued warrants to purchase 175,391 shares of Series B preferred stock at an average price of $1.16 per share in connection with the Company's financing transactions. During 1998, the Company issued warrants to purchase 31,948 shares of Series C preferred stock at an average price of $1.30 per share in connection with the Company's financing transactions. The estimated fair value of these warrants on their grant date was $105,000 in 1997 and $31,000 in 1998, which is being expensed over the term of the related financings. The Company has included in interest expense $13,000, $30,000 and $15,000 for the portion relating to 1997 and 1998, and the six months ended June 30, 1999, respectively.

  All warrants issued were outstanding at December 31, 1998; warrants to purchase 75,000 shares of Series B were exercised in the six months ended June 30, 1999.

                                NETCENTIVES INC.

 Receivables from Sales of Stock

  At December 31, 1997 and 1998 and June 30, 1999, receivables from sales of stock included notes receivable from an officer of the Company were comprised of:

                                           Stock Purchased
                                       -------------------------------
    Issue Date         Amount           Number           Per Share         Interest Rate
    ----------        --------         ---------         ---------         -------------
   August 1997        $ 60,000           500,000           $0.12               6.29%
   November 1997       157,290         1,048,600            0.15               6.01
   December 1998       130,000           200,000            0.65               4.47
   January 1999        100,000               N/A             N/A               4.47

  These notes are secured by common stock and are due four years from the issue date. The 1997 and 1998 notes are full recourse and the 1999 note is non-recourse. The 1997 stock sales were made at fair market value. The December 1998 loan financed a stock purchase made in October 1998. That stock sale was made when the fair value of the shares was deemed to be $3.15 per share, and accordingly, $500,000 of deferred compensation was recorded relating to this transaction. The January 1999 loan represents a cash loan secured by the shares of stock previously purchased by the officer. The stock sold in connection with these notes is subject to repurchase at the original sale price; this right lapses ratably over a four-year period subject to the officer's continued employment. At December 31, 1998, 1,167,875 shares of common stock were subject to this repurchase right.

 Stock Option Plan

  The Company has a stock option plan (the 1996 Stock Option Plan), under which incentive and non-qualified options to purchased 5,671,400 shares of common stock may be granted to employees and independent contractors. Options generally vest in installments over four years from the grant date and expire ten years from the grant date.

  A summary of activity under the option plan is set forth below:

                                                   Outstanding Stock Options
                                                   ---------------------------
                                                              Weighted Average
                                                   Number of   Exercise Price
                                                    Shares       per Share
                                                   ---------  ----------------
   1996 Grants (weighted average fair value of
    $0.02 per share)..............................   205,500       $0.10
                                                   ---------       -----
   Outstanding, December 31, 1996.................   205,500        0.10
   Granted (weighted average fair value of $0.03
    per share).................................... 1,221,550        0.12
   Exercised......................................  (122,083)       0.10
   Canceled.......................................   (16,000)       0.10
                                                   ---------       -----
   Outstanding, December 31, 1997 (284,749
    exercisable at a weighted average price of
    $0.10)........................................ 1,288,967        0.12
   Granted (weighted average fair value of
    $0.70 per share).............................. 2,676,645        0.64
   Issued in connection with Panttaja
    acquisition...................................   455,648        0.25
   Exercised......................................  (114,606)       0.17
   Canceled.......................................  (218,137)       0.15
                                                   ---------       -----
   Outstanding, December 31, 1998 (914,132
    exercisable at a weighted average price of
    $0.26)........................................ 4,088,517       $0.51
                                                   =========       =====

  At December 31, 1998, options to purchase 1,346,194 shares of common stock were available for grant.

                                NETCENTIVES INC.

  During the six months ended June 30, 1999, the Company issued options to purchase 1,203,965 shares of common stock at a weighted average exercise price of $6.56 per share.

  Additional information regarding options outstanding as of December 31, 1998 is as follows:

                           Stock Options Outstanding       Options Exercisable
                     ------------------------------------- --------------------
                                 Weighted Average Weighted             Weighted
                                    Remaining     Average              Average
      Range of         Number    Contractual Life Exercise   Number    Exercise
   Exercise Prices   Outstanding     (years)       Price   Exercisable  Price
   ---------------   ----------- ---------------- -------- ----------- --------
   $0.10-$0.15......  1,447,559        8.83        $0.14     459,428    $0.13
   $0.20-$0.25......    681,938        9.83         0.25     280,240     0.25
   $0.35-$0.65......    699,588        9.75         0.64     149,000     0.60
   $1.05............  1,259,432        9.92         1.05      25,464     1.05
                      ---------        ----        -----     -------    -----
                      4,088,517        9.51        $0.51     914,132    $0.26
                      =========        ====        =====     =======    =====

  Shares of common stock sold to employees, directors and consultants under stock purchase agreements are subject to repurchase at the Company's option upon termination of their employment or services at the original purchase price. This right to repurchase expires ratably over the vesting period. At December 31, 1997 and 1998, respectively, 2,578,985 and 2,105,585 shares were subject to such repurchase right.

 Deferred Stock Expense-Employee Compensation

  In connection with certain equity transactions during the year ended December 31, 1998 and the six months ended June 30, 1999, the Company recorded deferred stock compensation of $7,571,000 and $70,000, respectively, for the difference between the exercise or sale price of the stock and deemed fair value of the stock at that time. The 1998 total consists of $7,071,000 related to stock option grants (including $432,000 arising from the Panttaja acquisition) and $500,000 related to common stock sold to an officer of the Company. An additional $630,000 arose from shares of common stock issued in connection with the Panttaja acquisition which are subject to vesting. The 1999 total consists of $70,000 related to stock option grants. Deferred compensation related to stock option grants is being amortized over the four-year vesting periods of the related options. Amortization of such expense during 1998 and the six months ended June 30, 1999 totaled approximately $296,000 and $1,084,000, respectively.

 Additional Stock Plan Information

  As discussed in Note 1, the Company accounts for its stock-based award using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method. The fair value of stock-based awards to employees has been calculated using the minimum value method with the following weighted average assumptions: expected life, 48 months; risk-free interest 5.8% in 1996 and 1997 and 4.6% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the Company's awards had been amortized to expense over their related vesting periods, the effect would have been to increase net loss to $271,000 ($0.99 per share) in 1996, $4,313,000 ($5.88 per share) in 1997 and $14,427,000 ($8.78 per share) in 1998.

                                NETCENTIVES INC.

8. Net Loss Per Share

  The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                             Period from
                            June 21, 1996
                             (inception)    Years Ended         Six Months
                               through      December 31,      Ended June 30,
                            December 31,  -----------------  -----------------
                                1996       1997      1998     1998      1999
                            ------------- -------  --------  -------  --------
                                                               (unaudited)
   Net loss (numerator),
    basic and diluted.....     $ (266)    $(4,180) $(14,111) $(5,131) $(16,149)
                               ======     =======  ========  =======  ========
   Shares (denominator):
     Weighted average
      common shares
      outstanding.........      1,074       2,372     3,818    3,757     5,138
     Weighted average
      common shares
      outstanding subject
      to repurchase.......       (801)     (1,638)   (2,174)  (2,361)   (1,971)
                               ------     -------  --------  -------  --------
   Shares used in
    computation, basic and
    diluted...............        273         734     1,644    1,396     3,167
                               ======     =======  ========  =======  ========
   Net loss per share,
    basic and diluted.....     $(0.97)    $ (5.70) $  (8.58) $ (3.68) $  (5.10)
                               ======     =======  ========  =======  ========
   Shares used in
    computation, basic and
    diluted...............                            1,644              3,167
   Weighted average
    preferred stock
    outstanding...........                           11,778             17,640
                                                   --------           --------
   Shares used in
    computing pro forma
    per share amounts on a
    converted basis.......                           13,422             20,807
                                                   ========           ========
   Pro forma net loss per
    share on a converted
    basis--basic and
    diluted...............                         $  (1.05)          $  (0.78)
                                                   ========           ========

  Pro forma net loss per share assumes that the conversion of all shares of convertible preferred stock into common stock, which occurs upon the consummation of the initial public offering contemplated by this Prospectus, had occurred as of the beginning of 1998.

  For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following (in thousands):

                                        Period from
                                       June 21, 1996               Six Months
                                        (inception)  Years Ended     Ended
                                          through    December 31,   June 30,
                                       December 31,  ------------ ------------
                                           1996      1997   1998  1998   1999
                                       ------------- ----- ------ ----- ------
                                                                  (unaudited)
   Convertible preferred stock........     1,938     9,693 15,169 9,693 20,522
   Shares of common stock subject to
    repurchase........................     1,614     2,579  2,106 2,142  1,745
   Outstanding options................       206     1,289  4,089 1,851  4,849
   Warrants...........................        --       705    737   737    662

                                NETCENTIVES INC.

9. Income Taxes

   The Company's net deferred tax assets were comprised of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Net deferred tax assets:
     Net operating loss carryforwards......................... $ 1,409  $ 6,058
     General business credits.................................      --      158
     Accrued expenses and reserves............................      11    1,265
     Other timing differences.................................      --      276
                                                               -------  -------
                                                                 1,420    7,757
   Valuation allowance........................................  (1,420)  (7,757)
                                                               -------  -------
   Net deferred tax assets.................................... $    --  $    --
                                                               =======  =======

  Deferred income taxes result from temporary differences in the recognition of certain assets and liabilities for financial statement and tax return purposes and from net operating loss carryforwards. Due to the uncertainty surrounding the realization of its net deferred tax assets, at December 31, 1997 and 1998, the Company has fully reserved its net deferred tax assets of approximately $1,420,000 and $7,757,000, respectively.

   The Company's effective tax rate differed from the expected benefit at the federal statutory tax rate as follows:

                                                                Years Ended
                                              June 21, 1996    December 31,
                                              (inception) to   ---------------
                                            December  31, 1996  1997     1998
                                            ------------------ ------   ------
  Federal statutory tax rate...............       (35.0)%       (35.0)%  (35.0)%
  State taxes, net of federal benefit......        (5.7)         (5.7)    (5.7)
  Other....................................         6.9           8.9     (4.2)
  Valuation allowance......................        33.8          31.8     44.9
                                                  -----        ------   ------
    Effective tax rate.....................          -- %          -- %     -- %
                                                  =====        ======   ======

  At December 31, 1998, the Company had a net operating loss carryforward for federal income tax purposes of approximately $14,200,000 which expires through 2018. In addition, the Company had, at December 31, 1998, a net operating loss carryforward for California state income tax purposes of approximately $14,100,000 which expires through 2004.

   At December 31, 1998, the Company also has research and development credit carryforwards of approximately $109,000 and $49,000 available to offset future federal and state income taxes, respectively. The federal credit expires through 2018, and the state credit carryforward has no expiration.

  Current federal and California state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such "ownership change" as defined. Such a limitation could result in the expiration of carryforwards before they are utilized.

                                NETCENTIVES INC.

10. Employee Benefit Plan

  The Company has a 401(k) plan for its employees who meet certain service and age requirements. Participants may contribute up to 15% of their salaries up to amounts specified under the Internal Revenue Code. The Company does not contribute to this plan.

11. Significant Customers and Merchant Relationships

  In 1996, no sales were recorded by the Company. In 1997, one Merchant accounted for 85% of net revenues and 82% of the ClickMiles awarded by all Merchants during the year. In 1998, two customers accounted individually for 46% and 13% of revenues. Additionally, two Merchants accounted individually for 34% and 21% of the ClickMiles awarded by Merchants during 1998.

12. Airline Arrangements

  The Company has entered into certain long-term arrangements to purchase airmiles from its airline suppliers. At December 31, 1998, the Company had prepaid for airmiles with a cost of $1,600,000 which are available for redemption by Members. Certain of these airmiles expire if not exchanged by Members for ClickMiles within specified time periods, including $237,000 which are subject to expiration in 1999.

  The contracts require certain minimum annual airmile purchases in order for the Company to maintain its exclusivity agreement. These future minimum payments, including excise tax, are as follows (in thousands):

       Year ending December 31:
         1999.................................................... $1,142
         2000....................................................  1,432
         2001....................................................    860
                                                                  ------
           Total................................................. $3,434
                                                                  ======

13. Leases

  The following is a schedule of future lease payments required under noncancelable operating leases, as of December 31, 1998 (in thousands):

       Year Ending December 31,
         1999.................................................... $  552
         2000....................................................    459
         2001....................................................    119
                                                                  ------
           Total minimum payments................................ $1,130
                                                                  ======

  Rent expense under all rental agreements was $8,000 in 1996, $158,000 in 1997 and $334,000 in 1998.

                                NETCENTIVES INC.

14. Consolidated Statement of Cash Flows Information

  A reconciliation of net loss to net cash used in operating activities follows (in thousands):

                           June 21, 1996    Years Ended         Six Months
                           (Inception) to   December 31,      Ended June 30,
                            December 31,  -----------------  -----------------
                                1996       1997      1998     1998      1999
                           -------------- -------  --------  -------  --------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................      $(266)     $(4,180) $(14,111) $(5,131) $(16,149)
 Reconciliation to net
  cash used in operating
  activities:
  Depreciation and
   amortization..........          8          150       629      235     2,041
  Deferred stock
   compensation expense..         --           --       296       31     1,084
  Expenses relating to
   stock warrants........         --           76       841      130       958
  Advertising expense
   arising from barter
   transactions..........         --           --       956      355       608
  ClickMiles issued for
   services..............         --           --       587       95     1,531
  Changes in operating
   assets and
   liabilities:
   Accounts receivable...         --          (23)     (201)    (155)      126
   Prepaid incentive
    awards...............         --         (703)     (897)    (253)       (3)
   Prepaid expenses......        (19)        (220)      115      (29)       56
   Other assets..........         (2)         (31)     (155)    (249)      (62)
   Accounts payable......         71          512       281      140      (541)
   Accrued compensation
    and benefits.........         --           13       877      126       100
   Accrued redemption
    costs................         --           --       (78)       9      (184)
   Other accrued
    liabilities..........         38          266       477      124     1,605
   Deferred revenue--
    product and
    services.............         --           59       848      334     1,797
                               -----      -------  --------  -------  --------
    Net cash used in
     operating
     activities..........      $(170)     $(4,081) $ (9,535) $(4,238) $ (7,033)
                               =====      =======  ========  =======  ========

15. Subsequent Events

  In March and April 1999, the stockholders of the Company approved the increase of the number of authorized shares of its common stock to 33,240,000 and its preferred stock to 21,329,221 and designated 5,279,062 shares as Series E Preferred Stock. The Series E Preferred Stock has similar rights and preferences to the other series of preferred stock (see Note 7), other than its liquidation preference of $6.82 per share and its annual dividends which, if declared, would be $0.546 per share.

  In March 1999, the Company sold 3,519,053 shares of Series E Preferred Stock to investors for aggregate proceeds of approximately $23,000,000, net of expenses. In April and June 1999, the Company sold an additional
1,759,530 shares of Series E Preferred Stock to investors for aggregate proceeds of approximately $12,000,000, net of expenses.

  In May 1999, the stockholders of the Company approved the following:

  . Adoption of the 1999 Employee Stock Purchase Plan, and reserved 300,000 shares of common stock (increasing by 75,000 shares in each of the following five years) for sale to employees at a price no less than 85% of the lower of fair market value at the beginning of the two-year offering period or the end of each of the six-month purchase periods.

  . Adoption of the 1999 Outside Directors Stock Option Plan, and reserved
    400,000 shares of common stock (increasing by 50,000 shares in each of the following five years) for grants of options to each

                               NETCENTIVES INC.

   outside director to purchase 40,000 shares of common stock at fair market value as of the grant date, as well as additional option grants for 10,000 shares to be issued in each subsequent year.

  . The reincorporation of the Company into Delaware by exchanging one share of common stock of the successor Delaware corporation for each share of common stock of the predecessor California corporation.

  . The number of shares of authorized but unissued preferred stock was designated at 5,000,000. Such authorization is contingent upon the completion of the closing of the initial public offering contemplated by this Prospectus.

  In June 1999, the stockholders of the Company approved an increase in the number of authorized shares available under the Employee Stock Option Plan by 2,000,000 shares and provided for annual increases of 1,250,000 shares in each of the following five years.

  On March 31, 1999, the Company entered into a Patent License Agreement with MyPoints.com. Under this agreement, the Company earns royalties based on the issuance of points by MyPoints.com with such royalties recorded as program related services revenue. During the six months ended June 30, 1999, the Company recognized approximately $66,000 of royalties.

  In May 1999, the Company entered into a seven-year operating lease for a new headquarters facility. The lease, which is expected to commence in January 2000, requires annual rental payments ranging from approximately $2,600,000 to $2,900,000 over the term of the lease. The Company is required to obtain a letter of credit of approximately $2,400,000 as a security deposit prior to lease commencement (of which $500,000 was obtained in May 1999 and approximately $1,900,000 was obtained in August 1999), a portion of which may be released over the term of the lease. The letters of credit are collaterialized by time deposits which are included in other assets.

  In July 1999, the Company borrowed $1.2 million under a note payable, which is collateralized by certain assets of the Company. The borrowing is payable in monthly installments through June 2002 and bears interest at 14.44%.

  In July 1999, the Company issued to a customer a warrant to purchase 150,000 shares of common stock at an exercise price of $8.00 per share in exchange for advertising to be provided on the customer's web sites. The warrant was fully vested upon issuance and expires in July 2001. The estimated fair value of the advertising to be received, which is equal to the fair value of the warrant of approximately $630,000, will be recorded in the third quarter of 1999 and will be expensed at the time the advertising services are provided.

  In August 1999, the Company issued 100,000 shares of common stock in connection with the hiring of an employee. The shares vest in tranches over one year and the fair value of the common stock of approximately $1,000,000 will be charged to expense over the vesting period.

  On September 9, 1999, the Company agreed to issue to one of its suppliers a warrant to purchase 85,000 shares of common stock at $11.00 per share in connection with the extension of its exclusive supply arrangement. The warrant is fully vested and expires in three years. The estimated value of the warrant of $580,000 will be recorded in the third quarter of 1999 and expensed over the one year exclusivity term.

                                   * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Panttaja Consulting Group, Inc.:

  We have audited the accompanying statements of operations and cash flows of Panttaja Consulting Group, Inc. (the "Company") for the years ended November 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements referred to above present fairly, in all material respects, the result of the Company's operations and its cash flows for the years ended November 30, 1997 and 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
March 12, 1999

                        PANTTAJA CONSULTING GROUP, INC.

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                Years Ended
                                                               November 30,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Net revenues................................................. $ 3,361  $ 4,048
Cost of revenues.............................................  (1,777)  (2,521)
                                                              -------  -------
    Gross profit.............................................   1,584    1,527
Selling, general and administrative expenses.................  (1,416)  (1,624)
                                                              -------  -------
Income (loss) from operations................................     168      (97)
Interest income..............................................       1        1
Interest expense.............................................     (39)     (42)
Other income (expense), net..................................       1       (4)
                                                              -------  -------
Income (loss) before taxes on income.........................     131     (142)
Income tax (expense) benefit.................................     (39)      24
                                                              -------  -------
Net income (loss)............................................ $    92  $  (118)
                                                              =======  =======



                       See notes to financial statements.

                        PANTTAJA CONSULTING GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  Years Ended
                                                                 November 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................................. $   92  $ (118)
  Reconciliation to net cash used in operating activities:
    Depreciation................................................     90      87
    (Gain) loss from disposition of fixed assets................     (1)      4
    Deferred income tax provision...............................     36     (25)
    Changes in operating assets and liabilities:
      Accounts receivable.......................................     62    (382)
      Other receivable..........................................      2       1
      Prepaid expenses..........................................      4      (5)
      Accounts payable..........................................   (116)    332
      Accrued liabilities.......................................    (11)     61
      Deferred revenues.........................................    (14)      7
                                                                 ------  ------
        Net cash provided (used) in operating activities........    144     (38)
                                                                 ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................     (5)    (31)
  Sale of property and equipment................................      7       9
                                                                 ------  ------
        Net cash provided (used) in investing activities........      2     (22)
                                                                 ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts from short-term borrowing............................     55     141
  Repayments of capital leases..................................    (58)    (80)
  Repayments of debt............................................   (115)    (44)
  Proceeds from issuing common stock............................     --       4
                                                                 ------  ------
        Net cash provided (used) in financing activities........   (118)     21
                                                                 ------  ------
NET INCREASE (DECREASE) IN CASH.................................     28     (39)
CASH, Beginning of year.........................................     16      44
                                                                 ------  ------
CASH, End of year............................................... $   44  $    5
                                                                 ======  ======
SUPPLEMENTAL DISCLOSURES--
Noncash investing and financing transactions--
  Capital lease obligation incurred for equipment............... $   82  $  105
                                                                 ======  ======

                       See notes to financial statements.

                        PANTTAJA CONSULTING GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     Years ended November 30, 1997 and 1998

1. Business and Significant Accounting Policies

  Line of Business--Panttaja Consulting Group, Inc.'s (the "Company") provides software consulting, development, and educational services in the internet and client/server market sectors. The Company was incorporated in January 1990.

  Revenue--The Company's revenues consist primarily of fees for services, including consulting and education. Consulting services are primarily provided on a time and materials basis. Educational services are generally priced on a per student basis. Consulting and education revenues are recognized as the services are performed.

  Cost of Revenues--The cost of services consists primarily of compensation and travel costs associated with providing consulting and education.

  Cash and Cash Equivalents--The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.

  Depreciation--Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from five to ten years. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful lives of the improvements.

  Income Taxes--The Company accounts for income taxes using an asset and liability approach. Deferred income taxes and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

  Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

2. Major Customers

  Three customers accounted for 10%, 11%, and 18% of total revenues for the year ended November 30, 1997. Two customers accounted for 15% and 18% of total revenues for the year ended November 30, 1998.

3. Leases

  Rent expense was $171,000 and $181,000 for the years ended November 30, 1997 and 1998 respectively.

                        PANTTAJA CONSULTING GROUP, INC.

4. Income Taxes

  The provision (benefit) from income taxes consists of (in thousands):

                                                             1997 1998
                                                             ---- ----
       Current:
         Federal............................................ $ 2  $ --
         State..............................................   1     1
                                                             ---  ----
                                                               3     1
       Deferred--federal....................................  36   (25)
                                                             ---  ----
                                                             $39  $(24)
                                                             ===  ====

5. Employee Benefit Plans

Deferred Compensation Plan

  The Company maintains a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 10% of their salary, subject to Internal Revenue Service limits. The plan allows the Company to make discretionary contributions. During 1997 and 1998, all contributions were made by the employees.

Stock Option Plan

  The Company has adopted a stock option plan for employees. Under the terms of the plan, options generally vest over a period of one to four years after date of grant. Common stock issued upon exercise of these options is subject to the Company's right of first refusal upon future sale or transfer. This right of first refusal terminates at such time as a established market exists for the Company's common stock.

  A summary of activity under the option plan follows:

                                             Number of  Weighted Average
                                              Shares    Price per Share
                                             ---------  ----------------
       Outstanding, November 30, 1996....... 1,790,000       $0.05
       Granted (fair value of $0.01 per
        share)..............................   375,000        0.05
       Exercised............................    (5,000)       0.05
       Canceled.............................  (309,000)       0.05
                                             ---------       -----
       Outstanding, November 30, 1997....... 1,851,000        0.05
       Granted (fair value of $0.01 per
        share).............................. 1,187,000        0.05
       Exercised............................   (86,000)       0.05
       Canceled.............................  (510,000)       0.05
                                             ---------       -----
       Outstanding, November 30, 1998....... 2,442,000       $0.05
                                             =========       =====

Additional Stock Plan Information

  As discussed in Note 1, the Company accounts for its stock-based award using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

                        PANTTAJA CONSULTING GROUP, INC.

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method. The fair value of stock-based awards to employees has been calculated using the minimum value method with the following weighted average assumptions: expected life, 48 months; risk-free interest 5.8% in 1997 and 4.6% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of awards made in 1997 and 1998 had been amortized to expense over the vesting period of the awards, the effect on reported net income (loss) would not have been significant.

6. Subsequent Events

  On December 18, 1998, Netcentives Inc. ("Netcentives") acquired all of the Company's outstanding shares of common stock and assumed all of its outstanding options, at which time the Company became a wholly owned subsidiary of Netcentives.

                                   * * * * *

                                NETCENTIVES INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year ended December 31, 1998
              (Unaudited, in thousands, except per share amounts)

                                                      Pro Forma     Pro Forma
                             Netcentives Panttaja(1) Adjustments   Consolidated
                             ----------- ----------- -----------   ------------
Revenues:
  Product...................  $     64     $   --      $    --       $     64
  Program-related services..       583         --           --            583
  Technical consulting
   services.................        --      4,048         (616)(2)      3,432
                              --------     ------      -------       --------
    Total revenues..........       647      4,048         (616)         4,079
                              --------     ------      -------       --------
Costs and expenses:
  Cost of product revenues..        59         --           --             59
  Program-related services,
   marketing and support
   costs....................     7,293         --           --          7,293
  Cost of technical
   consulting services
   revenues.................        --      2,521         (368)(2)      2,153
  Research and development..     3,383         --         (248)(2)      3,135
  Selling, general and
   administrative...........     3,134      1,624           --          4,758
  Amortization of deferred
   stock compensation.......       296         --          266 (3)        562
  Amortization of supplier
   stock awards.............       811         --        1,699 (4)      2,510
  Amortization of
   intangibles..............        79         --           --             79
                              --------     ------      -------       --------
    Total costs and
     expenses...............    15,055      4,145        1,349         20,549
                              --------     ------      -------       --------
Loss from operations........   (14,408)       (97)      (1,965)       (16,470)
Other income (expense)......       297        (45)          --            252
                              --------     ------      -------       --------
Loss before income tax
 provision..................   (14,111)      (142)      (1,965)       (16,218)
Income tax benefit..........                   24          (24)(5)         --
                              --------     ------      -------       --------
Net loss....................  $(14,111)    $ (118)     $(1,989)      $(16,218)
                              ========     ======      =======       ========
Net loss per share--basic
 and diluted................  $  (8.58)                              $  (7.12)
                              ========                               ========
Shares used in per share
 calculations...............     1,644                     634 (6)      2,278
                              ========                 =======       ========


          See notes to pro forma consolidated statement of operations.

                                NETCENTIVES INC.

      NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                          Year ended December 31, 1998

  On December 18, 1998, Netcentives Inc. ("Netcentives") acquired all of the outstanding shares and assumed the outstanding options of Panttaja Consulting Group, Inc. ("Panttaja"), a software consulting firm in exchange for 808,780 shares of common stock valued at $2,548,000, cash of $194,000 and options to purchase 455,648 shares of Netcentives stock at $0.254 per share, of which 306,755 were vested at the date of acquisition and have been included as part of the acquisition price at their fair value of $936,000. The common stock includes 200,000 shares subject to vesting over a four-year period, will be accounted for as deferred compensation over the vesting period. Netcentives also agreed to pay the stockholders additional cash up to $450,000 within 13 months following closing based on certain employment levels, which was considered probable at the time of the acquisition and has been accrued as part of the purchase price of Panttaja.

  The acquisition was accounted for as a purchase and, accordingly, the results of operations of Panttaja since the date of acquisition have been included in the Company's financial statements. The total consideration exceeded the fair value of the net assets acquired by $3,526,000, which has been recorded as the value of the existing consulting relationships and is being amortized on a straight-line basis over two years.

  The accompanying pro forma statement of operations is presented in accordance with Article 11 of Regulation S-X.

  The pro forma statement of operations for the year ended December 31, 1998 includes the following adjustments to reflect consummation of the transaction as if it had occurred at the beginning of 1998:

    1. Represents Panttaja's historical results of operations for its fiscal year ended November 30, 1998. The results of operations of Panttaja for the period December 18 through December 31, 1998 included in Netcentive's consolidated results of operations were not significant.

    2. To eliminate intercompany consulting revenues.

    3. To record one year of compensation expense ($158,000) related to the 200,000 share restricted stock arrangement and one year of expense ($108,000) relating to the options granted to Panttaja employees.

    4. To record one year of amortization of the intangible assets recorded in the acquisition.

    5. To reverse income tax benefits recorded by Panttaja. Netcentives has incurred losses since inception and records a full valuation on all operating loss carryforwards and deferred tax assets.

    6. To reflect the assumed issuance of 608,780 unrestricted shares of common stock issued in connection with the acquisition and the vesting of 50,000 shares of restricted stock during the year.

  The adjustments do not give effect to any potential benefits that might have been realized through the combination of operations and are not necessarily indicative of the consolidated results which would have been reported if the Panttaja acquisition had actually occurred at the beginning of the period presented.

                              [INSIDE BACK COVER]

Title: Netcentives Technical and Marketing Services

Screen shot of Netcentives Professional Services Web page.
Caption: Netcentives Professional Services. Through Netcentives Professional Services, we provide systems integration and technical consulting services to clients to help them deploy ClickRewards programs as well as other businesses.

Screen shot of an e-mail that includes graphics.
Caption: Direct Marketing Services. Targeted direct response email to ClickRewards members. (Sample)

Picture of ClickRewards advertisement including ClickRewards merchant logos.
Caption: Advertising and Promotional Services. We derive revenue from selling placement in advertising campaigns and banner advertisements. Revenues from these programs through 6/30/99 were not material. Joint advertising campaign. (Sample)

Picture of a banner advertisement.
Caption: Joint banner advertisement. (Sample)

[LOGO OF NETCENTIVES]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Netcentives in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq Stock Market listing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
     SEC registration fee........................................... $   23,018
     NASD filing fee................................................      8,780
     Nasdaq Stock Market listing fee................................     95,000
     Printing and engraving expenses................................    150,000
     Legal fees and expenses........................................    375,000
     Accounting fees and expenses...................................    500,000
     Transfer Agent and Registrar fees..............................      4,000
     Miscellaneous fees and expenses................................     48,918
                                                                     ----------
       Total........................................................ $1,200,000
                                                                     ==========

ITEM 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article XIV of our Amended and Restated Certificate of Incorporation (Exhibit 3.3) provides for indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law and Section 6.1 of
Article VI of our Amended and Restated Bylaws (Exhibit 3.4) provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1) with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1, indemnifying our officers and directors against certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities

  (a) From our inception in June 1996 through June 30, 1999, we have issued and sold (without payment of any selling commission to any person) the following unregistered securities:

   (1) An aggregate of 2,000,000 shares of common stock at $0.001 per share in June 1996 to Eric W. Tilenius and Elliot S. Ng.

   (2) An aggregate of 50,000 shares of common stock at $0.02 per share in September 1996 to Venture Law Group Investments 1996, Craig Johnson and Elias Blawie.

   (3) An aggregate of 1,452,613 shares of Series A Preferred Stock at $0.65 per share in September 1996 to 11 accredited investors.

   (4) An aggregate of 485,000 shares of Series B Preferred Stock at $1.00 per share in November 1996 to 7 accredited investors.

   (5) A warrant to purchase 10,000 shares of Series B Preferred Stock at $1.00 per share in November 1996 to Silicon Valley Bank.

   (6) Warrants to purchase 22,500 shares of Series B Preferred Stock at $2.00 per share in January 1997 to Daryl Mobley, Masters-McNeil and Steve Gunderson.

   (7) A warrant to purchase 21,000 shares of Series B Preferred Stock at $1.30 per share in May 1997 to Phoenix Lending and Leasing.

   (8) Warrants to purchase 75,000 shares of Series B Preferred Stock at $1.00 per share in June 1997 to affiliates of Information Technology Ventures.

   (9) Warrants to purchase 46,891 shares of Series B Preferred Stock at $1.00 per share in August 1997 to P. William Parish, Margaret C. Taylor, David A. Duffield Trust, Wasatch Venture Corporation and Draper Associates, L.P.

  (10) An aggregate of 500,000 shares of common stock at $0.12 per share in August 1997 to West Shell, III.

  (11) Promissory notes with an aggregate principal amount of $1,312,601.60 which were subsequently converted into 1,009,693 shares of Series C Preferred Stock in September 1997 during January, June, August, and September 1997 to 12 accredited investors.

  (12) Warrants to purchase 400,000 shares of Series N Preferred Stock at $1.00 per share in July, August and September 1997 to rewards suppliers.

  (13) An aggregate of 7,754,847 shares of Series C Preferred Stock at $1.30 per share in September 1997 to 17 accredited investors.

  (14) Warrants to purchase 130,000 shares of Series N Preferred Stock at $1.30 per share in October 1997 to American Airlines and Yahoo!.

  (15) An aggregate of 30,000 shares of common stock in connection with the purchase of the United States patent application having SC/Serial Number 08/572,017 in September 1997 and November 1998.

  (16) An aggregate of 1,048,600 shares of common stock at $0.15 per share in December 1997 to West Shell, III.

  (17) Warrants to purchase an aggregate of 31,948 shares of Series C Preferred Stock in May 1998 with an aggregate value of $31,000 to Phoenix Lending and Leasing in consideration for entering into an equipment financing relationship pursuant to which we financed $1.2 million of equipment.

  (18) An aggregate of 5,476,192 shares of Series D Preferred Stock at $3.15 per share in August 1998 to 18 accredited investors.

  (19) An aggregate of 808,780 shares of common stock with a value of $2,548,000 in connection with the acquisition of 100 percent of the shares of Panttaja Consulting Group Inc. in December 1998.

  (20) An aggregate of 200,000 shares of common stock at $0.65 per share in December 1998 to West Shell, III.

  (21) An aggregate of 5,278,283 shares of Series E Preferred Stock at $6.82 per share in March, April and June 1999 to 27 accredited investors.

  (22) An aggregate of 5,786,808 options to purchase shares of common stock at an average exercise price of $1.74 per share to our employees and consultants. In general, 1/8 of the shares of common stock subject to these options vest after six months and the remainder vests in equal monthly installments for 42 months thereafter. The term of each option is ten years.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

  Issuances numbered one through twenty, described in Item 15(a), were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) thereof as transactions by an issuer not involving any public offering. Issuance number twenty-one was deemed exempt in reliance upon Regulation D of the Securities Act. Issuances numbered one, ten, sixteen, twenty and twenty-two, to our founders, executives, employees and consultants, are also exempt from registration pursuant to Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  1.1**  Form of Underwriting Agreement.
  3.1**  Amended and Restated Certificate of Incorporation of the Registrant.
  3.2**  Bylaws of the Registrant.
  3.3** Form of Amended and Restated Certificate of Incorporation, to be filed and effective upon completion of this offering.
  3.4** Form of Amended and Restated Bylaws, to be effective upon completion of this offering.
  4.1**  Form of Netcentives common stock certificate.
  5.1**  Opinion of Venture Law Group, A Professional Corporation.
 10.1** Form of Indemnification Agreement for directors and officers of Netcentives.
 10.2** 1996 Stock Option Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.
 10.3**  1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.4**  1999 Directors' Stock Option Plan and form of stock option agreement.
 10.5**  Lease between Panttaja Consulting Group and Britphil & Co. Ltd. dated
         November 13, 1995.
 10.6**  Lease between Netcentives and Townsend Associates, L.L.C. dated August
         14, 1997.
 10.7**  Lease between Netcentives and Townsend Associates, L.L.C. dated August
         11, 1998.
 10.8    Confidential Advantage Participation Agreement between American
         Airlines, Inc. and Netcentives Inc. dated August 19, 1997.
 10.9    Supply Agreement between Northwest Airlines, Inc. and Netcentives Inc.
         dated September 5, 1997.
 10.10   Supply Agreement between Continental Airlines, Inc. and Netcentives
         Inc. dated September 5, 1997.
 10.11   Supply Agreement between US Airways, Inc. and Netcentives Inc, dated
         September 20, 1997.
 10.12   Amended and Restated Supply Agreement between Mileage Plus, Inc. and
         Netcentives Inc. dated September 9, 1999.
 10.13   Marketing Services Agreement between British Airways PLC and
         Netcentives Inc. Agreement Number MKTG 002 dated April 4, 1997.
 10.14   Supply Agreement between Trans World Airlines, Inc. and Netcentives
         Inc. dated February 25, 1999.
 10.15   Delta Sky Miles Program Participation Agreement between Delta Air
         Lines, Inc. and Netcentives Inc. dated August 15, 1999.
 10.16** Office Lease between Netcentives and SKS Brannan Associates, LLC dated
         May 5, 1999.
 10.17** Employment Agreement between Netcentives and West Shell, III dated
         June 26, 1997 and Amendment to Employment Agreement dated October 29,
         1998.
 10.18** Change of Control Agreement between Netcentives and John F. Longinotti dated January 15, 1998.
 10.19** Amended and Restated Rights Agreement between Netcentives and certain stockholders dated March 19, 1999.

 10.20  America West FlightFund Incentive Miles Agreement between America West
        Airlines, Inc. and Netcentives Inc. dated July 1, 1999.
 10.21  Internet Services and Products Agreement between Exodus Communications,
        Inc. and Netcentives Inc. dated August 1, 1997.
 21.1** Subsidiaries of the Registrant.
 23.1   Independent Auditors' Consent.
 23.2** Consent of Counsel (included in Exhibit 5.1).
 24.1** Power of Attorney.
 27.1** Financial Data Schedule.

--------
**Previously filed.
 +Confidential Treatment Requested.

ITEM 17. Undertakings

  Netcentives hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Netcentives pursuant to the foregoing provisions, or otherwise, Netcentives has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Netcentives of expenses incurred or paid by a director, officer or controlling person of Netcentives in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Netcentives will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Netcentives hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 12, 1999.

                                          NETCENTIVES INC.

                                                  /s/ West Shell, III
                                          By: _________________________________
                                                    West Shell, III,
                                          Chairman and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title                  Date
              ---------                         -----                  ----

        /s/ West Shell, III           Chairman of the Board of   October 12, 1999
 ____________________________________  Directors and Chief
          (West Shell, III)            Executive Officer
                                       (Principal Executive
                                       Officer)

      /s/ John F. Longinotti          Executive Vice             October 12, 1999
 ____________________________________  President, Operations
         (John F. Longinotti)          and Chief Financial
                                       Officer (Principal
                                       Financial and
                                       Accounting Officer)

                  *                   Director                   October 12, 1999
 ____________________________________
           (Stewart Alsop)

                  *                   Director                   October 12, 1999
 ____________________________________
             (Tom Byers)

                  *                   Director                   October 12, 1999
 ____________________________________
          (Eric W. Tilenius)

                  *                   Director                   October 12, 1999
 ____________________________________
        (Virginia M. Turezyn)

                  *                   Director                   October 12, 1999
 ____________________________________
        (Wendell G. Van Auken)

                  *                   Director                   October 12, 1999
 ____________________________________
            (Sergio Zyman)

*By:       /s/ West Shell, III
  ---------------------------
        West Shell, III
      as attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
  1.1**      Form of Underwriting Agreement.
  3.1**      Amended and Restated Certificate of Incorporation of the
             Registrant.
  3.2**      Bylaws of the Registrant.
  3.3**      Form of Amended and Restated Certificate of Incorporation, to be
             filed and effective upon completion of this offering.
  3.4**      Form of Amended and Restated Bylaws, to be effective upon
             completion of this offering.
  4.1**      Form of Netcentives common stock certificate.
  5.1**      Opinion of Venture Law Group, A Professional Corporation.
 10.1**      Form of Indemnification Agreement for directors and officers of
             Netcentives.
 10.2**      1996 Stock Option Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.
 10.3**      1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.4**      1999 Directors' Stock Option Plan and form of stock option agreement.
 10.5**      Lease between Panttaja Consulting Group and Britphil & Co. Ltd.
             dated November 13, 1995.
 10.6**      Lease between Netcentives and Townsend Associates, L.L.C. dated
             August 14, 1997.
 10.7**      Lease between Netcentives and Townsend Associates, L.L.C. dated
             August 11, 1998.
 10.8        Confidential Advantage Participation Agreement between American
             Airlines, Inc. and Netcentives Inc. dated August 19, 1997.
 10.9        Supply Agreement between Northwest Airlines, Inc. and Netcentives
             Inc. dated September 5, 1997.
 10.10       Supply Agreement between Continental Airlines, Inc. and
             Netcentives Inc. dated September 5, 1997.
 10.11       Supply Agreement between US Airways, Inc. and Netcentives Inc, dated September 20, 1997.
 10.12       Amended and Restated Supply Agreement between Mileage Plus, Inc.
             and Netcentives Inc. dated September 9, 1999.
 10.13       Marketing Services Agreement between British Airways PLC and
             Netcentives Inc. Agreement Number MKTG 002 dated April 4, 1997.
 10.14       Supply Agreement between Trans World Airlines, Inc. and
             Netcentives Inc. dated February 25, 1999.
 10.15       Delta Sky Miles Program Participation Agreement between Delta Air
             Lines, Inc. and Netcentives Inc. dated August 15, 1999.
 10.16**     Office Lease between Netcentives and SKS Brannan Associates, LLC dated May 5, 1999.
 10.17**     Employment Agreement between Netcentives and West Shell, III dated
             June 26, 1997 and Amendment to Employment Agreement dated October
             29, 1998.
 10.18**     Change of Control Agreement between Netcentives and John F.
             Longinotti dated January 15, 1998.
 10.19**     Amended and Restated Rights Agreement between Netcentives and certain stockholders dated March 19, 1999.
 10.20       America West FlightFund Incentive Miles Agreement between America
             West Airlines and Netcentives Inc. dated July 1, 1999.
 10.21       Internet Services and Products Agreement between Exodus
             Communications, Inc. and Netcentives Inc. dated August 1, 1997.
 21.1**      Subsidiaries of the Registrant.
 23.1        Independent Auditors' Consent.
 23.2**      Consent of Counsel (included in Exhibit 5.1).
 24.1**      Power of Attorney.
 27.1**      Financial Data Schedule.

--------
**Previously filed.
 +Confidential Treatment Requested.